      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 21, 1999

                                                           REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            LUCENT TECHNOLOGIES INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                                 3661                                22-3408857
   (STATE OR OTHER JURISDICTION OF          (PRIMARY STANDARD INDUSTRIAL                 (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)          CLASSIFICATION CODE NUMBER)                IDENTIFICATION NO.)

                            ------------------------

                              600 MOUNTAIN AVENUE
                         MURRAY HILL, NEW JERSEY 07974
                                 (908) 582-8500
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                             PAMELA F. CRAVEN, ESQ.
                      VICE PRESIDENT -- LAW AND SECRETARY
                            LUCENT TECHNOLOGIES INC.
                              600 MOUNTAIN AVENUE
                         MURRAY HILL, NEW JERSEY 07974
                                 (908) 582-8500
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

             ROBERT I. TOWNSEND, III, ESQ.                               MARGARET A. BROWN, ESQ.
                CRAVATH, SWAINE & MOORE                          SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
           WORLDWIDE PLAZA, 825 EIGHTH AVENUE                         ONE BEACON STREET, 31ST FLOOR
                NEW YORK, NEW YORK 10019                               BOSTON, MASSACHUSETTS 02108
                     (212) 474-1000                                           (617) 573-4800

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC:  Upon consummation of the merger referred to herein.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
                                                                     PROPOSED              PROPOSED
        TITLE OF EACH CLASS OF               AMOUNT TO BE        MAXIMUM OFFERING     MAXIMUM AGGREGATE         AMOUNT OF
      SECURITIES TO BE REGISTERED           REGISTERED(1)         PRICE PER UNIT      OFFERING PRICE(2)    REGISTRATION FEE(3)
-------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per
  share, and related preferred stock
  purchase rights(4)...................      435,062,130               N/A             $24,735,918,814        $6,876,585.43
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------

(1) Based on the maximum number of shares to be issued in connection with the merger, calculated as the product of (a) 263,674,018, the aggregate number of shares of Ascend Communications, Inc. common stock, par value $0.001 per share, outstanding on May 17, 1999 (other than shares owned by Ascend, Dasher Merger Inc., a wholly owned subsidiary of the registrant, or the registrant) or issuable pursuant to outstanding options prior to the date the merger is expected to be consummated and (b) an exchange ratio of 1.65 shares of the registrant's common stock for each share of Ascend common stock.

(2) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act, and calculated pursuant to Rule 457(f) under the Securities Act. Pursuant to Rule 457(f)(1) under the Securities Act, the proposed maximum aggregate offering price of the registrant's common stock was calculated in accordance with Rule 457(c) under the Securities Act as: (a) $93 13/16, the average of the high and low prices per share of Ascend common stock on May 17, 1999 as reported on The Nasdaq National Market, multiplied by (b) 263,674,018, the aggregate number of shares of Ascend common stock outstanding on May 17, 1999 or issuable pursuant to outstanding options prior to the date the merger is expected to be completed.

(3) Pursuant to Rule 457(b) under the Securities Act, $3,737,310 of the registration fee was paid on February 3, 1999 in connection with the filing of preliminary proxy materials of Ascend on February 4, 1999 and $3,139,275.43 of the registration fee was paid on May 20, 1999 in connection with the filing of the registration statement by the registrant on May 21, 1999.

(4) No separate consideration will be received for the rights, which initially will trade together with the common stock.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          ASCEND COMMUNICATIONS, INC.
                                ONE ASCEND PLAZA
                            1701 HARBOR BAY PARKWAY
                             ALAMEDA, CA 94502-3002

                                                                    MAY 21, 1999
Dear Stockholder:

     You are cordially invited to attend our special meeting of stockholders on Thursday, June 24, 1999, at 9:00 a.m., local time, at The Ritz-Carlton, 600 Stockton Street, San Francisco, CA 94108.

     At the special meeting, we will ask you to vote on the merger of Ascend and Lucent Technologies Inc. In the merger, you will receive 1.65 shares of Lucent common stock for each share of Ascend common stock that you own. Lucent common stock is listed on the New York Stock Exchange under the trading symbol "LU" and on May 20, 1999, Lucent common stock closed at $59 per share. You will receive cash for any fractional shares of Lucent common stock which you would otherwise receive in the merger.

     We cannot complete the merger unless the holders of a majority of the outstanding shares of Ascend common stock vote to adopt the merger agreement. Only stockholders who hold shares of Ascend common stock at the close of business on April 27, 1999 will be entitled to vote at the special meeting.

     YOU SHOULD CONSIDER THE MATTERS DISCUSSED UNDER "RISK FACTORS RELATING TO THE MERGER" COMMENCING ON PAGE 12 OF THE ENCLOSED PROXY STATEMENT/PROSPECTUS BEFORE VOTING. PLEASE REVIEW CAREFULLY THE ENTIRE PROXY STATEMENT/PROSPECTUS.

     AFTER CAREFUL CONSIDERATION, ASCEND'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND DETERMINED THAT THE MERGER IS FAIR TO YOU AND IN YOUR BEST INTERESTS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT.

     Thank you for your cooperation.
                                          Sincerely,
                                          /s/ Mory Ejabat

                                          Mory Ejabat
                                          President and Chief Executive Officer

                            YOUR VOTE IS IMPORTANT.
               PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the merger described in the proxy statement/prospectus or the Lucent common stock to be issued in connection with the merger, or determined if the proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

             THE PROXY STATEMENT/PROSPECTUS IS DATED MAY 21, 1999,
      AND IS FIRST BEING MAILED TO STOCKHOLDERS ON OR ABOUT MAY 24, 1999.

                      REFERENCES TO ADDITIONAL INFORMATION

     This proxy statement/prospectus incorporates important business and financial information about Lucent and Ascend from documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

         Lucent Technologies Inc.                 Ascend Communications, Inc.
         c/o The Bank of New York                       One Ascend Plaza
          Church Street Station                     1701 Harbor Bay Parkway
              P.O. Box 11009                     Alameda, California 94502-3002
      New York, New York 10286-1009          Attention: Kristina Graziano-Manager,
         Telephone: 1-888-LUCENT6                      Investor Relations
                                                   Telephone: (510) 769-6001

     If you would like to request documents, please do so by June 17, 1999 in order to receive them before the Ascend special meeting.

              See "Where You Can Find More Information" (page 63).

                          ASCEND COMMUNICATIONS, INC.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON JUNE 24, 1999

To the Stockholders of Ascend Communications, Inc.:

     We will hold a special meeting of the stockholders of Ascend
Communications, Inc. on Thursday, June 24, 1999, at 9:00 a.m., local time, at The Ritz-Carlton, 600 Stockton Street, San Francisco, CA 94108, for the following purpose:

        To consider and vote upon a proposal to adopt the merger agreement among Lucent Technologies Inc., a wholly owned subsidiary of Lucent and Ascend. Under the merger agreement, each outstanding share of Ascend common stock will be converted into the right to receive 1.65 shares of Lucent common stock.

     We will transact no other business at the special meeting, except such business as may properly be brought before the special meeting or any adjournment of it by the Ascend board of directors.

     Only holders of record of shares of Ascend common stock at the close of business on April 27, 1999, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of it.

     We cannot complete the merger unless the holders of a majority of the outstanding shares of Ascend common stock vote to adopt the merger agreement. Holders of Ascend common stock have no appraisal rights under Delaware law in connection with the merger.

     FOR MORE INFORMATION ABOUT THE MERGER, PLEASE REVIEW THE ACCOMPANYING PROXY STATEMENT/ PROSPECTUS AND THE MERGER AGREEMENT ATTACHED AS ANNEX 1.

     Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy and return it promptly in the enclosed postage-paid envelope. If you do not vote by proxy or in person at the special meeting, it will count as a vote against the merger agreement.

     Please do not send any stock certificates at this time.

                                          By Order of the Board of Directors,
                                          /s/ Michael F.G. Ashby

                                          Michael F. G. Ashby
                                          Secretary

Alameda, California
May 21, 1999

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
QUESTIONS AND ANSWERS ABOUT THE MERGER......................      i
SUMMARY.....................................................      1
  General...................................................      1
  The Special Meeting.......................................      2
  The Merger................................................      2
  The Companies.............................................      4
  Selected Consolidated Historical and Unaudited Pro Forma
     Combined Condensed Financial Data......................      8
     Lucent.................................................      8
     Ascend.................................................     10
     Lucent and Ascend Unaudited Pro Forma Combined.........     11
RISK FACTORS RELATING TO THE MERGER.........................     12
  The exchange ratio for Lucent common stock to be received
     in the merger is fixed and will not be adjusted in the
     event of any change in stock price.....................     12
  The integration of Lucent and Ascend following the merger
     will present significant challenges....................     12
  The merger may cause customers to delay purchasing
     decisions..............................................     12
  The price of Lucent common stock may be affected by
     factors different from those affecting the price of
     Ascend common stock....................................     12
THE SPECIAL MEETING.........................................     13
  Date, Time and Place......................................     13
  Purpose of Special Meeting................................     13
  Record Date; Stock Entitled to Vote; Quorum...............     13
  Votes Required............................................     13
  Voting by Ascend Directors and Executive Officers.........     13
  Voting of Proxies.........................................     13
  Revocability of Proxies...................................     14
  Solicitation of Proxies...................................     14
THE COMPANIES...............................................     15
  Ascend....................................................     15
  Lucent....................................................     16
  Material Contracts between Lucent and Ascend..............     16
THE MERGER..................................................     17
  Background to the Merger..................................     17
  Reasons for the Merger and Board of Directors
     Recommendation.........................................     20
  Opinion of Credit Suisse First Boston Corporation.........     21
  Interests of Ascend Directors and Management in the
     Merger.................................................     29
  Accounting Treatment......................................     30
  Form of the Merger........................................     30
  Merger Consideration......................................     31
  Conversion of Shares; Procedures for Exchange of
     Certificates; Fractional Shares........................     31

                                                                PAGE
                                                                ----
  Effective Time of the Merger..............................     32
  Stock Exchange Listing of Lucent Common Stock.............     32
  Delisting and Deregistration of Ascend Common Stock.......     32
  Material United States Federal Income Tax Consequences of
     the Merger.............................................     32
  Regulatory Matters........................................     33
  Litigation................................................     34
  Appraisal Rights..........................................     35
  Continuation of Ascend Employee Benefits..................     35
  Effect on Awards Outstanding Under Ascend Stock Plans;
     Warrants...............................................     35
  Resale of Lucent Common Stock.............................     36
THE MERGER AGREEMENT AND STOCK OPTION AGREEMENT.............     37
  The Merger Agreement......................................     37
  The Stock Option Agreement................................     44
COMPARATIVE STOCK PRICES AND DIVIDENDS......................     47
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
  STATEMENTS................................................     48
PRO FORMA CAPITALIZATION OF LUCENT AND ASCEND...............     55
DESCRIPTION OF LUCENT CAPITAL STOCK.........................     56
COMPARISON OF RIGHTS OF COMMON STOCKHOLDERS OF LUCENT AND
  ASCEND....................................................     56
  Capitalization............................................     56
  Voting Rights.............................................     57
  Number, Election, Vacancy and Removal of Directors........     57
  Amendments to Certificates of Incorporation...............     58
  Amendments to By-Laws.....................................     58
  Stockholder Action........................................     59
  Notice of Certain Stockholder Actions.....................     59
  Special Stockholder Meetings..............................     59
  Limitation of Personal Liability of Directors.............     60
  Dividends.................................................     60
  Conversion................................................     60
  Rights Plan...............................................     60
LEGAL MATTERS...............................................     62
EXPERTS.....................................................     62
STOCKHOLDER PROPOSALS.......................................     62
OTHER MATTERS...............................................     63
WHERE YOU CAN FIND MORE INFORMATION.........................     63
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS...........     66
Annexes
           Annex 1 Agreement and Plan of Merger
           Annex 2 Stock Option Agreement
           Annex 3 Opinion of Credit Suisse First Boston
          Corporation

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  WHY ARE LUCENT AND ASCEND PROPOSING TO MERGE?

A: This is a unique opportunity for Ascend to join one of the world's leading designers, developers and manufacturers of communications systems, software and products, and for Ascend stockholders to become stockholders of that company. We anticipate that the merger will make the combined company a more efficient competitor through broader product offerings, operating efficiencies and other economies of scale.

Q:  WHAT DO I NEED TO DO NOW?

A: After carefully reading and considering the information contained in this proxy statement/prospectus, please complete and sign your proxy and return it in the enclosed return envelope as soon as possible, so that your shares may be represented at the special meeting. If you sign and send in your proxy and do not indicate how you want to vote, we will count your proxy as a vote in favor of adoption of the merger agreement. If you abstain from voting or do not vote, it will have the effect of a vote against adoption of the merger agreement.

    The special meeting will take place on June 24, 1999. You may attend the special meeting and vote your shares in person, rather than signing and mailing your proxy.

Q:  CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY?

A: Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy. If you choose either of these two methods, you must submit your notice of revocation or your new proxy to the Secretary of Ascend at the address set forth below. Third, you can attend the special meeting and vote in person.

Q: IF MY ASCEND SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your Ascend shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, your shares will not be voted, which will have the effect of a vote against adoption of the merger agreement.

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, you will receive written instructions for exchanging your stock certificates. Please do not send in your stock certificates with your proxy.

Q:  WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working to complete the merger as quickly as possible. We expect to complete the merger during the second calendar quarter of 1999.

Q:  WHO CAN HELP ANSWER MY QUESTIONS?

A: If you have any questions about the merger or if you need additional copies of this proxy statement/prospectus or the enclosed proxy, you should contact:

           Kristina Graziano
           Manager, Investor Relations
           Ascend Communications, Inc.
           One Ascend Plaza
           1701 Harbor Bay Parkway
           Alameda, CA 94502-3002
           Telephone: (510) 769-6001

                                    SUMMARY

     This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire proxy statement/prospectus and the other documents to which we have referred you. See "Where You Can Find More Information" on page 63. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

                                    GENERAL

WHAT ASCEND STOCKHOLDERS WILL RECEIVE IN THE MERGER (page 31)

     In the merger, holders of Ascend common stock will receive 1.65 shares of Lucent common stock for each share of Ascend common stock that they own. Stockholders will receive cash for any fractional shares which they would otherwise receive in the merger.

     The exchange ratio has been adjusted to 1.65 from the 0.825 exchange ratio reflected in the merger agreement to account for Lucent's two-for-one stock split effective on April 1, 1999.

OWNERSHIP OF LUCENT FOLLOWING THE MERGER

     Based on the number of outstanding shares of Ascend common stock on the record date, we anticipate that Ascend stockholders will receive approximately 368,101,000 shares of Lucent common stock in the merger. Based on that number and on the number of outstanding shares of Lucent common stock on the record date, following the merger former Ascend stockholders will own approximately 12% of the outstanding shares of Lucent common stock.

APPRAISAL RIGHTS (page 35)

     Ascend stockholders have no appraisal rights in connection with the merger.

MATERIAL UNITED STATES FEDERAL INCOME TAX
CONSEQUENCES OF THE MERGER (page 32)

     The merger is intended to qualify as a reorganization within the meaning of the Internal Revenue Code of 1986. It is a condition to the completion of the merger that Ascend receive an opinion from Skadden, Arps, Slate, Meagher & Flom LLP and Lucent receive an opinion from Cravath, Swaine & Moore, in each case stating that the merger will qualify for United States federal income tax purposes as a reorganization within the meaning of the Internal Revenue Code. Assuming the merger qualifies as a reorganization within the meaning of the Internal Revenue Code, holders of Ascend common stock will not recognize gain or loss for United States federal income tax purposes as a result of the exchange of their Ascend common stock for Lucent common stock in the merger, except for cash received instead of fractional shares of Lucent common stock.

     TAX MATTERS ARE VERY COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER TO YOU.

BOARD OF DIRECTORS RECOMMENDATION TO
STOCKHOLDERS (page 21)

     The Ascend board of directors believes that the terms of the merger and the merger agreement are fair to and in the best interests of Ascend and its stockholders and unanimously recommends that the stockholders vote "for" the adoption of the merger agreement.

     To review the background and reasons for the merger in greater detail, as well as certain risks related to the merger, see pages 12 and 17-21.

FAIRNESS OPINION OF FINANCIAL ADVISOR (page 21)

     In deciding to approve the merger, the Ascend board of directors considered the opinion, as of the date of the merger agreement, of its financial advisor, Credit Suisse First Boston Corporation, as to the fairness of the exchange ratio in the merger to Ascend stockholders from a financial point of view. This opinion is attached as Annex 3 to this proxy statement/prospectus. WE ENCOURAGE STOCKHOLDERS TO READ THIS OPINION CAREFULLY.

INTERESTS OF ASCEND DIRECTORS AND
MANAGEMENT IN THE MERGER (page 29)

     Ascend stockholders should note that a number of directors and officers of Ascend have interests in the merger as directors or officers that are different from, or in addition to, those of a stockholder. If we complete the merger, until January 31, 2000, all non-employee directors of Ascend will continue as members of the board of directors of Ascend and certain current executive officers of Ascend will continue as employees of Ascend. Certain indemnification arrangements for current directors and officers of Ascend will also be continued. Stock options held by corporate vice presidents of Ascend who are parties to change in control agreements with Ascend will have vesting accelerated by one year upon completion of the merger. In addition, all stock options issued under Ascend's 1994 Outside Directors Stock Option Plan will become fully vested and exercisable prior to the merger.

                         THE SPECIAL MEETING (page 13)

     The special meeting of Ascend stockholders will be held at The Ritz-Carlton, 600 Stockton Street, San Francisco, CA 94108, at 9:00 a.m., local time, on June 24, 1999. At the special meeting, stockholders will be asked to adopt the merger agreement.

RECORD DATE; VOTING POWER

     Ascend stockholders are entitled to vote at the special meeting if they owned shares as of the close of business on April 27, 1999, the record date.

     On the record date, there were 223,091,687 shares of Ascend common stock entitled to vote at the special meeting. Stockholders will have one vote at the special meeting for each share of Ascend common stock that they owned on the record date.

VOTE REQUIRED

     The affirmative vote of a majority of the shares of Ascend common stock outstanding on the record date is required to adopt the merger agreement.

VOTING BY ASCEND DIRECTORS AND EXECUTIVE OFFICERS

     On the record date, directors and executive officers of Ascend and their affiliates owned and were entitled to vote 1,136,948 shares of Ascend common stock, or approximately 0.5% of the shares of Ascend common stock outstanding on the record date. The directors and executive officers of Ascend have indicated that they intend to vote the Ascend common stock owned by them "for" adoption of the merger agreement.

                              THE MERGER (page 37)

     The merger agreement is attached as Annex 1 to this proxy statement/prospectus. We encourage you to read the merger agreement. It is the principal document governing the merger.

CONDITIONS TO THE MERGER (page 37)

     Lucent and Ascend will complete the merger only if they satisfy or, in some cases, waive several conditions, including the following:

     - holders of a majority of the outstanding shares of Ascend common stock must adopt the merger agreement

     - the waiting period required under the Hart-Scott-Rodino Act must expire or be terminated

     - no legal restraints or prohibitions may exist which prevent the completion of the merger or are reasonably likely to have a material adverse effect on
Lucent or Ascend

     - Lucent and Ascend must receive letters from PricewaterhouseCoopers LLP and Ernst & Young LLP regarding those firms' concurrence with Lucent management's and Ascend management's conclusions, respectively, that pooling of interests accounting is appropriate for the merger under Accounting Principles Board Opinion No. 16 if completed in accordance with the merger agreement

     - Lucent common stock issuable to Ascend stockholders must have been approved for listing on the New York Stock Exchange

     - Skadden, Arps, Slate, Meagher & Flom LLP must deliver an opinion to Ascend and Cravath, Swaine & Moore must deliver an opinion to Lucent, in each case stating that the merger will qualify for United States federal income tax purposes as a reorganization within the meaning of the Internal Revenue Code

     - Lucent and Ascend must satisfy the representations, warranties and covenants contained in the merger agreement in all material respects.

TERMINATION OF THE MERGER AGREEMENT (page 40)

     1. Lucent and Ascend can jointly agree to terminate the merger agreement at any time without completing the merger.

     2. Lucent or Ascend can terminate the merger agreement if:

     - Lucent and Ascend do not complete the merger by September 30, 1999

     - the holders of a majority of the outstanding shares of Ascend common stock do not adopt the merger agreement

     - a governmental authority or other legal action permanently prohibits the completion of the merger or is reasonably likely to have a material adverse effect on either Lucent or Ascend

     - the other party breached in any material respect any of its representations, warranties or obligations under the merger agreement and has not cured the breach within 30 days.

     3. Before the special meeting, Ascend can terminate the merger agreement if the Ascend board of directors receives an unsolicited proposal by a third party to acquire Ascend on terms determined by the Ascend board of directors to be more favorable to Ascend stockholders than the terms of the merger with Lucent.

     4. Lucent can also terminate the merger agreement if Ascend or any of its directors or officers participates in discussions with third parties regarding certain takeover proposals or other business transactions in material breach of the merger agreement.

TERMINATION FEES (page 40)

     Ascend must pay Lucent a termination fee of $525 million if:

     - Ascend stockholders receive a takeover proposal or a takeover proposal otherwise becomes publicly known and Lucent or Ascend then terminates the merger agreement for the first or second reason described in paragraph 2 above under "-- Termination of the Merger Agreement"

     - Ascend terminates the merger agreement for the reason described in paragraph 3 above under "-- Termination of the Merger Agreement"

     - Lucent terminates the merger agreement for the reason described in paragraph 4 above under "-- Termination of the Merger Agreement."

     Ascend is not required to pay Lucent the termination fee for the first and third reasons described above unless Ascend enters into an agreement for or completes any takeover proposal within seven months of the termination of the merger agreement.

STOCK OPTION AGREEMENT (page 44)

     Ascend has granted an option to Lucent to purchase shares of Ascend common stock equal to approximately 19.9% of the number of outstanding shares of Ascend common stock if certain events occur that entitle Lucent to receive the termination fee under the merger agreement. The option agreement limits to $625 million the total amount Lucent may receive from (1) the stock option and (2) any termination fee payable by Ascend if the merger agreement is terminated.

REGULATORY MATTERS (page 33)

     United States antitrust laws prohibit Lucent and Ascend from completing the merger until after they have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and a required waiting period has ended. Lucent and Ascend each filed the required notification and report forms with the Antitrust Division and the Federal Trade Commission on February 4, 1999. On March 5, 1999, the Antitrust Division issued requests for additional information and other documents to Lucent and Ascend relating to the merger. Lucent and Ascend provided additional information and documents to the Antitrust Division, and on April 12, 1999 the Antitrust Division granted early termination of the waiting period.

     Lucent and Ascend must also receive approval under the applicable European Union merger regulations from the European Commission for the completion of the merger. Lucent and Ascend made the required notifications to the European Commission on March 1, 1999 and received notice that the merger was approved on April 6, 1999. Additional filings may be required in countries outside the European Union.

ACCOUNTING TREATMENT (page 30)

     Lucent and Ascend expect the merger to qualify as a pooling of interests, which means that Lucent and Ascend will be treated as if they had always been combined for accounting and financial reporting purposes.

EXPENSES (page 43)

     Each of Lucent and Ascend will bear all expenses it incurs in connection with the merger, except that Lucent and Ascend will share equally the costs of filing with the Securities and Exchange Commission the registration statement of which this proxy statement/prospectus is a part, printing and mailing this proxy statement/prospectus and the filing fees incurred in connection with obtaining regulatory approval for the merger in the United States.

                            THE COMPANIES (page 15)

ASCEND COMMUNICATIONS, INC.
One Ascend Plaza
1701 Harbor Bay Parkway
Alameda, CA 94502-3002
(510) 769-6001

     Ascend develops, manufactures and sells wide area networking solutions for telecommunications carriers, Internet service providers and corporate customers worldwide that enable them to build:

     - Internet access systems

     - switches for application by telecommunications carriers and Internet service providers

     - extensions and enhancements to certain corporate networks that facilitate access to these networks by remote offices, telecommuters and mobile computer users

     - video conferencing and multimedia access facilities.

Ascend's products support existing digital and analog networks.

LUCENT TECHNOLOGIES INC.
600 Mountain Avenue
Murray Hill, NJ 07974
(908) 582-8500

     Lucent designs, builds and delivers a wide range of public and private networks, communications systems and software, data networking systems, business telephone systems and microelectronic components. Lucent is a global leader in the sale of public communications systems, and is a supplier of systems or software to most of the world's largest network operators. Lucent is also a global leader in the sale of business communications systems and in the sale of microelectronic components for communications applications to manufacturers of communications systems and computers. Lucent conducts its research and development activities through Bell Laboratories, one of the world's foremost industrial research and development organizations.

MARKET PRICE AND DIVIDEND INFORMATION (page 47)

     Shares of Lucent common stock are listed on the New York Stock Exchange. Shares of Ascend common stock are listed on The Nasdaq National Market. The following table presents:

     - the last reported sale price of one share of Lucent common stock, as reported on the New York Stock Exchange Composite Transaction Tape

     - the last reported sale price of one share of Ascend common stock, as reported on The Nasdaq National Market

     - the market value of one share of Ascend common stock on an equivalent per share basis in each case as if the merger had been completed on January 12, 1999, the last full trading day prior to the public announcement of the proposed merger, and on May 20, 1999, the last day for which such information could be calculated prior to the date of this proxy statement/prospectus. The equivalent price per share data for Ascend common stock has been determined by multiplying the last reported sale price of one share of Lucent common stock on each of these dates by the exchange ratio of 1.65. We adjusted the prices for Lucent common stock prior to April 2, 1999 to account for Lucent's two-for-one stock split effective on April 1, 1999.

                                             EQUIVALENT
                                             PRICE PER
                                              SHARE OF
                       LUCENT     ASCEND       ASCEND
                       COMMON     COMMON       COMMON
        DATE           STOCK      STOCK        STOCK
        ----           ------     ------     ----------
January 12, 1999.....   $53 15/16  $74 15/16    $89
May 20, 1999.........   $59        $94 1/4      $97 11/32

     Lucent has historically paid a regular quarterly dividend, currently $0.02 per share, to its stockholders. The payment of dividends by Lucent in the future will depend on business conditions, its financial position, earnings and other factors. Ascend has never paid dividends to its stockholders.

COMPARATIVE PER SHARE INFORMATION

     We have summarized below the per common share information for Lucent on a restated consolidated basis, for Lucent and Ascend on a pro forma combined basis and for Ascend on an historical and pro forma equivalent basis. Lucent's restated consolidated results include the results of Kenan Systems Corporation which merged with Lucent on February 26, 1999. The Kenan merger was accounted for as a pooling of interests. All per share data has been restated to account for Lucent's two-for-one stock splits effective on April 1, 1999 and on April 1, 1998. Lucent's fiscal year ends on September 30 and Ascend's fiscal year ends on December 31.

     The unaudited "pro forma combined" and the unaudited "pro forma equivalent -- Ascend" information assumes that the merger of Ascend and Lucent was accounted for as a pooling of interests and had occurred at the beginning of the earliest period presented. The unaudited "pro forma combined" information combines the financial information of Lucent for the six months ended March 31, 1999 and 1998, for each of the two years in the period ended September 30, 1998 and for the nine-month period ended September 30, 1996, with the financial information of Ascend for the six months ended March 31, 1999 and June 30, 1998, for each of the two years in the period ended December 31, 1998 and for the nine-month period ended December 31, 1996, respectively. Beginning September 30, 1996, Lucent changed its fiscal year end from December 31 to September 30 and reported results for the nine-month transition period ended September 30, 1996. Results for the six-month period ended March 31, 1999 may not be indicative of the results for the full year.

     The unaudited "pro forma equivalent -- Ascend" information was calculated by multiplying the corresponding pro forma combined data by the exchange ratio of 1.65. This information shows how each share of Ascend common stock would have participated in net earnings, cash dividends and book value of Lucent if the merger had been completed at the beginning of the earliest period presented. However, these amounts do not necessarily reflect future per share levels of net earnings, cash dividends or book value of Lucent. The following unaudited comparative and unaudited pro forma per share data is derived from the restated consolidated financial statements of Lucent, the consolidated historical financial statements of Ascend and the unaudited pro forma financial statements of Lucent and Ascend.

     STOCKHOLDERS SHOULD READ THE INFORMATION IN THIS SECTION ALONG WITH LUCENT'S RESTATED HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS AND ASCEND'S HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS AND ACCOMPANYING NOTES INCLUDED IN THE DOCUMENTS DESCRIBED UNDER "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 63. STOCKHOLDERS SHOULD ALSO READ THE UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS AND ACCOMPANYING DISCUSSION AND NOTES INCLUDED IN THIS PROXY STATEMENT/PROSPECTUS STARTING ON PAGE 48.

                                    AT OR FOR THE               AT OR FOR THE          AT OR FOR THE
                                   SIX MONTHS ENDED          TWELVE MONTHS ENDED     NINE MONTHS ENDED
                                      MARCH 31,                 SEPTEMBER 30,          SEPTEMBER 30,
                             ----------------------------    --------------------    -----------------
                                 1999            1998          1998        1997            1996
                             ------------    ------------    --------    --------    -----------------
LUCENT -- RESTATED
  HISTORICAL
  Basic earnings per
     share.................     $1.19          $0.33          $0.40       $0.22           $0.10
  Diluted earnings per
     share.................      1.16           0.32           0.39        0.22            0.10
  Cash dividends declared
     per share.............      0.04           0.0375         0.0775      0.0563          0.0375
  Book value per share.....      3.39           1.92           2.11        1.31            1.05

                             AT OR FOR THE    AT OR FOR THE
                              SIX MONTHS       SIX MONTHS         AT OR FOR THE          AT OR FOR THE
                                 ENDED            ENDED        TWELVE MONTHS ENDED     NINE MONTHS ENDED
                               MARCH 31,        JUNE 30,           DECEMBER 31,          DECEMBER 31,
                             -------------    -------------    --------------------    -----------------
                                 1999             1998           1998        1997            1996
                             -------------    -------------    --------    --------    -----------------
ASCEND -- HISTORICAL
  Basic earnings (loss) per
     share.................    $(0.40)          $0.58          $(0.10)     $(0.66)          $0.86
  Diluted earnings (loss)
     per share.............     (0.40)           0.55           (0.10)      (0.66)           0.78
  Cash dividends declared
     per share.............    N/A             N/A             N/A         N/A             N/A
  Book value per share.....     10.32            6.00            9.50        5.07            4.20

                                    AT OR FOR THE               AT OR FOR THE          AT OR FOR THE
                                   SIX MONTHS ENDED          TWELVE MONTHS ENDED     NINE MONTHS ENDED
                                      MARCH 31,                 SEPTEMBER 30,          SEPTEMBER 30,
                             ----------------------------    --------------------    -----------------
                                 1999            1998          1998        1997            1996
                             ------------    ------------    --------    --------    -----------------
PRO FORMA COMBINED
  Basic earnings per
     share.................     $1.02          $0.33          $0.35       $0.16           $0.14
  Diluted earnings per
     share.................      0.99           0.32           0.34        0.15            0.14
  Cash dividends declared
     per share.............      0.04           0.0375         0.0775      0.0563          0.0375
  Book value per share.....      3.73           2.11           2.55        1.51            1.20

                                    AT OR FOR THE               AT OR FOR THE          AT OR FOR THE
                                   SIX MONTHS ENDED          TWELVE MONTHS ENDED     NINE MONTHS ENDED
                                      MARCH 31,                 SEPTEMBER 30,          SEPTEMBER 30,
                             ----------------------------    --------------------    -----------------
                                 1999            1998          1998        1997            1996
                             ------------    ------------    --------    --------    -----------------
PRO FORMA
  EQUIVALENT - ASCEND
  Basic earnings per
     share.................     $1.68          $0.54          $0.58       $0.26           $0.23
  Diluted earnings per
     share.................      1.63           0.53           0.56        0.25            0.23
  Cash dividends declared
     per share.............      0.066          0.0619         0.1279      0.0928          0.0619
  Book value per share.....      6.15           3.48           4.21        2.49            1.98

---------------

N/A -- Not applicable

       SELECTED CONSOLIDATED HISTORICAL AND UNAUDITED PRO FORMA COMBINED
                            CONDENSED FINANCIAL DATA

LUCENT

     Lucent was spun off from AT&T Corp. in 1996. On February 1, 1996, AT&T began transferring to Lucent the assets and liabilities relating to Lucent's operations. Lucent's historical financial data for periods prior to that date reflect the results of operations and the financial position of the business that was transferred to Lucent from AT&T in the separation as if Lucent had been a stand-alone entity and have been prepared using the historical basis in the assets and liabilities and historical results of operations related to the Lucent business. Lucent's historical financial data for periods prior to that date also include an allocation of certain AT&T corporate headquarters assets, liabilities and expenses related to the Lucent business. The calculation of earnings (loss) per common share on a historical basis includes the retroactive recognition to January 1, 1995 of the 524,624,894 shares on a pre-split basis, or 2,098,499,576 shares on a post-split basis, owned by AT&T on April 10, 1996.

     Beginning September 30, 1996, Lucent changed its fiscal year end from December 31 to September 30 and reported results for the nine-month transition period ended September 30, 1996. All per share data has been restated to account for Lucent's two-for-one stock splits effective on April 1, 1999 and on April 1, 1998.

     Effective October 1, 1998, Lucent changed its method of accounting for pension and post-retirement benefits to allow it to better represent the related expenses in its financial statements. As a result, Lucent recorded a one-time, after-tax gain from the cumulative effect of the accounting change of $1,308 million net of tax of $842 million, or $0.48 per share, for the first fiscal quarter of 1999. Included in net income as a result of the accounting change is $130 million, or $0.05 per share for the six months ended March 31, 1999.

     Lucent's restated consolidated results include the results of Kenan Systems Corporation which merged with Lucent on February 26, 1999. The Kenan merger was accounted for as a pooling of interests. These restated consolidated results have become the historical consolidated results of Lucent.

     The following selected consolidated financial data of Lucent at September 30, 1998 and 1997, for each of the two years in the period ended September 30, 1998 and for the nine-month period ended September 30, 1996 is derived from audited restated consolidated financial statements incorporated by reference in this proxy statement/prospectus. The selected consolidated financial data of Lucent at September 30, 1996, December 31, 1995 and 1994, and for each of the two years in the period ended December 31, 1995 is derived from unaudited restated consolidated financial statements not incorporated by reference in this proxy statement/prospectus and, in the opinion of Lucent's management, includes all necessary adjustments for a fair presentation of such data in conformity with generally accepted accounting principles.

     The selected consolidated financial data of Lucent at and for the six months ended March 31, 1999 and 1998 and for the twelve months ended September 30, 1996 is derived from unaudited condensed consolidated financial statements incorporated by reference in this proxy statement/prospectus and, in the opinion of Lucent's management, includes all necessary adjustments for a fair presentation of such data in conformity with generally accepted accounting principles. Results for the six-month period ended March 31, 1999 may not be indicative of the results for the full year.

     THE INFORMATION IN THIS SECTION SHOULD BE READ ALONG WITH LUCENT'S RESTATED CONSOLIDATED FINANCIAL STATEMENTS AND ACCOMPANYING NOTES INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/ PROSPECTUS. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 63.

                         AT OR FOR THE         AT OR FOR THE       AT OR FOR THE    AT OR FOR THE      AT OR FOR THE
                           SIX MONTHS          TWELVE MONTHS       TWELVE MONTHS     NINE MONTHS       TWELVE MONTHS
                             ENDED                 ENDED               ENDED            ENDED              ENDED
                           MARCH 31,           SEPTEMBER 30,       SEPTEMBER 30,    SEPTEMBER 30,       DECEMBER 31,
                       ------------------    ------------------    -------------    -------------    ------------------
                        1999       1998       1998       1997          1996             1996          1995       1994
                       -------    -------    -------    -------    -------------    -------------    -------    -------
                                               (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT
  DATA:
  Revenues...........  $17,484    $14,959    $30,328    $26,444       $23,324          $15,897       $21,431    $19,777
  Operating income
    (loss)...........    2,962      1,585      2,550      1,666          (939)             495          (998)       970
  Net income
    (loss)...........    3,178        854      1,055        574          (788)             229          (866)       481
  Earnings (loss) per
    common share -
    basic............     1.19       0.33       0.40       0.22         (0.34)            0.10         (0.41)       N/A
  Earnings (loss) per
    common share -
    diluted..........     1.16       0.32       0.39       0.22         (0.34)            0.10         (0.41)       N/A
  Dividends declared
    per common
    share............     0.04     0.0375     0.0775     0.0563        0.0375           0.0375            --        N/A
BALANCE SHEET DATA:
  Total assets.......  $32,840    $24,733    $26,831    $23,868       $22,650          $22,650       $19,735    $17,348
  Total debt.........    6,901      3,852      4,640      4,203         3,997            3,997         4,014      3,164
  Shareowners'
    equity...........    9,051      5,088      5,615      3,410         2,695            2,695         1,438      2,480

---------------

N/A -- Not applicable

       SELECTED CONSOLIDATED HISTORICAL AND UNAUDITED PRO FORMA COMBINED
                            CONDENSED FINANCIAL DATA
ASCEND

     The following selected historical financial data of Ascend at December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998 is derived from audited consolidated financial statements incorporated by reference in this proxy statement/prospectus.

     The selected historical financial data of Ascend at December 31, 1996, 1995 and 1994, and for each of the two years in the period ended December 31, 1995 is derived from audited consolidated financial statements not incorporated by reference in this proxy statement/prospectus.

     The selected historical financial data of Ascend at and for the six months ended June 30, 1998 and for the nine-month period ended December 31, 1996 is derived from unaudited condensed consolidated financial statements not incorporated by reference in this proxy statement/prospectus and, in the opinion of Ascend's management, includes all necessary adjustments for a fair presentation of such data in conformity with generally accepted accounting principles.

     The selected consolidated financial data of Ascend at and for the six months ended March 31, 1999 is derived from unaudited condensed consolidated financial statements incorporated by reference in this proxy statement/prospectus and, in the opinion of Ascend's management, includes all necessary adjustments for a fair presentation of such data in conformity with generally accepted accounting principles. Results for the six-month period ended March 31, 1999 may not be indicative of the results for the full year.

     All financial information set forth below up to December 31, 1997 has been restated to reflect the pooling of interests with Cascade Communications Corp. and Netstar, Inc. Information for the six-month period ended March 31, 1999 was calculated by adding the three-month period ended December 31, 1998 to the three-month period ended March 31, 1999. Information for the nine-month period ended December 31, 1996 was calculated by subtracting the March 31, 1996 three-month period from the financial statements for the year ended December 31, 1996. In May, October and December, 1995, the Ascend board of directors approved two-for-one stock splits, payable in the form of a stock dividend to all stockholders of record. All per share data has been restated to reflect these stock splits.

     THE INFORMATION IN THIS SECTION SHOULD BE READ ALONG WITH ASCEND'S HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS AND ACCOMPANYING NOTES INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 63.

                                                        HISTORICAL                                                 HISTORICAL
                             ----------------------------------------------------------------                   -----------------
                             AT OR FOR THE   AT OR FOR THE            AT OR FOR THE             AT OR FOR THE     AT OR FOR THE
                              SIX MONTHS      SIX MONTHS              TWELVE MONTHS              NINE MONTHS      TWELVE MONTHS
                                 ENDED           ENDED                    ENDED                     ENDED             ENDED
                               MARCH 31,       JUNE 30,                DECEMBER 31,             DECEMBER 31,      DECEMBER 31,
                             -------------   -------------   --------------------------------   -------------   -----------------
                                 1999            1998         1998        1997         1996         1996         1995      1994
                             -------------   -------------   ------   -------------   -------   -------------   -------   -------
                                                       (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
  Revenues.................     $  985          $  632       $1,479      $1,167        $890         $742         $287      $ 90
  Operating income
    (loss).................        (30)            163           89         (68)        285          240           77        15
  Net income (loss)........        (89)            111          (20)       (124)        184          154           53        16
  Earnings (loss) per
    common share - basic...      (0.40)           0.58        (0.10)      (0.66)       1.03         0.86         0.33      0.11
  Earnings (loss) per
    common share -
    diluted................      (0.40)           0.55        (0.10)      (0.66)       0.94         0.78         0.30      0.11
  Dividends declared per
    common share...........        N/A             N/A          N/A         N/A         N/A          N/A          N/A       N/A
BALANCE SHEET DATA:
  Total assets.............     $2,765          $1,390       $2,531      $1,138        $922         $922         $482      $127
  Total debt...............         --              --           --          --          --           --           --        --
  Shareowners' equity......      2,298           1,188        2,094         969         767          767          411       103

---------------
N/A -- Not applicable

            SELECTED CONSOLIDATED HISTORICAL AND UNAUDITED PRO FORMA
                       COMBINED CONDENSED FINANCIAL DATA

LUCENT AND ASCEND UNAUDITED PRO FORMA COMBINED

     The following selected unaudited pro forma combined condensed financial data of Lucent and Ascend has been prepared giving effect to the merger under the pooling of interests method of accounting. The selected unaudited pro forma combined condensed information combines the restated consolidated financial information of Lucent at or for the six months ended March 31, 1999 and 1998, for each of the two years in the period ended September 30, 1998, and the nine-month period ended September 30, 1996 with the financial information of Ascend at or for the six months ended March 31, 1999 and June 30, 1998, for each of the two years in the period ended December 31, 1998 and the nine-month period ended December 31, 1996, respectively. The selected unaudited pro forma combined condensed financial data is derived from the unaudited pro forma combined condensed financial statements contained elsewhere in this proxy statement/ prospectus.

     Lucent's restated consolidated results include the results of Kenan Systems Corporation which merged with Lucent on February 26, 1999. The Kenan merger was accounted for as a pooling of interests. These restated consolidated results have become the historical consolidated results of Lucent.

     The unaudited pro forma combined condensed financial information does not purport to represent what the combined company's financial position or results of operations would have been had the merger occurred at the beginning of the earliest period presented or to project the combined company's financial position or results of operations for any future date or period. In addition, it does not incorporate any benefits from cost savings or synergies of operations of the combined company.

     THE FINANCIAL INFORMATION IN THIS SECTION SHOULD BE READ ALONG WITH LUCENT'S AND ASCEND'S CONSOLIDATED HISTORICAL AND UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS AND ACCOMPANYING NOTES, EITHER INCORPORATED BY REFERENCE OR INCLUDED IN THIS PROXY STATEMENT/ PROSPECTUS. SEE "UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS" ON PAGE 48 AND "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 63.

                                                                                      AT OR FOR THE
                                        AT OR FOR THE SIX     AT OR FOR THE TWELVE     NINE MONTHS
                                           MONTHS ENDED           MONTHS ENDED            ENDED
                                            MARCH 31,            SEPTEMBER 30,        SEPTEMBER 30,
                                        ------------------    --------------------    -------------
                                         1999       1998        1998        1997          1996
                                        -------    -------    --------    --------    -------------
                                              (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
  Revenues............................  $18,469    $15,591    $31,807     $27,611        $16,639
  Operating income....................    2,932      1,748      2,639       1,598            735
  Net income..........................    3,089        965      1,035         450            383
  Earnings per common share - basic...     1.02       0.33       0.35        0.16           0.14
  Earnings per common
     share - diluted..................     0.99       0.32       0.34        0.15           0.14
  Dividends declared per
     common share.....................     0.04     0.0375     0.0775      0.0563         0.0375
BALANCE SHEET DATA:
  Total assets........................  $35,605
  Total debt..........................    6,901
  Shareowners' equity.................   11,349

                      RISK FACTORS RELATING TO THE MERGER

     In addition to the other information included and incorporated by reference in this proxy statement/prospectus, Ascend stockholders should consider carefully the matters described below in determining whether to adopt the merger agreement.

     - THE EXCHANGE RATIO FOR LUCENT COMMON STOCK TO BE RECEIVED IN THE MERGER IS FIXED AND WILL NOT BE ADJUSTED IN THE EVENT OF ANY CHANGE IN STOCK PRICE. Under the merger agreement, each share of Ascend common stock will be converted into the right to receive 1.65 shares of Lucent common stock. This exchange ratio is a fixed number and will not be adjusted in the event of any increase or decrease in the price of Lucent common stock or Ascend common stock. The prices of Lucent common stock and Ascend common stock at the closing of the merger may vary from their respective prices on the date of this proxy statement/prospectus and on the date of the special meeting. These prices may vary because of changes in the business, operations or prospects of Lucent or Ascend, market assessments of the likelihood that the merger will be completed, the timing of the completion of the merger, the prospects of post-merger operations, regulatory considerations, general market and economic conditions and other factors. Because the date that the merger is completed may be later than the date of the special meeting, the prices of Lucent common stock and Ascend common stock on the date of the special meeting may not be indicative of their respective prices on the date the merger is completed. We urge Ascend stockholders to obtain current market quotations for Lucent common stock and Ascend common stock.

     - THE INTEGRATION OF LUCENT AND ASCEND FOLLOWING THE MERGER WILL PRESENT SIGNIFICANT CHALLENGES. Lucent and Ascend will face significant challenges in integrating their organizations, operations and product lines in a timely and efficient manner and in retaining key Lucent and Ascend personnel. The integration of Lucent and Ascend will be complex and time-consuming. For example, Lucent and Ascend must rapidly integrate their respective sales forces, despite different business cultures and geographically dispersed operations, or the combined company may not be able to maintain its competitive position. In addition, Lucent and Ascend must successfully combine their respective product development teams, despite similar issues, or the combined company may not fully achieve the anticipated potential benefits of the merger. The failure to successfully integrate Lucent and Ascend and to successfully manage the challenges presented by the integration process may result in Lucent and Ascend not achieving the anticipated potential benefits of the merger.

     - THE MERGER MAY CAUSE CUSTOMERS TO DELAY PURCHASING DECISIONS. There can be no assurance that the customers of each of Ascend and Lucent will continue their current buying patterns without regard to the proposed merger. Uncertainties regarding new product development by the combined company, for example, may cause customers to delay purchasing decisions.

     - THE PRICE OF LUCENT COMMON STOCK MAY BE AFFECTED BY FACTORS DIFFERENT FROM THOSE AFFECTING THE PRICE OF ASCEND COMMON STOCK. Upon completion of the merger, holders of Ascend common stock will become holders of Lucent common stock. Lucent's business differs from that of Ascend, and Lucent's results of operations, as well as the price of Lucent common stock, may be affected by factors different from those affecting Ascend's results of operations and the price of Ascend common stock. For a discussion of Lucent's and Ascend's businesses and certain factors to consider in connection with such businesses, see Lucent's Annual Report on Form 10-K for the fiscal year ended September 30, 1998, as amended, and Ascend's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, as amended, which are incorporated by reference in this proxy statement/prospectus.

                              THE SPECIAL MEETING

     We are furnishing this proxy statement/prospectus to stockholders of Ascend as part of the solicitation of proxies by the Ascend board of directors for use at the special meeting.

DATE, TIME AND PLACE

     We will hold the special meeting at The Ritz-Carlton, 600 Stockton Street, San Francisco, CA 94108, at 9:00 a.m., local time, on Thursday, June 24, 1999.

PURPOSE OF SPECIAL MEETING

     At the special meeting, we are asking holders of Ascend common stock to adopt the merger agreement. The Ascend board of directors has determined that the merger is fair to, and in the best interests of, Ascend stockholders, has unanimously approved the merger agreement and the merger and unanimously recommends that Ascend stockholders vote "for" adoption of the merger agreement.

RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM

     Only holders of record of Ascend common stock at the close of business on April 27, 1999, the record date, are entitled to notice of and to vote at the special meeting. On the record date, 223,091,687 shares of Ascend common stock were issued and outstanding and held by approximately 3,166 holders of record. A quorum is present at the special meeting if a majority of the shares of Ascend common stock issued and outstanding and entitled to vote on the record date are represented in person or by proxy. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of Ascend common stock on the record date are entitled to one vote per share at the special meeting on the proposal to adopt the merger agreement.

VOTES REQUIRED

     The adoption of the merger agreement requires the affirmative vote of a majority of the shares of Ascend common stock outstanding on the record date. IF AN ASCEND STOCKHOLDER ABSTAINS FROM VOTING OR DOES NOT VOTE, EITHER IN PERSON OR BY PROXY, IT WILL HAVE THE EFFECT OF A VOTE AGAINST ADOPTION OF THE MERGER AGREEMENT.

VOTING BY ASCEND DIRECTORS AND EXECUTIVE OFFICERS

     At the close of business on the record date, directors and executive officers of Ascend and their affiliates owned and were entitled to vote 1,136,948 shares of Ascend common stock, which represented approximately 0.5% of the shares of Ascend common stock outstanding on that date. Each Ascend director and executive officer has indicated his or her present intention to vote, or cause to be voted, the Ascend common stock owned by him or her "for" adoption of the merger agreement.

VOTING OF PROXIES

     All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holders. Properly executed proxies that do not contain voting instructions will be voted "for" adoption of the merger agreement.

     Shares of Ascend common stock represented at the special meeting but not voting, including shares of Ascend common stock for which proxies have been received but for which holders of shares have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

     Only shares affirmatively voted for adoption of the merger agreement, including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for that proposal. If an Ascend stockholder abstains from voting or does not vote, either in person or by proxy, it will count as if that Ascend stockholder had voted against adoption of the merger agreement. Brokers who hold shares of Ascend common stock in street name for customers who are the beneficial owners of such shares may not give a proxy to vote those customers' shares in the absence of specific instructions from those customers. These non-voted shares are referred to as broker non-votes and have the effect of votes against adoption of the merger agreement.

     The persons named as proxies by a stockholder may propose and vote for one or more adjournments of the special meeting, including adjournments to permit further solicitations of proxies. No proxy voted against the proposal to adopt the merger agreement will be voted in favor of any such adjournment or postponement.

     Ascend does not expect that any matter other than the proposal to adopt the merger agreement will be brought before the special meeting. If, however, the Ascend board of directors properly presents other matters, the persons named as proxies will vote in accordance with their judgment.

REVOCABILITY OF PROXIES

     The grant of a proxy on the enclosed form of proxy does not preclude a stockholder from voting in person at the special meeting. A stockholder may revoke a proxy at any time prior to its exercise by filing with the Secretary of Ascend a duly executed revocation of proxy, by submitting a duly executed proxy to the Secretary of Ascend bearing a later date or by appearing at the special meeting and voting in person. Attendance at the special meeting will not itself constitute revocation of a proxy.

SOLICITATION OF PROXIES

     Ascend will bear the cost of the solicitation of proxies from its stockholders. In addition to solicitation by mail, the directors, officers and employees of Ascend and its subsidiaries may solicit proxies from stockholders by telephone or other electronic means or in person. Ascend will cause brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of stock held of record by such persons. Ascend will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in doing so.

     Corporate Investor Communications, Inc. will assist in the solicitation of proxies by Ascend. Ascend will pay Corporate Investor Communications, Inc. a fee of $12,000, plus reimbursement of certain out-of-pocket expenses, and will indemnify Corporate Investor Communications, Inc. against any losses arising out of Corporate Investor Communications, Inc.'s proxy soliciting services on behalf of Ascend.

     STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXIES. A transmittal form with instructions for the surrender of Ascend common stock certificates will be mailed to Ascend stockholders as soon as practicable after completion of the merger.

                                 THE COMPANIES

ASCEND

     Ascend develops, manufactures and sells wide area networking solutions for telecommunications carriers, Internet service providers and corporate customers worldwide that enable them to build:

     - Internet access systems consisting of point-of-presence termination equipment for Internet service providers and remote site Internet access equipment for Internet subscribers

     - high speed frame relay, asynchronous transfer mode and Internet protocol switches for application in telecommunications carriers and Internet service provider backbone networks

     - extensions and enhancements to corporate backbone networks that facilitate access to these networks by remote offices, telecommuters and mobile computer users

     - video conferencing and multimedia access facilities.

Ascend's products support existing digital and analog networks.

     The following definitions explain certain terms referred to in this description of Ascend:

     - "Point-of-presence" is the location in the network of a telecommunications carrier, such as a regional Bell operating company or Internet service provider, where a customer, whether a consumer or business, first gains access to the telecommunications carrier network. Access can be through a number of forms, such as analog modem, integrated services digital network, digital subscriber loop, frame relay or asynchronous transfer mode.

     - "Frame relay" is a data transmission technology where information is organized into variable size packets for transmission over a data communications network, usually that of a telecommunications carrier, such as a regional Bell operating company, Internet service provider or long distance interexchange carrier. Frame relay is primarily used for transmitting data between local area networks, originating from terminals, personal computers, workstations, servers and mainframe computers, over the wide area. Transmission of data using the frame relay protocol has been standardized by the Frame Relay Forum.

     - "Asynchronous transfer mode" is a data transmission technology where information is organized into fixed size packets, also known as cells, for transmission over a data communications network, either in a local area network environment or over a private or public wide area network. Asynchronous transfer mode is primarily used in telecommunications carrier networks such as a regional Bell operating company, Internet service provider or long distance interexchange carrier, in one of two applications: (1) as a backbone network technology, or (2) for transmitting integrated voice, video and data over one transmission line. Transmission of data using the asynchronous transfer mode protocol has been standardized by the Asynchronous Transfer Mode Forum.

     - "Internet protocol" was first developed as part of the U.S. Department of Defense advanced research project, know as the Arpanet, which evolved into the Internet. The Internet protocol became the only "high level" protocol acceptable for use over the Internet. Due to its broad acceptance in the research community, both within government and corporate settings, Internet protocol has gained broad acceptance in private local area network and both private and public wide area network applications. Internet protocol is primarily used for data applications, including local area network to local area network, computer to local area network, and computer to computer. Transmission of data using the Internet protocol has been standardized by the Internet Engineering Task Force.

     - A "backbone network" can be either a standalone network that is used solely to connect other networks together or it can refer to that portion of a single network which provides the tandem transport function between network access points. Frame relay and asynchronous transfer mode switches are often used in backbone network applications.

     Ascend was incorporated in Delaware in March 1994. Additional information regarding Ascend is contained in Ascend's filings with the Securities and Exchange Commission. See "Where You Can Find More Information" on page 63.

LUCENT

     Lucent designs, builds and delivers a wide range of public and private networks, communications systems and software, data networking systems, business telephone systems and microelectronic components. Lucent is a global leader in the sale of public communications systems, and is a supplier of systems or software to most of the world's largest network operators. Lucent is also a global leader in the sale of business communications systems and in the sale of microelectronic components for communications applications to manufacturers of communications systems and computers. Lucent conducts its research and development activities through Bell Laboratories, one of the world's foremost industrial research and development organizations.

     Lucent was incorporated in Delaware in November 1995. Lucent was a wholly owned subsidiary of AT&T prior to its initial public offering of common stock on April 10, 1996, and became completely separate from AT&T when the remaining shares of Lucent common stock held by AT&T were distributed to AT&T's stockholders on September 30, 1996. Additional information regarding Lucent is contained in Lucent's filings with the Securities and Exchange Commission. See "Where You Can Find More Information" on page 63.

MATERIAL CONTRACTS BETWEEN LUCENT AND ASCEND

     Lucent and Ascend are parties to a patent license agreement dated as of September 30, 1998, covering licenses of patents for the manufacture and sale of data networking products. Lucent and Ascend are also parties to an original equipment manufacturer agreement dated as of February 15, 1996, as amended on March 11, 1998 and January 20, 1999, under which Ascend granted Lucent the non-exclusive right to resell certain of Ascend's products to end-user customers. Lucent and Ascend are also parties to a teaming agreement dated as of October 20, 1998, under which the parties agreed to work together to sell complementary products.

                                   THE MERGER

     The following discussion summarizes the material terms of the merger, the merger agreement and the stock option agreement. Stockholders should read carefully the merger agreement and the stock option agreement, which are attached as Annexes 1 and 2 to this proxy statement/prospectus.

BACKGROUND TO THE MERGER

     In June 1998, Richard A. McGinn, Chairman and Chief Executive Officer of Lucent, and William T. O'Shea, Group President of Lucent's Business Communications Systems and Data Networking Systems business units, met with Mory Ejabat, President and Chief Executive Officer of Ascend, during which meeting they agreed to investigate increasing the amount of business done under the original equipment manufacturer agreement between Lucent and Ascend.

     On August 20, 1998, Messrs. O'Shea and Ejabat discussed broadening the existing business relationship between Lucent and Ascend.

     On September 17, 1998, Lucent and Ascend entered into a confidentiality agreement, which was amended on December 10, 1998 and January 12, 1999, containing customary terms and conditions.

     On September 22, 1998, the Ascend board of directors held a regularly scheduled meeting attended by members of Ascend's senior management. Mr. Ejabat updated the Ascend board of directors on consolidation trends in the data networking industry as well as industry trends leading towards the integration of voice and data networks. The Ascend board of directors discussed a variety of strategic transactions with companies that have products and technologies complementary to those of Ascend. The Ascend board of directors authorized management to continue to explore these potential strategic transactions.

     On September 25, 1998, representatives of Lucent and Ascend met to discuss Ascend's business and continue discussions regarding broadening the existing business relationship between Lucent and Ascend.

     On October 3 and 4, 1998, at regularly scheduled meetings of the Lucent board of directors, Lucent management reviewed with the Lucent board of directors Lucent's data networking strategy, gaps in its data networking product line and ways of addressing those gaps. These discussions included, among other things, a possible business combination with Ascend. As a result of this review, the Lucent board of directors authorized Lucent management to initiate discussions with Ascend relating to a strategic business combination.

     On October 12, 1998, the Ascend board of directors held a special meeting by telephone conference, which was also attended by members of Ascend's senior management. Mr. Ejabat reported on the status of business discussions with Lucent. Mr. Ejabat discussed the relative merits of different strategic partners and addressed questions and comments from the Ascend board of directors. Ascend's general corporate outside legal counsel advised the Ascend board of directors of fiduciary duties applicable to directors in considering a strategic business combination. After discussion, the Ascend board of directors authorized and instructed management to continue the discussions with Lucent regarding broadening the existing relationship.

     On October 19, 1998, Mr. O'Shea and Donald Peterson, Executive Vice President and Chief Financial Officer of Lucent, met with Mr. Ejabat and Michael F.G. Ashby, Executive Vice President and Chief Financial Officer of Ascend, to discuss a strategic business combination between Lucent and Ascend which would permit Lucent and Ascend to combine their respective strengths.

     On November 2, 1998, the Ascend board of directors held a special meeting attended by members of Ascend's senior management, representatives of Credit Suisse First Boston Corporation, commonly referred to as CSFB, and The Yankee Group. The Yankee Group presented a data networking industry overview and discussed trends in the consolidation of the voice and data networking industry. Representatives of CSFB discussed with the Ascend board of directors opportunities available to Ascend including a strategic business relationship with Lucent as well as other potential strategic alternatives available to Ascend.

     On November 12, 1998, representatives of Lucent, including Patricia Russo, Executive Vice President -- Strategy, Business Development and Corporate Operations, John Braskamp, Corporate Strategy and Business Development Director, Carl Pavarini, Vice President -- Business Development and Operations, Data Networking Systems, and Kevin Oye, DNS Strategy and Business Development Vice President, met to discuss Lucent's business with representatives of Ascend, including Mr. Ashby and Ken Fehrnstrom, Vice President, Business Development, Bruce Sachs, Executive Vice President of Carrier Signaling Group, Curtis N. Sanford, Executive Vice President and General Manager, Access Switching Division, and Dave Misunas, Vice President and General Manager, Voice and Carrier Signaling.

     On November 20, 1998, Messrs. Pavarini, Braskamp, Oye and Michael Levy, Vice President -- Worldwide Sales, Data Networking Systems of Lucent, met with Messrs. Ashby, Sanford and Sachs to further discuss a possible business combination. They discussed certain issues relating to a potential strategic business combination, including business and employee matters.

     During the period from late November through December 1998, representatives of Lucent, including Messrs. Peterson, O'Shea, Braskamp and Oye, and representatives of Ascend, including Messrs. Ejabat, Ashby and Bernard V. Schneider, Vice President and Treasurer of Ascend, continued preliminary discussions with respect to a strategic business combination between Lucent and Ascend. They discussed, among other things, each company's operations, their complementary strengths and the possible advantages of a strategic business combination. They also discussed certain terms of a potential strategic business combination, including, among others, a range of appropriate exchange ratios, certain senior management roles and other integration issues. Throughout this period of time, representatives of Lucent and Ascend exchanged and discussed certain business, personnel, legal and financial information relating to Lucent and Ascend.

     On December 15, 1998, the Ascend board of directors held a regularly scheduled meeting attended by members of Ascend's senior management and representatives of Skadden, Arps, Slate, Meagher & Flom LLP. Mr. Ejabat discussed with the Ascend board of directors the status of discussions with Lucent and further discussed the relative merits of other potential strategic alternatives. Jeanette Symons, Chief Technology Officer of Ascend, presented an industry technology overview with an assessment of Ascend's relative strengths and weaknesses. Based on these presentations, the Ascend board of directors authorized and instructed management to continue discussions with Lucent.

     On December 15, 1998, Ascend formally engaged CSFB as its financial advisor. CSFB had been assisting Ascend in its consideration of strategic alternatives since October 1998.

     On December 16, 1998, at a regularly scheduled Lucent board of directors meeting, Lucent management reviewed with the Lucent board of directors the status of the ongoing discussions with Ascend. On the same day, Messrs. Ejabat and Ashby contacted Mr. McGinn to further discuss a proposed timetable and possible exchange ratios. Messrs. McGinn and Ejabat agreed to meet the following week to continue discussions.

     On December 21, 1998, Messrs. McGinn and Ejabat met again. They both concluded that they were interested in further pursuing a possible business combination and determined to resume discussions in early January 1999.

     On January 4, 1999, Messrs. McGinn, Peterson and O'Shea met with Messrs. Ejabat and Ashby to discuss certain material terms of the proposed transaction. They determined that an exchange ratio of 0.825 for a proposed strategic business combination was within a range that would justify continuing discussions, conducting mutual due diligence and negotiating definitive documentation, all subject to the approval of their respective boards of directors. They also agreed to instruct their senior management teams and their advisors to continue their work analyzing the proposed strategic business combination and to exchange drafts of a merger agreement, a stock option agreement and related documents.

     On January 5, 1999, the Ascend board of directors held a special meeting by telephone conference during which members of Ascend's senior management reported on the status of discussions with Lucent, including the discussed exchange ratio of 0.825 shares of Lucent common stock per share of Ascend common stock and the feasibility of a strategic business combination. The Ascend board of directors discussed, among other things, the possible timing, structure and terms of such a transaction. The Ascend board of directors authorized and instructed management to continue to explore a possible strategic business combination, to pursue further discussions and to begin due diligence with respect to Lucent.

     From January 6 through January 10, 1999, representatives of Lucent and Ascend, including their financial and legal advisors, conducted mutual due diligence concerning their respective businesses and operations.

     From January 4 through January 12, 1999, representatives of Lucent and Ascend, together with their financial and legal advisors, held numerous meetings to discuss and negotiate the terms and conditions of the merger agreement and the stock option agreement and various other legal, financial and regulatory issues, including, among other things, the treatment of employee benefit plans and the tax treatment of the proposed transaction.

     On January 7, 1999, during a telephonic meeting of the Lucent board of directors on other matters, Lucent management reported on the status of the negotiations with Ascend.

     On January 12, 1999, during a telephonic meeting, the Lucent board of directors considered the terms of the merger and the definitive agreements and, after deliberation, approved the merger agreement and the stock option agreement with Ascend.

     On January 12, 1999, the Ascend board of directors held a meeting attended by members of Ascend's senior management and representatives of CSFB and Skadden, Arps, Slate, Meagher & Flom LLP. Prior to the meeting, Ascend's special counsel provided each member of the Ascend board of directors with the current draft of the merger agreement, stock option agreement and related documents. Ascend's legal counsel described to the Ascend board of directors the fiduciary duties applicable to directors in considering a strategic business combination. The Ascend board of directors considered the proposed merger agreement, the proposed stock option agreement, certain related documents and the transactions contemplated by the merger agreement. Mr. Ejabat summarized the status of negotiations. Representatives of CSFB described its financial analysis with respect to the possible combination with Lucent, and then delivered the oral opinion of CSFB, later confirmed in writing, to the effect that, as of January 12, 1999, the exchange ratio was fair to

Ascend stockholders, other than Lucent and its affiliates, from a financial point of view. In light of the prior discussions relating to other possible strategic transactions at the meetings of the Ascend board of directors referred to above and the provisions of the proposed merger agreement permitting the Ascend board of directors to terminate the merger agreement in response to a third party proposal which the Ascend board of directors determines in its good faith judgment to be more favorable to Ascend stockholders than the merger provided Ascend complies with the notice and other requirements of the merger agreement and pays a termination fee of $525 million to Lucent, the Ascend board of directors did not consider it necessary to further consider alternatives to the merger. Following discussions, the Ascend board of directors concluded that the merger was fair to and in the best interests of Ascend and unanimously approved the merger agreement, the stock option agreement and related documents.

     The merger agreement and the stock option agreement were signed by the parties on the night of January 12, 1999. On the morning of January 13, 1999, prior to the commencement of trading, Lucent and Ascend issued a joint press release announcing the execution of the merger agreement.

     On May 16, 1999, Lucent and Ascend amended the merger agreement to increase the number of options to acquire shares of Ascend common stock issuable by Ascend and to modify the provisions for continuation of existing Ascend employee benefit plans, programs and arrangements by Lucent.

REASONS FOR THE MERGER AND BOARD OF DIRECTORS RECOMMENDATION

     REASONS FOR THE MERGER. In reaching its decision to approve the merger agreement and the merger and to recommend adoption of the merger agreement by Ascend stockholders, the Ascend board of directors consulted with its management team and advisors and independently considered the proposed merger agreement and the transactions contemplated by the merger agreement. The following discussion of the factors considered by the Ascend board of directors in making its decision is not intended to be exhaustive but includes all material factors considered by the Ascend board of directors.

     The Ascend board of directors considered the following factors as reasons that the merger will be beneficial to Ascend and its stockholders:

     - the potential of the combined companies to offer customers total communications networking capability, including voice, data and optical networking as well as software and service solutions

     - Lucent's established relationships with major carriers, sales and marketing resources and distribution channels and access to Bell Laboratories and Lucent voice, optical networking and digital loop carrier products and technology

     - the complementary nature of the companies' product offerings across a range of products and possible synergies from combining Ascend and Lucent

     - the terms and conditions of the merger agreement, including termination fees and closing conditions

     - the expected qualification of the merger as a reorganization under
       Section 368(a) of the Internal Revenue Code

     - the transaction being accounted for as a pooling of interests, so that Ascend would not be incurring charges to earnings associated with the application of purchase accounting

     - the opinion of CSFB that, as of the date of the merger agreement and subject to the considerations set forth in the opinion, the 0.825 exchange ratio, as subsequently adjusted to

       1.65 to account for Lucent's two-for-one stock split effective on April 1, 1999, is fair to the stockholders of Ascend, other than Lucent and its affiliates, from a financial point of view.

     In the course of deliberations, the Ascend board of directors also considered a number of additional factors relevant to the merger, including:

     - information relating to the business, assets, management, competitive position, operating performance, trading performance and prospects of each of Ascend and Lucent, including the prospects of Ascend if it were to continue as an independent company

     - current industry, market and economic conditions

     - the possibility of strategic alternatives to the merger for enhancing long-term stockholder value, including the possibility of other potential strategic transactions

     - the impact of the merger on Ascend's and Lucent's customers, suppliers and employees

     - the likelihood that the merger would be completed.

     The Ascend board of directors also identified and considered a number of potentially negative factors in its deliberations concerning the merger, including:

     - the risk that the operations of Lucent and Ascend might not be successfully integrated

     - a recognition that Lucent common stock has traded at high valuation multiples, and the risk that such multiples might not be sustained in the future

     - the risk that, despite the efforts of Ascend and Lucent after the merger, key personnel might leave Ascend

     - the difficulty of managing operations in the different geographic locations in which Ascend and Lucent operate

     - the risk that the potential benefits of the merger might not be fully realized.

     The Ascend board of directors believed that certain of these risks were unlikely to occur, that Ascend could avoid or mitigate others, and that, overall, these risks were outweighed by the potential benefits of the merger.

     In view of the variety of factors considered in connection with its evaluation of the merger agreement and the merger, the Ascend board of directors did not find it practicable to and did not quantify or otherwise assign relative weight to the specific factors considered in reaching its determination. In addition, individual members of the Ascend board of directors may have given different weight to different factors.

     RECOMMENDATION OF THE ASCEND BOARD OF DIRECTORS. After careful consideration, the Ascend board of directors has unanimously determined that the terms of the merger agreement and the merger are fair to, and in the best interests of, Ascend and its stockholders and has approved the merger agreement and the merger. The Ascend board of directors unanimously recommends that the stockholders of Ascend vote "for" the adoption of the merger agreement.

OPINION OF CREDIT SUISSE FIRST BOSTON CORPORATION

     Ascend retained CSFB to act as its exclusive financial advisor in connection with the merger. CSFB was selected by the Ascend board of directors to act as Ascend's financial advisor based on CSFB's qualifications, expertise and reputation, as well as CSFB's investment banking relationship and familiarity with Ascend.

     On January 12, 1999, the Ascend board of directors met to review the proposed transaction with Lucent and the final terms of the merger agreement. During this meeting, CSFB rendered its oral opinion, subsequently confirmed in writing on January 12, 1999, that, as of that date, based upon and subject to the various considerations set forth in the CSFB opinion, the 0.825 exchange ratio under the merger agreement was fair to Ascend stockholders, other than Lucent and its affiliates, from a financial point of view.

     The exchange ratio has been adjusted to 1.65 from the 0.825 exchange ratio reflected in the merger agreement to account for Lucent's two-for-one stock split effective on April 1, 1999. However, the CSFB opinion, the summary of the CSFB opinion and the procedures and analyses described below refer to the 0.825 exchange ratio contemplated as of the date of the CSFB opinion.

     The CSFB opinion sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by CSFB in rendering the CSFB opinion. The full text of the opinion is attached as Annex 3 to this proxy statement/ prospectus and is incorporated by reference in its entirety. Ascend stockholders are urged to, and should, read the CSFB opinion carefully and in its entirety. The CSFB opinion addresses only the fairness of the 0.825 exchange ratio to the Ascend stockholders, other than Lucent and its affiliates, from a financial point of view as of the date of the CSFB opinion, and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Ascend special meeting. The summary of the CSFB opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the CSFB opinion.

     In arriving at its opinion, CSFB reviewed certain publicly available business and financial information relating to Ascend and Lucent, as well as the merger agreement. CSFB also reviewed certain other information provided to it by Ascend as well as estimates of Ascend's and Lucent's future performance made by market analysts. CSFB had discussions with the management of Ascend to discuss the business prospects of Ascend, its projected performance, the strategic importance of the merger to Lucent and the strategic and operational benefits expected to be achieved through the combination of the operations of Ascend and Lucent. CSFB also had discussions with the management of Lucent regarding its business and operations.

     CSFB considered certain financial and stock market data of Ascend and Lucent, and CSFB compared that data with similar data for other publicly held companies in businesses similar to those of Ascend and Lucent. CSFB also considered the financial terms of certain other recent business combinations and other transactions. CSFB also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which it deemed relevant.

     In connection with its review, CSFB did not assume any responsibility for independent verification of any of the foregoing information and relied on its being complete and accurate in all material respects. CSFB assumed that any estimates or forecasts used in its analysis had been reasonably prepared on bases reflecting the best currently available estimates and judgments of Ascend's management as to the future financial performance of Ascend. In addition, CSFB did not make an independent evaluation or appraisal of the assets or liabilities of Ascend or Lucent, nor was CSFB furnished with any such evaluations or appraisals. The CSFB opinion is necessarily based upon financial, economic, market and other conditions as they existed and could be evaluated on the date of the CSFB opinion.

     CSFB did not express any opinion as to what the value of Lucent common stock actually would be when issued to Ascend stockholders pursuant to the merger or the prices at which such Lucent common stock would trade subsequent to the merger. CSFB was not requested to, and did not, solicit third party indications of interest in acquiring all or any part of Ascend.

     In preparing the CSFB opinion, CSFB performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. CSFB believes that its analyses must be considered as a whole, and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading view of the processes underlying the CSFB opinion. In addition, CSFB may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuation resulting from any particular analysis described below should not be taken to be CSFB's view of the actual value of Ascend or Lucent. In performing its analyses, CSFB made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Ascend or Lucent. The analyses performed by CSFB are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to necessarily reflect the prices at which businesses or assets may actually be sold. The analyses performed were prepared solely as part of CSFB's analysis of the fairness of the 0.825 exchange ratio to Ascend stockholders, other than Lucent and its affiliates, from a financial point of view and were provided to the Ascend board of directors in connection with the delivery of the CSFB opinion. The following is a summary of the material financial analyses performed by CSFB in connection with the preparation of the CSFB opinion, and reviewed with the Ascend board of directors in a meeting held on January 12, 1999. Certain of the summaries of those financial analyses include information presented in tabular format. In order to understand fully the material financial analyses used by CSFB, the tables should be read together with the text of each summary. The tables alone do not constitute a complete description of the material financial analyses.

     HISTORICAL STOCK PRICE ANALYSIS. CSFB analyzed the prices at which Ascend common stock traded since Ascend's initial public offering on May 13, 1994 through January 8, 1999. CSFB noted that the all-time high price for Ascend common stock was $78.75 on January 20, 1997, and the all-time split-adjusted low price for Ascend common stock was $1.45 on June 24, 1994. CSFB noted that 81.0% of shares of Ascend common stock traded from January 2, 1998 through January 8, 1999 were traded for a price below $50.00 per share and 96.8% were traded for a price below $65.00 per share.

     COMPARATIVE STOCK PRICE PERFORMANCE. As part of its analyses, CSFB reviewed the recent stock price performance of Ascend and compared such performance with that of other companies involved in the communications equipment industry including 3Com Corporation, Cisco Systems, Inc., Lucent and an equal-weighted telecommunications equipment index comprised of Alcatel, Ericsson LM, Nokia OYJ and Northern Telecom Ltd. CSFB noted that from January 2, 1998 through January 8, 1999, the market price of Ascend common stock increased 176.1%, compared with an increase of 188.8% for Lucent common stock, 175.6% for the common stock of Cisco Systems, Inc., 92.4% for the index of telecommunications equipment companies, 48.2% for the Nasdaq composite index and 28.8% for the common stock of 3Com Corporation. CSFB noted that over the same period, Ascend common stock underperformed relative to Lucent common stock and outperformed the common stock of Cisco Systems, Inc., the index of telecommunications equipment companies, the Nasdaq composite index and the common stock of 3Com Corporation.

     PEER GROUP COMPARISON. CSFB compared certain information relating to Ascend and Lucent with several groups of companies in the communications equipment industry including the following companies:

     - The "broad local area network companies" which include Cisco Systems, Inc., 3Com Corporation, Fore Systems, Inc., Cabletron Systems, Inc. and Xylan Corporation

     - The "major telecom switch vendors" which include Nokia OYJ, Ericsson LM, Siemens AG, Northern Telecom Ltd. and Alcatel

     - The "mid-tier telecom equipment vendors" which include Tellabs, Inc., ADC Telecommunications, Inc., RELTEC Corporation, Ciena Corporation and Advanced Fibre Communications, Inc.

Such information included, among other things, equity market capitalization, stock price as a multiple of earnings per share and aggregate market capitalization as a multiple of revenues. CSFB compared the multiples for Ascend and Lucent with the median multiples for each group of companies listed above. The multiples are based on a compilation of publicly available information and consensus forecasts by securities research analysts. In particular, such comparison showed:

                                        MULTIPLE OF SELECTED VALUATION METRICS AS OF JANUARY 8, 1999
                                        -------------------------------------------------------------
                                                              BROAD        MAJOR
                                                            LOCAL AREA    TELECOM    MID-TIER TELECOM
                                                             NETWORK      SWITCH        EQUIPMENT
VALUATION METRIC                        ASCEND    LUCENT    COMPANIES     VENDORS        VENDORS
----------------                        ------    ------    ----------    -------    ----------------
Aggregate value/
projected calendar 1998 revenue.......   10.0x      5.0x        2.7x        1.9x            2.6x
Aggregate value/
projected calendar 1999 revenue.......    6.5x      4.3x        2.2x        1.7x            2.3x
Share price/
projected calendar 1998 earnings per
  share...............................   60.5x     62.3x       42.7x       30.2x           35.5x
Share price/
projected calendar 1999 earnings per
  share...............................   43.3x     50.5x       29.0x       25.6x           29.0x
Share price/projected calendar
1999 earnings per share/first call
consensus
estimated long-term growth rate.......   1.44x     2.53x       1.02x       1.64x           1.01x

     HISTORICAL TRADING MULTIPLE ANALYSIS. CSFB noted that, during the period from May 1, 1996 through January 8, 1999, Ascend traded at an average multiple of 37.1 times share price to next twelve months earnings per share, while Lucent traded at an average multiple of 31.3 times share price to next twelve months earnings per share and Cisco Systems, Inc. traded at an average multiple of 33.3 times share price to next twelve months earnings per share. CSFB further noted that, during the period from May 1, 1996 through January 8, 1999, Ascend traded at an average multiple of 0.99 times share price to next twelve months earnings per share divided by the First Call consensus estimated long-term earnings per share growth rate, while Lucent traded at an average multiple of 1.63 times share price to next twelve months earnings per share divided by the First Call consensus estimated long-term earnings per share growth rate and Cisco Systems, Inc. traded at an average multiple of 1.03 times share price to next twelve months earnings per share divided by the First Call consensus estimated long-term earnings per share growth rate.

     DISCOUNTED CASH FLOW ANALYSIS. CSFB analyzed the present value of future cash flows potentially realizable from the continued operation of Ascend based on estimated Ascend operating results through the end of fiscal year 2004. CSFB computed the present value of the free cash flows of Ascend for the five fiscal years from 1999 through 2003 by applying a range of discount rates of 15.0% to 17.0% per year. CSFB also computed the present value of the terminal value of Ascend at the end of fiscal year 2003 by applying a range of net income multiples of 25.0 to 30.0 times Ascend's estimated fiscal year 2004 net income and applying to these terminal values a range of discount rates of 15.0% to 17.0% per year. The range of terminal net income multiples was determined by analyzing the current and historic next twelve months net income multiples of Ascend and other companies in the communications equipment industry and factoring in the expected growth prospects of Ascend at the end of fiscal 2003. The discounted cash flow analysis implied a range of values per share of Ascend common stock on a fully diluted basis of $65.14 to $81.23.

     CONTRIBUTION ANALYSIS. CSFB analyzed the Ascend stockholder pro forma ownership level implied by the pro forma contribution by each of Ascend and Lucent to the revenue, gross profit, operating income and net income of the combined company, adjusted to reflect the companies' respective net debt balances, if the merger were to be completed. The analysis was based on publicly available securities analyst forecasts for each of Ascend and Lucent for their respective fiscal years 1998 and 1999. Ascend's fiscal year ends on December 31 and Lucent's fiscal year ends on September 30.

                                                                 IMPLIED ASCEND STOCKHOLDER PRO
                                                                     FORMA OWNERSHIP LEVEL
                                                              ------------------------------------
OPERATING METRIC                                              FISCAL YEAR 1998    FISCAL YEAR 1999
----------------                                              ----------------    ----------------
Revenues....................................................        5.3%                 6.8%
Gross profit................................................        6.9                  8.7
Operating income............................................        9.3                 11.5
Net income..................................................        9.9                 12.0

CSFB noted that the median of these pro forma implied ownership levels by Ascend stockholders was 9.0% which represented an exchange ratio of 0.570. These figures compared to the pro forma fully diluted ownership of the Ascend stockholders in the combined company of 12.8% based on the 0.825 exchange ratio, assuming the merger were to be completed.

     SELECTED PRECEDENT TRANSACTIONS. CSFB reviewed the publicly available financial terms of eight precedent announced transactions in the communications equipment industry:

     - Northern Telecom Ltd./Bay Networks, Inc.

     - Alcatel/DSC Communications Corporation

     - Tellabs, Inc./Ciena Corporation -- announced but subsequently terminated

     - Lucent/Yurie Systems, Inc.

     - Lucent/Livingston Enterprises, Inc.

     - Ascend/Cascade Communications Corp.

     - 3Com Corporation/U.S. Robotics Corporation

     - Cisco Systems, Inc./StrataCom, Inc.

     The following table sets forth information concerning the median multiples of the selected financial metrics paid in these precedent transactions and the multiple of the same financial metrics for Ascend implied by the 0.825 exchange ratio:

                                                         MEDIAN MULTIPLE
                                                             PAID IN            MULTIPLE IMPLIED BY 0.825
METRIC                                                PRECEDENT TRANSACTIONS         EXCHANGE RATIO
------                                                ----------------------    -------------------------
Aggregate transaction value/
latest twelve months revenue........................          10.0x                       15.2x
Aggregate transaction value/
projected next twelve months revenue................           6.3x                        9.9x
Share price/latest twelve months earnings per
  share.............................................          56.2x                       80.6x
Share price/next twelve months earnings per share...          50.3x                       57.3x

CSFB also noted that for these precedent transactions, the median premium paid to the one-day prior and thirty-day prior market price of the target company was 28.3% and 36.2%, respectively. CSFB compared these premiums to the premiums implied by the 0.825 exchange ratio of 33.1% and 62.5% to the one-day prior and thirty-day prior market price of Ascend, respectively, as of January 8, 1999.

     PREMIUM ANALYSIS. CSFB reviewed the following three groups of precedent combination transactions, none of which was deemed directly comparable to the merger:

     - The "communications equipment transactions" which include 15 stock-for-stock transactions involving companies in the communications equipment sector announced since July 5, 1994

     - The "over $500 million transactions" which include 39 stock-for-stock transactions over $500 million in size in the technology sector announced since July 5, 1994

     - The "technology transactions" which include 112 stock-for-stock transactions in the technology sector announced since July 24, 1987.

Such analyses compared the premium of the transaction exchange ratios over the average of the ratios of the closing stock prices of the companies involved in each of these transactions over various periods ending the day preceding the public announcement of these transactions. CSFB also calculated the Ascend/Lucent exchange ratio implied by applying the median of the premiums observed in each of these groups of transactions to the average of the ratios of the daily closing stock prices of Ascend common stock to Lucent common stock for the respective comparable periods ending on January 8, 1999. CSFB also observed the premiums that the 0.825 exchange ratio represented over the average of the ratios of the daily closing stock prices of Ascend common stock to Lucent common stock for the respective comparable periods ending on January 8, 1999. In particular such analysis showed:

                                                  MEDIAN PERCENTAGE PREMIUM
                                                   OVER AVERAGE HISTORICAL      IMPLIED ASCEND/LUCENT
PERIOD PRECEDING                                     EXCHANGE RATIOS IN         EXCHANGE RATIO BASED
ANNOUNCEMENT*                                       SELECTED TRANSACTIONS        ON MEDIAN PREMIUMS
----------------                                  -------------------------    -----------------------
Communications Equipment Transactions:
One year........................................            (3.6)%                      0.588x
90 trading days.................................            17.9                        0.716
60 trading days.................................            30.6                        0.795
30 trading days.................................            39.9                        0.869
10 trading days.................................            34.9                        0.809
1 trading day...................................            28.1                        0.794

                                                  MEDIAN PERCENTAGE PREMIUM
                                                   OVER AVERAGE HISTORICAL      IMPLIED ASCEND/LUCENT
PERIOD PRECEDING                                     EXCHANGE RATIOS IN         EXCHANGE RATIO BASED
ANNOUNCEMENT*                                       SELECTED TRANSACTIONS        ON MEDIAN PREMIUMS
----------------                                  -------------------------    -----------------------
Over $500 Million Transactions:
One year........................................            19.3%                       0.728x
90 trading days.................................            28.7                        0.782
60 trading days.................................            37.2                        0.835
30 trading days.................................            38.7                        0.861
10 trading days.................................            33.6                        0.801
1 trading day...................................            28.3                        0.795
Technology Transactions:
One year........................................            15.5%                       0.705x
90 trading days.................................            27.7                        0.776
60 trading days.................................            31.8                        0.802
30 trading days.................................            33.2                        0.827
10 trading days.................................            31.0                        0.786
1 trading day...................................            26.5                        0.784

---------------
* For the Ascend/Lucent merger, represents periods prior to January 8, 1999.

     CSFB observed that the 0.825 exchange ratio represented premiums of approximately 35.2%, 35.8%, 35.6%, 32.8%, 37.5% and 33.1% over the average of the ratios of the daily closing stock prices of Ascend common stock to Lucent common stock for the respective comparable periods ending on January 8, 1999.

     HISTORICAL EXCHANGE RATIO ANALYSIS. CSFB reviewed the historical trading prices for Ascend common stock and Lucent common stock separately, and in comparison to each other. CSFB also reviewed the ratios of the daily closing stock prices of Ascend common stock to Lucent common stock for each day over various periods, starting as far back as January 1, 1998 and ending on January 8, 1999, and computed the premiums represented by the 0.825 exchange ratio over the average of these ratios. The following table sets forth information concerning the average of the ratios of the daily closing stock prices of Ascend common stock to Lucent common stock for the indicated periods, which are referred to as the historical exchange ratios, as well as the premium that the exchange ratio of 0.825 represents over such historical exchange ratios.

                                                                                  PERCENTAGE PREMIUM
                                                              AVERAGE            REPRESENTED BY 0.825
                                                             EXCHANGE            EXCHANGE RATIO OVER
PERIOD PRECEDING JANUARY 8, 1999                         RATIO OVER PERIOD    HISTORICAL EXCHANGE RATIOS
--------------------------------                         -----------------    --------------------------
January 6, 1998 - January 8, 1999......................        0.610x                    35.2%
180 trading days.......................................        0.596                     38.5
90 trading days........................................        0.607                     35.8
60 trading days........................................        0.608                     35.6
30 trading days........................................        0.621                     32.8
10 trading days........................................        0.600                     37.5
January 8, 1999........................................        0.620                     33.1

     PRO FORMA ANALYSIS OF THE MERGER. CSFB analyzed certain pro forma effects of the merger on the earnings and capitalization of Lucent. Such analysis was based on First Call consensus earnings estimates for Ascend and Lucent. Such analysis was also based on the 0.825 exchange ratio and assumed that the merger would be treated as a pooling of interests business combination for accounting purposes before taking into account any one-time restructuring charges. The analysis was performed both excluding and including estimates of potential synergies which could result from the merger as prepared jointly by CSFB and Ascend management. The following table sets forth the earnings per share accretion/(dilution) to Lucent stockholders under these assumptions for Lucent's fiscal years ended September 30, 1999, September 30, 2000 and for the quarters ended June 30, 1999, September 30, 1999 and December 31, 1999.

                                              EARNINGS PER SHARE ACCRETION/(DILUTION) TO LUCENT STOCKHOLDERS
                                                                   FOR VARIOUS PERIODS
                                             ----------------------------------------------------------------
                                                                                              LUCENT FISCAL
                                                                                                YEAR ENDED
                                                          1999 QUARTER ENDED                  SEPTEMBER 30,
                                             --------------------------------------------    ----------------
                                              JUNE 30      SEPTEMBER 30      DECEMBER 31      1999      2000
                                             ---------    --------------    -------------    ------    ------
Excluding potential synergies..............     2.2%            0.3%             (6.0)%       (1.7)%    (0.5)%
Including potential synergies..............     4.8%            8.3%             (2.6)%        0.8%      6.0%

     POTENTIAL FUTURE TRADING VALUE. CSFB computed the equivalent per share values for Ascend both on a stand-alone basis and assuming the merger were to be completed. Such analysis was based upon projected Ascend and Lucent calendar year 2001 earnings per share utilizing the First Call consensus earnings per share projection for the latest year available increased based upon the First Call consensus estimated long-term earnings per share growth rate. The analysis was also based on a range of multiples of 25.0 times to 50.5 times one-year forward earnings. Equivalent future share prices were then computed for Ascend two years from the date of the analysis based on calendar year 2001 earnings per share estimates. Based on the stand-alone estimates for Ascend's calendar year 2001 earnings per share, this analysis resulted in a stand-alone value per share to holders of Ascend common stock two years from the date of the analysis ranging from $68.90 to $139.31. Based on the pro forma calendar year 2001 earnings per share for the combined company assuming the merger were to be completed without taking into account any potential synergies from the merger, this analysis resulted in a value per share to holders of Ascend common stock two years from the date of the analysis ranging from $68.32 to $138.14. Based on the pro forma calendar year 2001 earnings per share for the combined company assuming the merger were to be completed and taking into account potential synergies from the merger, this analysis resulted in a value per share to holders of Ascend common stock two years from the date of the analysis ranging from $71.60 to $144.76.

     As described above, CSFB's opinion and presentation to the Ascend board of directors was one of many factors taken into consideration by the Ascend board of directors in making its determination to approve the merger agreement and the merger. Consequently, the analyses described above should not be viewed as determinative of the opinion of the Ascend board of directors or the management of Ascend with respect to the value of Ascend or Lucent or whether the Ascend board of directors would have been willing to agree to a different exchange ratio.

     CSFB is an internationally recognized investment banking and advisory firm. CSFB, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of its business, CSFB and its affiliates may actively trade the securities and loans of Ascend and Lucent for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities and loans.

     Ascend has agreed to pay CSFB a fee for its financial advisory services in connection with the merger, including, among other things, rendering the CSFB opinion and making the presentation referred to above. Pursuant to a letter agreement between Ascend and CSFB dated December 15,

1998, Ascend has agreed to pay CSFB certain fees, which will not exceed $40 million, consisting of the following:

     (1) an advisory fee of $100,000 to $200,000 intended to compensate CSFB for its time and effort expended in the event that a transaction including the merger is not completed

     (2) an opinion fee of $5,000,000 upon delivery of a fairness opinion to the Ascend board of directors

     (3) in the event the merger is completed, a transaction fee of 0.24% of the aggregate value of the merger, less any fee paid under clause (2).

The aggregate value of the merger is calculated based upon the closing share price of Lucent common stock over the ten trading days up to and including the day preceding the announcement of the merger. Based upon the closing share price of Lucent over the ten trading days up to and including January 12, 1999, the fee payable to CSFB would be $40 million. In addition, Ascend has agreed to reimburse CSFB for its out-of-pocket expenses incurred in connection with its engagement, including fees and expenses of its legal counsel, and to indemnify CSFB and certain related persons against certain liabilities and expenses arising out of or in conjunction with its rendering of services under its engagement, including liabilities arising under the federal securities laws.

INTERESTS OF ASCEND DIRECTORS AND MANAGEMENT IN THE MERGER

     In considering the recommendation of the Ascend board of directors in favor of the merger, stockholders of Ascend should be aware that certain members of the Ascend board of directors and executive officers of Ascend have interests in the merger that are different from, or in addition to, the interests of stockholders of Ascend. Such interests relate to or arise from, among other things, the terms of the merger agreement providing for:

     - all non-employee directors and certain current executive officers of Ascend immediately prior to the effective time of the merger to remain as directors and employees of Ascend following completion of the merger until January 31, 2000

     - the continued indemnification of current directors and officers of Ascend.

All such additional interests are described below, to the extent material, and except as described below such persons have, to the knowledge of Lucent and Ascend, no material interest in the merger apart from those of stockholders generally. The Ascend board of directors was aware of, and considered the interests of, their directors and executive officers in approving the merger agreement and the merger.

     ASCEND BOARD OF DIRECTORS. From the effective time of the merger until January 31, 2000, the Ascend board of directors will consist of those individuals who were non-employee directors of Ascend immediately prior to the effective time of the merger, together with such other representatives as Lucent may from time to time appoint.

     ASCEND EXECUTIVE OFFICERS. From the effective time of the merger until January 31, 2000, Ascend will retain as employees certain current executive officers of Ascend.

     INDEMNIFICATION AND INSURANCE. The merger agreement provides that all rights of indemnification and exculpation from liabilities existing in favor of the current and former directors or officers of Ascend and its subsidiaries as provided in their respective certificates of incorporation and by-laws and existing indemnification agreements of Ascend shall be assumed by the surviving corporation in the merger, and will continue in full force and effect in accordance with their terms. The merger agreement provides that for six years after the effective time of the merger, Lucent will maintain directors' and officers' liability insurance for acts or omissions occurring prior to the effective time of the merger covering those persons who were, as of the date of the merger agreement, covered by Ascend's directors' and officers' liability insurance policy, on terms no less favorable than those in effect on the date of the merger agreement.

     CHANGE IN CONTROL TERMINATION AGREEMENTS. Ascend has entered into change in control agreements with a number of its corporate vice presidents. The change in control agreements generally provide that if, during the period commencing thirty days prior to the date on which the merger agreement was announced and ending twelve months after a "change in control" of Ascend occurs, the employment of a covered executive is involuntarily terminated without cause or constructively terminated, the covered executive will receive a severance payment generally equal to 12 or 18 months' base salary plus his or her annual bonus for the year in which the termination occurs, the continuation of medical insurance benefits for 12 or 18 months and certain outplacement benefits. All options to acquire shares of Ascend common stock held by the covered executive will receive an additional 12 months of vesting credit upon the occurrence of the change in control. Each covered executive will receive an additional payment equal to certain excise taxes imposed on such covered executive.

     Stock options issued to members of the Ascend board of directors under Ascend's 1994 Outside Directors Stock Option Plan will become fully vested and exercisable prior to the merger.

ACCOUNTING TREATMENT

     Completion of the merger is conditioned upon its being accounted for on a pooling of interests accounting basis and the receipt by Lucent and Ascend of letters from PricewaterhouseCoopers LLP and Ernst & Young LLP regarding those firms' concurrence with Lucent management's and Ascend management's conclusions, respectively, that pooling of interests accounting is appropriate for the merger under Accounting Principles Board Opinion No. 16 if completed in accordance with the merger agreement. See "The Merger Agreement and Stock Option
Agreement -- The Merger Agreement -- Conditions to the Completion of the Merger" and "-- Termination." Under this accounting treatment, as of the effective time of the merger, the assets and liabilities of Ascend would be added to those of Lucent at their recorded book values and the stockholders' equity accounts of Lucent and Ascend would be combined on Lucent's consolidated balance sheet. On a pooling of interests accounting basis, Lucent will retroactively restate its financial statements issued after completion of the merger to reflect the consolidated combined financial position and results of operations of Lucent and Ascend as if the merger had taken place as of the earliest period covered by such financial statements.

FORM OF THE MERGER

     Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, Dasher Merger Inc., a wholly owned subsidiary of Lucent and a party to the merger agreement, will merge with and into Ascend. Ascend will survive the merger as a wholly owned Delaware subsidiary of Lucent, and will continue under the name "Ascend Communications, Inc."

MERGER CONSIDERATION

     At the effective time of the merger, each outstanding share of Ascend common stock will be converted into the right to receive 1.65 shares of Lucent common stock, except that treasury stock and stock held by Lucent and Dasher Merger Inc. will be canceled. Stockholders will receive cash for any fractional shares which they would otherwise receive in the merger. As of the effective time of the merger, all shares of Ascend common stock will no longer be outstanding and will automatically be canceled and will cease to exist and each holder of a certificate representing any shares of Ascend common stock will cease to have any rights as a stockholder except the right to receive Lucent common stock in the merger. The exchange ratio of 0.825 was determined through arm's-length negotiations between Lucent and Ascend. The exchange ratio has been adjusted to 1.65 from the 0.825 exchange ratio reflected in the merger agreement to account for Lucent's two-for-one stock split effective on April 1, 1999.

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES; FRACTIONAL SHARES

     The conversion of Ascend common stock into the right to receive Lucent common stock will occur automatically at the effective time of the merger. As soon as practicable after the effective time of the merger, The Bank of New York, the exchange agent, will send a transmittal letter to each former Ascend stockholder. The transmittal letter will contain instructions for obtaining shares of Lucent common stock in exchange for shares of Ascend common stock. ASCEND STOCKHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

     After the effective time of the merger, each certificate that previously represented shares of Ascend common stock will represent only the right to receive the Lucent common stock into which such shares were converted in the merger and the right to receive cash for any fractional shares of Lucent common stock as described below.

     Until holders of certificates previously representing Ascend common stock have surrendered those certificates to the exchange agent for exchange, holders will not receive dividends or distributions on the Lucent common stock into which such shares have been converted with a record date after the effective time of the merger, and will not receive cash for any fractional shares of Lucent common stock. When holders surrender such certificates, they will receive any unpaid dividends and any cash for fractional shares of Lucent common stock without interest.

     In the event of a transfer of ownership of Ascend common stock which is not registered in the records of Ascend's transfer agent, a certificate representing the proper number of shares of Lucent common stock may be issued to a person other than the person in whose name the certificate so surrendered is registered if:

     - such certificate is properly endorsed or otherwise is in proper form for transfer

     - the person requesting such issuance will (1) pay any transfer or other taxes resulting from the issuance of shares of Lucent common stock to a person other than the registered holder of such certificate or (2) establish to Lucent that such tax has been paid or is not applicable.

     All shares of Lucent common stock issued upon conversion of shares of Ascend common stock, including any cash paid instead of any fractional shares of Lucent common stock, will be issued in full satisfaction of all rights relating to such shares of Ascend common stock. Lucent will remain obligated, however, to pay any dividends or make any other distributions declared or made by Ascend with a record date prior to the effective time of the merger and which remain unpaid at the effective time of the merger.

     No fractional shares of Lucent common stock will be issued to any Ascend stockholder upon surrender of certificates previously representing Ascend common stock. Promptly after the effective time of the merger, the exchange agent will determine the excess of (1) the number of whole shares of Lucent common stock delivered to the exchange agent by Lucent over (2) the aggregate number of whole shares of Lucent common stock to be distributed to former holders of Ascend common stock. The exchange agent will sell such excess shares on the New York Stock Exchange and will hold the proceeds in trust for the former holders of Ascend common stock. The exchange agent shall determine the portion of such proceeds to which each former holder of Ascend common stock is entitled, if any, by multiplying (1) the amount of net aggregate proceeds held in trust by (2) a fraction, the numerator of which is the amount of the fractional share interest to which such holder would otherwise be entitled and the denominator of which is the aggregate amount of fractional share interests to which all former holders of Ascend common stock are entitled.

     As an alternative to the issuance and sale of excess shares described above, Lucent may elect to pay each such stockholder an amount in cash equal to the product obtained by multiplying (1) the fractional share interest to which such holder would otherwise be entitled by (2) the closing price for a share of Lucent common stock on the New York Stock Exchange Composite Transaction Tape on the date on which the merger is completed.

EFFECTIVE TIME OF THE MERGER

     The merger will become effective upon the filing of the certificate of merger with the Delaware Secretary of State or such later time as is agreed upon by Lucent and Ascend and specified in the certificate of merger. The filing of the certificate of merger will occur as soon as practicable, but no later than the second business day, after satisfaction or waiver of the conditions to the completion of the merger described in the merger agreement unless another date is agreed to in writing by Lucent and Ascend.

STOCK EXCHANGE LISTING OF LUCENT COMMON STOCK

     It is a condition to the completion of the merger that Lucent common stock issuable to Ascend stockholders in the merger be approved for listing on the New York Stock Exchange, subject to official notice of issuance.

DELISTING AND DEREGISTRATION OF ASCEND COMMON STOCK

     If the merger is completed, Ascend common stock will be delisted from The Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following general discussion summarizes the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to Ascend, as to the anticipated material United States federal income tax consequences of the merger to holders of Ascend common stock who exchange such stock for Lucent common stock in the merger, which opinion is filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part. This discussion addresses only such stockholders who hold their Ascend common stock as a capital asset, and does not address all of the United States federal income tax consequences that may be relevant to particular stockholders in light of their individual circumstances or to stockholders who are subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities or foreign currencies, foreign holders, persons who hold such shares as a hedge against currency risk, or as part of a constructive sale or conversion transaction, or holders who acquired their shares upon the exercise of employee stock options or otherwise as compensation. The following discussion is not binding on the Internal Revenue Service. It is based upon the Internal Revenue Code, laws, regulations, rulings and decisions in effect as of the date of this proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed.

     HOLDERS OF ASCEND COMMON STOCK ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.

     No ruling has been, or will be, sought from the Internal Revenue Service as to the United States federal income tax consequences of the merger. It is a condition to the completion of the merger that Ascend receive an opinion from Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to Ascend, and Lucent receive an opinion from Cravath, Swaine & Moore, counsel to Lucent, in each case stating that the merger will qualify for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Such opinions will be based on customary assumptions and representations made by Ascend, Dasher Merger Inc. and Lucent. An opinion of counsel represents counsel's best legal judgment and is not binding on the Internal Revenue Service or any court.

     The merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Holders of Ascend common stock who exchange their Ascend common stock for Lucent common stock in the merger will not recognize gain or loss for United States federal income tax purposes, except with respect to cash, if any, they receive instead of a fractional share of Lucent common stock. Each holder's aggregate tax basis in the Lucent common stock received in the merger will be the same as his or her aggregate tax basis in the Ascend common stock surrendered in the merger, decreased by the amount of any tax basis allocable to any fractional share interest for which cash is received. The holding period of the Lucent common stock received in the merger by a holder of Ascend common stock will include the holding period of Ascend common stock that he or she surrendered in the merger.

     A holder of Ascend common stock who receives cash instead of a fractional share of Lucent common stock will recognize gain or loss equal to the difference between the amount of cash received and his or her tax basis in the Lucent common stock that is allocable to the fractional share. That gain or loss generally will constitute capital gain or loss. In the case of an individual stockholder, any such capital gain will be subject to a maximum United States federal income tax rate of 20% if the individual has held his or her Ascend common stock for more than 12 months at the effective time of the merger. The deductibility of capital losses is subject to limitations for both individuals and corporations.

REGULATORY MATTERS

     UNITED STATES ANTITRUST. Under the Hart-Scott-Rodino Act and related rules, certain transactions, including the merger, may not be completed unless certain waiting period requirements have been satisfied. On February 4, 1999, Lucent and Ascend each filed a Notification and Report Form with the Antitrust Division of the Department of Justice and the Federal Trade Commission. On March 5, 1999, the Antitrust Division issued requests for additional information and other documentary material to Lucent and Ascend relating to the merger. Lucent and Ascend provided additional information and documents to the Antitrust Division, and on April 12, 1999 the Antitrust Division granted early termination of the waiting period. At any time before or after the effective time of the merger, the Antitrust Division, the Federal Trade Commission or others could take action under the antitrust laws, including seeking to prevent the merger, to rescind the merger or to conditionally approve the merger upon the divestiture of substantial assets of Lucent or Ascend. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

     EUROPEAN UNION. Lucent and Ascend each conducts business in member states of the European Union. European Union Council Regulation 4064/89 requires notification to and approval by the European Commission of certain mergers or acquisitions involving parties with aggregate worldwide sales and individual European Union sales exceeding certain thresholds before such mergers or acquisitions are implemented. Ascend and Lucent have sales that exceed these thresholds. A single notification to the European Commission eliminates any need to submit notifications of the merger to national competition authorities in member states within the European Economic Area. Lucent and Ascend notified the European Commission of the merger on March 1, 1999. Additional filings may be necessary in countries outside the European Economic Area.

     The European Commission must review the merger to determine whether or not it is compatible with the common market and, accordingly, whether or not to permit it to proceed. A merger or acquisition which does not create or strengthen a dominant position as a result of which effective competition would be significantly impeded in the common market or in a substantial part of the common market is considered to be compatible with the common market, and must be allowed to proceed. The European Commission has one month following submission of a complete notification to examine whether the merger raises serious doubts with regard to its compatibility with the common market. If within this one-month period the European Commission decides that there are no serious doubts, or if it fails to reach a decision, the merger is deemed approved. On April 6, 1999, the European Commission notified Lucent and Ascend that the merger was compatible with the common market.

     GENERAL. It is possible that any of the governmental entities with which filings are made may seek, as conditions for granting approval of the merger, various regulatory concessions. There can be no assurance that:

     - Lucent or Ascend will be able to satisfy or comply with such conditions

     - compliance or non-compliance will not have adverse consequences for Lucent after completion of the merger

     - the required regulatory approvals will be obtained within the time frame contemplated by Lucent and Ascend and referred to in this proxy statement/prospectus or on terms that will be satisfactory to Lucent and Ascend.

See "The Merger Agreement and Stock Option Agreement -- The Merger Agreement -- Conditions to the Completion of the Merger."

LITIGATION

     On January 13, 1999, four purported stockholder class action suits were filed against Ascend and the members of the Ascend board of directors and, in one suit, Lucent in the Delaware Court of Chancery. These complaints allege, among other things, that the defendants have breached their fiduciary duties to Ascend stockholders by failing to maximize stockholder value. The complaints seek, among other things, an order enjoining completion of the merger. Ascend and, to the extent it is a defendant, Lucent believe that the complaints are without merit and plan to vigorously defend against such complaints.

APPRAISAL RIGHTS

     Under Delaware corporate law, holders of Ascend common stock are not entitled to appraisal rights in connection with the merger because, on the record date, Ascend common stock was designated and quoted for trading on The Nasdaq National Market and will be converted into shares of Lucent common stock, which at the effective time of the merger will be listed on the New York Stock Exchange.

CONTINUATION OF ASCEND EMPLOYEE BENEFITS

     Lucent has agreed that, from the effective time of the merger until the second anniversary of the effective time of the merger, it will provide, or cause to be provided, benefit plans, programs and arrangements to employees of Ascend that are substantially equivalent in the aggregate to those provided to employees of Ascend as of January 12, 1999, except that Ascend employees will be eligible for option grants on the same basis as similarly situated employees of Lucent. For the first year after the effective time of the merger, Lucent has agreed to provide severance benefits to employees of Ascend that are no less favorable to such employees than those provided by Ascend as of January 12, 1999.

     Lucent has agreed that:

     - continuing employees of Ascend will be credited with their service with Ascend and its affiliates for purposes of participation, vesting and entitlement to benefits in any employee benefits plans, programs or arrangements in which they subsequently participate after the effective time of the merger, but not for accrual of pension benefits and not to the extent such recognition would result in a duplication of benefits

     - subsidiaries of Lucent will assume and honor in accordance with their terms all employment, severance and other compensation agreements and arrangements with employees, directors and officers of Ascend and its affiliates.

EFFECT ON AWARDS OUTSTANDING UNDER ASCEND STOCK PLANS; WARRANTS

     Under the merger agreement, at the effective time of the merger, Lucent will assume each stock option plan of Ascend and all outstanding equity-based awards. Each option to acquire shares of Ascend common stock under such plans will be converted into an option to acquire Lucent common stock on the same terms and conditions. The number of shares of Lucent common stock to be subject to any such option will be equal to the number of shares of Ascend common stock subject to such Ascend option multiplied by the 1.65 exchange ratio and rounded down to the nearest whole share. The exercise price per share of Lucent common stock under any such option will be equal to the aggregate exercise price for the shares of Ascend common stock subject to such Ascend option divided by the total number of shares of Lucent common stock to be subject to such option. As of January 4, 1999, the number of shares of Ascend common stock reserved for issuance under such plans was approximately 74 million.

     Completion of the merger will result in a "transfer of control" under such plans. As a result, (1) options to acquire Ascend common stock granted to corporate vice presidents who are parties to change in control agreements with Ascend will have vesting accelerated by one year upon completion of the merger and (2) options to acquire Ascend common stock granted to members of the Ascend board of directors under Ascend's 1994 Outside Directors Stock Option Plan will become fully vested prior to the effective time of the merger. Except as described in the preceding sentences, the terms of the options to acquire shares of Lucent common stock will be the same as the terms of the options to acquire shares of Ascend common stock. Ascend's 1994 Employee Stock Purchase Plan will continue in effect until approximately two weeks before the effective date of the merger. No further offering periods will be started after that time.

     Each warrant to purchase Ascend common stock will, at the effective time of the merger, be converted, subject to adjustment in certain circumstances, into the right to receive the number of shares of Lucent common stock, rounded down to the nearest whole share, equal to the number of shares of Ascend common stock subject to such warrant immediately prior to the effective time of the merger multiplied by the 1.65 exchange ratio.

RESALE OF LUCENT COMMON STOCK

     Lucent common stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act of 1933, except for shares issued to any Ascend stockholder who may be deemed to be an "affiliate" of Ascend or Lucent for purposes of Rule 145 under the Securities Act or for purposes of qualifying the merger for pooling of interests accounting treatment. It is expected that each such affiliate will agree not to transfer any Lucent common stock received in the merger except in compliance with the resale provisions of Rule 144 or 145 under the Securities Act or as otherwise permitted under the Securities Act and will make no disposition of any Lucent common stock received in connection with the merger unless, in the opinion of counsel to Lucent, the transaction will not have any adverse consequences for Lucent with respect to the treatment of the merger for tax purposes. In addition, it is expected that each such affiliate will agree not to make any such disposition within 30 days prior to the effective time of the merger, and, until after such time as financial results covering at least 30 days of combined operations of Lucent and Ascend after the merger have been published. The merger agreement requires Ascend to use reasonable efforts to cause its affiliates to enter into such agreements, and Lucent has agreed to use reasonable efforts to cause its affiliates to comply with the transfer restrictions referred to in the preceding sentence. This proxy statement/prospectus does not cover resales of Lucent common stock received by any person upon completion of the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any such resale.

                THE MERGER AGREEMENT AND STOCK OPTION AGREEMENT

     The following description summarizes the material provisions of the merger agreement and the stock option agreement. Stockholders should read carefully the merger agreement and the stock option agreement, which are attached as Annexes 1 and 2 to this proxy statement/prospectus.

THE MERGER AGREEMENT

     CONDITIONS TO THE COMPLETION OF THE MERGER. Each party's obligation to effect the merger is subject to the satisfaction or waiver of various conditions which include, in addition to other customary closing conditions, the following:

     - holders of a majority of the voting power of all outstanding shares of Ascend common stock having adopted the merger agreement

     - the waiting period applicable to the merger under the Hart-Scott-Rodino Act having expired or been terminated

     - no judgment, order, statute, law or regulation entered, enacted, enforced or issued by any court or other governmental entity of competent jurisdiction or other legal restraint or prohibition being in effect, and no suit, action or proceeding by any governmental entity being pending that (1) would prevent the completion of the merger or (2) otherwise would be reasonably likely to have a material adverse effect, as described below, on Lucent or Ascend; provided, however, that each of the parties shall have used its reasonable efforts to prevent the entry of any such legal restraint or prohibition and to appeal as promptly as possible any such legal restraint or prohibition that may be entered

     - the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, having become effective under the Securities Act and not being the subject of any stop order or proceedings seeking a stop order

     - the shares of Lucent common stock issuable to Ascend stockholders in the merger having been approved for listing on the New York Stock Exchange, subject to official notice of issuance

     - Lucent and Ascend each having received letters dated as of the date on which the merger is to be completed from PricewaterhouseCoopers LLP and Ernst & Young LLP regarding those firms' concurrence with Lucent management's and Ascend management's conclusions, respectively, that pooling of interests accounting is appropriate for the merger under Accounting Principles Board Opinion No. 16 if completed in accordance with the merger agreement.

     In addition, each party's obligation to effect the merger is further subject to the satisfaction or waiver of the following additional conditions:

     - the representations and warranties of the other party set forth in the merger agreement being true and correct as of the date of the merger agreement and as of the date on which the merger is to be completed as though made on and as of the date on which the merger is to be completed, or, if such representations and warranties expressly relate to an earlier date, then as of such date, except where the failure of such representations and warranties to be so true and correct, without giving effect to any included limitation as to "materially" or "material adverse effect," does not have, and is not reasonably likely to have, individually or in the aggregate, a material adverse effect on such other party

     - the other party to the merger agreement having performed in all material respects all obligations required to be performed by it under the merger agreement on or prior to the date on which the merger is to be completed

     - Ascend having received from Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to Ascend, and Lucent having received from Cravath, Swaine & Moore, counsel to Lucent, on the date on which the registration statement is declared effective by the Securities and Exchange Commission and on the date on which the merger is to be completed, an opinion in each case dated as of such respective date and stating that the merger will qualify for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The issuance of such opinions will be conditioned upon the receipt by such tax counsel of customary representation letters from each of Ascend, Dasher Merger Inc. and Lucent, in each case, in form and substance reasonably satisfactory to such tax counsel.

     The merger agreement provides that a "material adverse change" or "material adverse effect" means, when used in connection with Ascend or Lucent, any change, effect, event, occurrence or state of facts that is, or is reasonably likely to be, materially adverse to the business, financial condition or results of operations of such party and its subsidiaries taken as a whole, other than any change, effect, event, occurrence, state of facts or development:

     - relating to the economy in general

     - relating to the industries in which such party operates in general

     - arising out of or resulting from actions contemplated by the parties in connection with, or which is attributable to, the announcement of the merger agreement and the transactions contemplated by the merger agreement, including loss of personnel, customers or suppliers or the delay or cancelation of orders for products

     - in the case of Ascend, litigation brought or threatened against Ascend or any member of the Ascend board of directors concerning the merger agreement,

provided that a failure by either Lucent or Ascend to meet the revenue or earnings predictions of equity analysts as reflected in the First Call consensus estimate, or any other revenue or earnings predictions or expectations, for any period ending on or after the date of the merger agreement will not in and of itself constitute a material adverse change or material adverse effect; however, this proviso will not exclude any underlying change, effect, event, occurrence, state of facts or developments which resulted in such failure to meet such estimates, predictions or expectations.

     Ascend can provide no assurance that all of the conditions precedent to the merger will be satisfied or waived by the party permitted to do so. Ascend cannot at this point determine whether it would resolicit proxies in the event that it decides to waive any of the items listed above, including among other things, the requirement that it receive letters that the merger will qualify for pooling of interests accounting treatment. This decision would depend upon the facts and circumstances leading to Ascend's decision to complete the merger and whether Ascend believes there has been a material change in the terms of the merger and its effect on Ascend stockholders. In making its determination, Ascend would consider, among other factors, the reasons for the waiver, the effect of the waiver on the terms of the merger, whether the requirement being waived, including the requirement that the merger be treated as pooling of interests for accounting purposes, was necessary in order to make the deal fair to the stockholders from a financial point of view, the availability of alternative transactions and the prospects of Ascend as an independent entity. If Ascend determines that a waiver of a condition would materially change the terms of the merger, including the expected qualification of the merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, it will resolicit proxies.

     NO SOLICITATION. The merger agreement provides that Ascend will not, nor will it permit any of its subsidiaries to, nor will it authorize or permit any of its directors, officers or employees or any financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly through another person:

     - solicit, initiate or encourage, including by way of furnishing information, or take any other action designed to facilitate, any inquiries or the making of any takeover proposal, as described below

     - participate in any discussions or negotiations regarding any takeover proposal;

provided, however, that if, at any time prior to the date of the special meeting, the Ascend board of directors determines in good faith, after consultation with outside counsel, that it is legally advisable to do so in order to comply with its fiduciary duties to Ascend stockholders under applicable law, Ascend may, in response to a superior proposal, as described below, which was not solicited by it, subject to providing prior oral and written notice of its decision to do so to Lucent:

     - furnish under a customary confidentiality agreement information about Ascend and its subsidiaries to any person making a superior proposal

     - participate in negotiations regarding such superior proposal.

     The merger agreement provides that:

     - the term "takeover proposal" means any inquiry, proposal or offer from any person relating to any acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or assets of Ascend and its subsidiaries, taken as a whole, or 15% or more of any class of equity securities of Ascend or any of its subsidiaries, any tender offer or exchange offer that if completed would result in any person beneficially owning 15% or more of any class of equity securities of Ascend or any of its subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Ascend or any of its subsidiaries

     - the term "superior proposal" means any proposal made by a third party to acquire, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Ascend common stock or all or substantially all the assets of Ascend, on terms that the Ascend board of directors determines in its good faith judgment, based on the advice of a financial advisor of nationally recognized reputation, to be more favorable to Ascend's stockholders than the merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Ascend board of directors, is reasonably capable of being obtained.

     Except as expressly permitted by the merger agreement, neither the Ascend board of directors nor any committee of the board will:

     - withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Lucent, the approval or recommendation by the Ascend board of directors or such committee of the merger or the merger agreement

     - approve or recommend, or propose publicly to approve or recommend, any takeover proposal

     - cause Ascend to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any takeover proposal, other than any such agreement entered into concurrently with a termination as described in the next sentence in order to facilitate such action.

Notwithstanding the foregoing, in response to a superior proposal which was not solicited by Ascend and which did not otherwise result from a breach of the provisions of the merger agreement described above, the Ascend board of directors may terminate the merger agreement, but only at a time that is after the fifth business day following Lucent's receipt of written notice advising Lucent that the Ascend board of directors is prepared to accept a superior proposal. Ascend must pay a fee in the amount of $525 million to Lucent upon such termination. See "-- Termination" and "--Termination Fees."

     TERMINATION. The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after adoption of the merger agreement by the stockholders of Ascend:

        1. by mutual written consent of Lucent, Dasher Merger Inc. and Ascend

        2. by Lucent or Ascend, if the merger has not been completed by September 30, 1999; provided, however, that this right to terminate the merger agreement will not be available to a party whose failure to perform any of its obligations under the merger agreement has resulted in the failure of the merger to be completed by that date

        3. by Lucent or Ascend, if the Ascend stockholders have not adopted the merger agreement at an Ascend stockholders' meeting

        4. by Lucent or Ascend, if any legal restraint or prohibition is in effect and has become final and nonappealable (1) preventing the completion of the merger or (2) which otherwise is reasonably likely to have a material adverse effect on Ascend or Lucent, provided that the party seeking to exercise this right to terminate the merger agreement has used reasonable efforts to prevent the entry of and to remove such legal restraint or prohibition

        5. by Lucent or Ascend, if the other party has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform would give rise to the failure of a condition to the merger and cannot be cured within 30 calendar days

        6. by Ascend, at any time prior to the date of the special meeting, in response to a superior proposal which was not solicited by Ascend and which did not otherwise result from a breach of the provisions of the merger agreement described above under "-- No Solicitation," if Ascend has complied with certain notice requirements

        7. by Lucent, if Ascend or any of its directors or officers has taken any of the actions, unless immaterial, that would be prohibited by the covenant described in "-- No Solicitation" above.

     TERMINATION FEES.  If the merger agreement is terminated:

        1. by Lucent or Ascend as described above in the second or third paragraph under "-- Termination" at a time when a takeover proposal has been made directly to Ascend stockholders generally or has otherwise become publicly known or any person has publicly announced an intention to make a takeover proposal

        2. by Ascend as described above in the sixth paragraph under "-- Termination"

        3. by Lucent as described above in the seventh paragraph under "-- Termination,"

then Ascend must pay Lucent a $525 million termination fee; provided, however, that, no termination fee will be payable under the first and third clauses of this section unless Ascend enters into a definitive agreement concerning, or completes, a takeover proposal involving at least 50% of the stock or assets of Ascend within seven months of termination of the merger agreement.

     If a takeover proposal has been made as described in clause (1) of this section and has thereafter been publicly unconditionally withdrawn by its maker prior to the termination event referred to in clause (1) of this section, no termination fee will be payable by Ascend to Lucent unless Ascend enters into a definitive agreement concerning, or completes, a takeover proposal with the same maker or any of its affiliates within the seven-month period referred to above.

     The merger agreement further provides that if Ascend fails to pay any termination fee due, Ascend must pay the costs and expenses in connection with any action taken to collect payment, together with interest on the amount of the termination fee.

     CONDUCT OF BUSINESS PENDING THE MERGER. Under the merger agreement, Ascend has agreed that, prior to the effective time of the merger, it will carry on its business in the ordinary course consistent with past practice and in compliance in all material respects with applicable laws and regulations and will use reasonable efforts to preserve intact its current business organization, to keep available the services of its current officers and other key employees and preserve its relationships with those persons having business dealings with it. Lucent has agreed that, prior to the effective time of the merger, it will not make any acquisition of assets or businesses which, in Lucent's good faith judgment, would cause a material delay of the merger. In addition, Ascend has agreed that, among other things and subject to certain exceptions, neither it nor any of its subsidiaries may:

     - declare, set aside or pay any dividends or other distributions on any of its capital stock, other than certain dividends and distributions by a wholly owned subsidiary, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in substitution for shares of its capital stock, except for issuances of Ascend common stock by the exercise of options and warrants outstanding on the date of the merger agreement, or purchase, redeem or otherwise acquire any shares of capital stock of Ascend or its subsidiaries or any other of its securities or any rights, warrants or options to acquire any such securities

     - issue, deliver, sell, pledge or otherwise encumber or subject to any lien any shares of capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such securities, other than under existing options and warrants, under Ascend's 1994 Employee Stock Purchase Plan in accordance with past practices, certain issuances of options under Ascend's stock option plans and issuances under the stock option agreement

     - amend the certificate of incorporation of Ascend, the by-laws of Ascend or other comparable organizational documents

     - acquire or agree to acquire by merging or consolidating with, or by purchasing assets of, any business or any person, other than (1) purchases of raw materials or supplies in the ordinary course of business consistent with past practice or (2) acquisitions for cash plus assumptions of debt with a purchase price together with the assumed debt not in excess of $100 million individually or $250 million in the aggregate, provided that Ascend will have reasonably consulted with Lucent prior to entering into a definitive agreement for any such acquisition and will not complete any acquisition that, to the knowledge of Ascend, in Ascend's good faith judgment, will result in a significant overlap with Lucent's businesses

     - sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets, other than sales or licenses of finished goods in the ordinary course of business consistent with past practice, provided that Ascend will use reasonable efforts to complete the previously announced plan to divest portions of Stratus Computer, Inc. and Stratus Computer Limited

     - incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Ascend or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice and except for intercompany indebtedness between Ascend and any of its subsidiaries or between such subsidiaries

     - make any loans, advances or capital contributions to, or investments in, any other person

     - make or agree to make any new capital expenditures, or enter into any agreement providing for payments which, individually, are in excess of $5 million or, in the aggregate, are in excess of $25 million

     - make any tax election that is reasonably likely to have a material adverse effect on the tax liability of Ascend or settle or compromise any material income tax liability

     - pay, discharge, settle or satisfy any material claims, liabilities, obligations or litigation, other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities recognized or disclosed in the most recent consolidated financial statements of Ascend included in the documents filed by Ascend with the Securities and Exchange Commission or incurred since the date of such financial statements, or waive the benefits of, or agree to modify in any manner, any standstill or similar agreement to which Ascend or any of its subsidiaries is a party

     - except as required by law or contemplated in the merger agreement and except for labor agreements negotiated in the ordinary course, enter into, adopt or amend in any material respect or terminate any benefit plan or any other agreement, plan or policy involving Ascend or its subsidiaries, and one or more of its directors, officers or employees, or materially change any actuarial or other assumption used to calculate funding obligations for any pension plan, or change the manner in which contributions to any pension plan are made or the basis on which such contributions are determined

     - except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not materially increase benefits or compensation expenses of Ascend or its subsidiaries, or as contemplated in the merger agreement or by the terms of any employment agreement in existence on the date of the merger agreement, increase the cash compensation of any director, executive officer or other key employee or pay any benefit or amount not required by a plan or arrangement as in effect on the date of the merger agreement to any such person; provided, however, that Ascend may pay 1998 bonuses earned under its incentive bonus plans in accordance with the terms of such plans consistent with past practice

     - transfer or license to any person or entity or otherwise extend, amend or modify any rights to the intellectual property rights of Ascend and its subsidiaries other than in the ordinary course of business consistent with past practices or on a non-exclusive basis not materially different from past practices

     - enter into or amend in any material respect any material original equipment manufacturer agreement or any agreements under which any person is granted exclusive marketing, manufacturing or other rights concerning any Ascend product, process or technology

     - take any action that would result in a material adverse change in Ascend occurring.

     AMENDMENT; EXTENSION AND WAIVER.  Subject to applicable law:

     - the merger agreement may be amended by the parties in writing at any time, except that after the merger agreement has been adopted by the stockholders of Ascend, no amendment may be entered into which requires further approval by Ascend stockholders unless such further approval is obtained

     - at any time prior to the effective time of the merger, a party may, by written instrument signed on behalf of such party, extend the time for performance of the obligations of any other party to the merger agreement, waive inaccuracies in representations and warranties of any other party contained in the merger agreement or in any related document and except as provided in the merger agreement, waive compliance by any other party with any agreements or conditions in the merger agreement.

     Under Section 251(d) of the Delaware General Corporation Law, no amendment to the merger agreement made after the adoption of the merger agreement by the stockholders of Ascend may, without further stockholder approval, alter or change the amount or kind of shares, securities, cash, property and/or rights to be received by Ascend stockholders in the merger, or alter or change any terms and conditions of the merger agreement if such alteration or change would adversely affect the holders of any class or series of stock of Ascend.

     EXPENSES. Whether or not the merger is completed, all fees and expenses incurred in connection with the merger, the merger agreement and the stock option agreement will be paid by the party incurring such fees or expenses, except as otherwise provided in the merger agreement and the stock option agreement and except that Lucent and Ascend will share equally the expenses incurred in connection with filing, printing and mailing this proxy statement/prospectus and the registration statement of which it is a part and the filing fees for the premerger notification and report forms under the Hart-Scott-Rodino Act. Lucent will file any return and will pay any state or local taxes, if any, resulting from the transfer of the beneficial ownership of Ascend's real property as a result of the merger, other than any such taxes that are solely the obligation of a stockholder of Ascend, in which case Ascend shall pay any such taxes.

     REPRESENTATIONS AND WARRANTIES. The merger agreement contains customary representations and warranties relating to, among other things:

     - corporate organization and similar corporate matters of Lucent and Ascend

     - subsidiaries of Ascend

     - the capital structure of each of Lucent and Ascend

     - authorization, execution, delivery, performance and enforceability of, and required consents, approvals, orders and authorizations of governmental authorities relating to, the merger agreement and related matters of Lucent and Ascend

     - documents filed by each of Lucent and Ascend with the Securities and Exchange Commission, the accuracy of information contained in such documents and the absence of undisclosed liabilities of each of Lucent and Ascend

     - the accuracy of information supplied by each of Lucent and Ascend in connection with this proxy statement/prospectus and the registration statement of which it is a part

     - absence of material changes or events concerning Lucent and Ascend

     - compliance with applicable laws by each of Lucent and Ascend

     - absence of changes in benefit plans of Ascend

     - matters relating to the Employee Retirement Income Security Act for
       Ascend

     - filing of tax returns and payment of taxes by each of Lucent and Ascend

     - required stockholder vote of Ascend

     - satisfaction of certain state takeover statutes' requirements for Ascend

     - the absence of actions by Lucent or Ascend that would prevent using the "pooling of interests" method to account for the merger

     - engagement and payment of fees of brokers, investment bankers, finders and financial advisors by each of Lucent and Ascend

     - receipt of fairness opinions by each of Lucent and Ascend from their respective financial advisors

     - intellectual property and year 2000 matters of Ascend

     - outstanding and pending material litigation of each of Lucent and Ascend

     - certain contracts of Ascend

     - interim operations of Dasher Merger Inc.

     AMENDMENTS TO THE ASCEND CERTIFICATE OF INCORPORATION. As of the effective time of the merger, the Ascend certificate of incorporation will be substantially identical to the certificate of incorporation of Dasher Merger Inc. immediately prior to the merger. For a summary of certain provisions of the Ascend certificate of incorporation and the associated rights of Ascend stockholders, see "Comparison of Rights of Common Stockholders of Lucent and Ascend."

     AMENDMENTS TO THE ASCEND BY-LAWS. The merger agreement provides that the by-laws of Dasher Merger Inc., as in effect immediately prior to the effective time of the merger, will be the by-laws of the surviving corporation following the merger until changed or amended. For a summary of certain provisions of the Ascend by-laws and the associated rights of Ascend stockholders, see "Comparison of Rights of Common Stockholders of Lucent and Ascend."

THE STOCK OPTION AGREEMENT

     GENERAL. Immediately following the execution and delivery of the merger agreement, Lucent and Ascend entered into a stock option agreement under which Ascend granted Lucent an option to purchase up to 43,832,749 shares of Ascend common stock, or such number of shares of Ascend common stock as represents 19.9% of the then-outstanding shares of Ascend common stock, at a price per share of $89.00.

     EXERCISE OF THE OPTION. Except as described below, the option is exercisable at any time after the occurrence of any event unconditionally entitling Lucent to receive the termination fee under the merger agreement. The right to purchase shares under the stock option agreement will expire upon the earliest to occur of:

     - the effective time of the merger

     - 15 business days after the first occurrence of any event unconditionally entitling Lucent to receive the termination fee

     - termination of the merger agreement prior to the occurrence of any event unconditionally entitling Lucent to receive the termination fee, unless Lucent has the right to receive a termination fee following such termination upon the occurrence of certain events, in which case the option will not terminate until the later of (1) 15 business days following the time such termination fee becomes unconditionally payable and (2) the expiration of the period during which Lucent has such right to receive a termination fee.

Any purchase of shares upon the exercise of the option is subject to compliance with the Hart-Scott-Rodino Act and the obtaining or making of any governmental or regulatory consents, approvals, orders, notifications, filings or authorizations, the failure of which to have obtained or made would make the issuance of shares subject to the option illegal. In the event that any such governmental or regulatory action has not yet been obtained or made at the time the option is exercisable, which prohibits the exercise of the entire option, the option may be exercised for a lesser amount of shares than may be then acquired without such governmental or regulatory action. If Lucent receives official notice that such governmental or regulatory action will not be issued or granted or it is not granted within six months after a partial exercise in accordance with the preceding sentence, then Lucent may exercise its right to receive cash for any remaining shares subject to the option.

     ADJUSTMENTS TO NUMBER AND TYPE OF SHARES. The number and type of securities subject to the option and the purchase price will be adjusted for any change in Ascend common stock by reason of a stock dividend, split-up, merger, recapitalization, combination, exchange of shares or similar transaction, such that Lucent will receive, upon exercise of the option, the number and type of securities that Lucent would have received if the option had been exercised immediately prior to the occurrence of such event, or the record date of such event. The number of shares of Ascend common stock subject to the option will also be adjusted in the event Ascend issues additional shares of common stock, such that the number of shares of Ascend common stock subject to the option represents 19.9% of the shares of Ascend common stock then outstanding, without giving effect to shares subject to or issued under the option.

     If Ascend agrees to consolidate with or merge into any person other than Lucent or one of its subsidiaries, to permit any person other than Lucent or one of its subsidiaries to merge into Ascend, or to sell or otherwise transfer all or substantially all of its assets to any person other than Lucent or one of its subsidiaries, then such agreement will provide that the option will, upon the completion of such transaction, be converted into or exchanged for an option to acquire the number and class of shares or other securities or property Lucent would have received for Ascend common stock if the option had been exercised immediately prior to such consolidation, merger, sale or transfer, or the record date of such event.

     CASH PAYMENT FOR THE OPTION. Instead of purchasing shares of Ascend common stock under the option, Lucent may exercise its right to have Ascend pay to Lucent an amount per share of Ascend common stock equal to the number of shares of Ascend common stock subject to the option multiplied by the difference between:

     - the average closing price on The Nasdaq National Market of shares of Ascend common stock for the 10 trading days commencing on the 12th trading day immediately preceding the option closing date and

     - the exercise price of the option.

     In addition, the stock option agreement provides that in no event will Lucent's total profit from the option plus any termination fee paid to Lucent exceed $625 million in the aggregate and, if Lucent's total profit from the option would otherwise exceed such amount, Lucent is required to:

     - reduce the number of shares of Ascend common stock subject to the option

     - deliver to Ascend for cancelation shares of Ascend common stock previously purchased by Lucent

     - pay cash to Ascend

     - any combination of the foregoing, so that Lucent's total profit from the option plus the termination fee so paid to Lucent does not exceed $625 million after taking into account the foregoing actions.

     REGISTRATION RIGHTS AND LISTING. Lucent has certain rights to require registration by Ascend of any shares purchased under the option under the securities laws if necessary for Lucent to be able to sell such shares and to require the listing of such shares on The Nasdaq National Market or other national securities exchange.

     ASSIGNABILITY. The stock option agreement may not be assigned or delegated by Lucent or Ascend without the prior written consent of the other. The shares subject to the option may not be sold, assigned, transferred or otherwise disposed of except in an underwritten public offering or to a purchaser or transferee who would not, immediately after such sale, assignment, transfer or disposal, beneficially own more than 3.0% of the outstanding voting power of Ascend; provided, however, that Lucent shall be permitted to sell any such shares if the sale is made in connection with a tender or exchange offer that has been approved or recommended by a majority of the Ascend board of directors.

     EFFECT OF STOCK OPTION AGREEMENT. The stock option agreement is intended to increase the likelihood that the merger will be completed on the terms set forth in the merger agreement. Consequently, certain aspects of the stock option agreement may discourage persons who might now or prior to the effective time of the merger be interested in acquiring all of or a significant interest in Ascend from considering or proposing such an acquisition, even if such persons were prepared to offer higher consideration per share for Ascend common stock than that implicit in the 1.65 exchange ratio or a higher price per share for Ascend common stock than the market price.

                     COMPARATIVE STOCK PRICES AND DIVIDENDS

     Lucent common stock is listed for trading on the New York Stock Exchange under the trading symbol "LU" and Ascend common stock is quoted on The Nasdaq National Market under the trading symbol "ASND." The following table sets forth, for the periods indicated, dividends and the high and low sales prices per share of Lucent common stock on the New York Stock Exchange Composite Transaction Tape and of Ascend common stock on The Nasdaq National Market. Lucent's per share data has been restated to account for Lucent's two-for-one stock splits effective on April 1, 1999 and on April 1, 1998. For current price information, stockholders are urged to consult publicly available sources.

                                                     LUCENT                                 ASCEND
                                                  COMMON STOCK                           COMMON STOCK
                                       -----------------------------------    -----------------------------------
                                                                 DIVIDENDS                              DIVIDENDS
CALENDAR PERIOD                          HIGH          LOW       DECLARED     HIGH          LOW         DECLARED
---------------                          ----          ---       ---------    ----          ---         ---------
  1996
     First Quarter...................    $ N/A      $N/A         $     --     $58 3/8       $28 3/4       $N/A
     Second Quarter..................  9 13/16      7 7/16        0.01875      71 1/4        47 3/4        N/A
     Third Quarter...................  11 15/32     7 21/32       0.01875      68 3/4        38 1/4        N/A
     Fourth Quarter..................  13 9/32      10 17/32      0.01875      75 1/4        57 1/2        N/A

  1997
     First Quarter...................  15 5/32      11 3/16       0.00000      80 1/4        40 7/64       N/A
     Second Quarter..................  18 35/64     12 15/32      0.01875      60            36 1/8        N/A
     Third Quarter...................  22 11/16     18 3/64       0.01875      56 13/16      30            N/A
     Fourth Quarter..................  22 35/64     18 3/32       0.03750      35 11/16      22            N/A

  1998
     First Quarter...................  32 1/16      18 23/64      0.00000      38 3/4        24 3/8        N/A
     Second Quarter..................  41 27/32     32            0.02000      51 13/16      36 1/8        N/A
     Third Quarter...................  54 1/4       34 3/16       0.02000      55 1/16       32 5/8        N/A
     Fourth Quarter..................  56 15/16     26 23/32      0.04000      69 5/8        33 15/16      N/A

  1999
     First Quarter...................     60           47         0.00000     93 3/8        65 1/4         N/A
     Second Quarter (through May 20,
       1999).........................     67        51 7/8        0.02000     102 9/16      80 7/8         N/A

N/A -- Not applicable

     The following table sets forth the high and low sales prices per share of Lucent common stock on the New York Stock Exchange Composite Transaction Tape and of Ascend common stock on The Nasdaq National Market on January 12, 1999, the last trading day before the public announcement of the merger agreement, and on May 20, 1999, the last trading day before the date of this proxy statement/prospectus:

                                                                LUCENT                  ASCEND
                                                             COMMON STOCK            COMMON STOCK
                                                            ---------------        -----------------
                                                             HIGH       LOW         HIGH        LOW
                                                            ------     -----       ------      -----
January 12, 1999.........................................   $56 21/32  $53 7/16    $79 1/2     $73
May 20, 1999.............................................   $60 1/2    $58 3/4     $97 11/16   $94

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

     The following unaudited pro forma combined condensed financial statements give effect to the merger of Lucent and Ascend under the pooling of interests method of accounting. These pro forma statements are presented for illustrative purposes only, and therefore are not necessarily indicative of the operating results and financial position that might have been achieved had the merger occurred as of an earlier date, nor are they necessarily indicative of operating results and financial position which may occur in the future. Lucent's per share data has been restated to account for its two-for-one stock splits effective on April 1, 1999 and on April 1, 1998.

     The unaudited pro forma combined condensed balance sheet as of March 31, 1999 was prepared by combining the unaudited condensed consolidated balance sheet at March 31, 1999, for Lucent with the unaudited condensed balance sheet at March 31, 1999, for Ascend, giving effect to the merger as though it had been consummated on March 31, 1999.

     The unaudited pro forma combined condensed statements of income for the periods presented were prepared by combining Lucent's consolidated statements of income for the six months ended March 31, 1999, for each of the two years in the period ended September 30, 1998 and for the nine-month period ended September 30, 1996 with Ascend's statements of income for the six months ended March 31, 1999, for each of the two years in the period ended December 31, 1998 and for the nine-month period ended December 31, 1996, and giving effect to the merger as though it had occurred at the beginning of the earliest period presented.

     The restated consolidated condensed financial statements of Lucent at September 30, 1998, for each of the two years in the period ended September 30, 1998 and for the nine-month period ended September 30, 1996 are derived from audited restated consolidated financial statements incorporated by reference in this proxy statement/prospectus. The unaudited consolidated condensed financial statements for Lucent at March 31, 1999 and for the six months ended March 31, 1999, are derived from unaudited consolidated condensed financial statements incorporated by reference in this proxy statement/prospectus, and, in the opinion of Lucent's management, include all necessary adjustments for a fair presentation of such unaudited consolidated condensed financial statements in conformity with generally accepted accounting principles.

     The condensed historical financial statements of Ascend at December 31, 1998 and for each of the two years in the period ended December 31, 1998 are derived from audited consolidated financial statements incorporated by reference in this proxy statement/prospectus. The unaudited condensed historical financial statements for Ascend at and for the six months ended March 31, 1999 are calculated from unaudited consolidated condensed financial statements incorporated by reference in this proxy statement/prospectus and the financial statements for the nine-month period ended December 31, 1996 are calculated from unaudited consolidated condensed financial statements not incorporated by reference in this proxy statement/ prospectus, and, in the opinion of Ascend's management, include all necessary adjustments for a fair presentation of such unaudited condensed historical financial statements in conformity with generally accepted accounting principles. Information for the six-month period ended March 31, 1999 was calculated by adding the three-month period ended December 31, 1998 to the three-month period ended March 31, 1999.

     Certain reclassifications have been made to the unaudited pro forma combined condensed financial statements to conform to the presentation expected to be used by the merged companies. No adjustments have been made in these unaudited pro forma combined condensed financial statements to conform the accounting policies of the combining companies. The nature and extent of such adjustments, if any, are not expected to be significant.

     As a result of the merger, Lucent and Ascend will incur certain merger related expenses currently estimated to be approximately $78 million. These merger related expenses have not been reflected in the unaudited pro forma combined condensed financial statements.

     THE FINANCIAL INFORMATION IN THIS SECTION SHOULD BE READ ALONG WITH LUCENT'S AND ASCEND'S HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS AND ACCOMPANYING NOTES INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 63.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                                                                                              PRO FORMA
                                                 LUCENT AT      ASCEND AT                    COMBINED AT
                                                 MARCH 31,      MARCH 31,      PRO FORMA      MARCH 31,
                                                   1999          1999(A)      ADJUSTMENTS       1999
                                               -------------   ------------   -----------   -------------
                                                                 (DOLLARS IN MILLIONS)
ASSETS
     Cash, cash equivalents and short-term
       investments...........................     $   792         $  708         $  --         $ 1,500
     Accounts receivable - net...............       8,752            454            --           9,206
     Inventories.............................       4,332            242            --           4,574
     Contracts in process - net..............       1,106             --            --           1,106
     Deferred income taxes - net.............       1,632            179            --           1,811
     Other current assets....................       1,160             53            --           1,213
                                                  -------         ------         -----         -------
          Total current assets...............      17,774          1,636            --          19,410
     Property, plant and equipment - net.....       5,751            283            --           6,034
     Prepaid pension costs...................       6,210             --            --           6,210
     Deferred income taxes - net.............          --             --            --              --
     Capitalized software development
       costs.................................         346             --            --             346
     Other assets............................       2,759            846            --           3,605
                                                  -------         ------         -----         -------
          Total assets.......................     $32,840         $2,765         $  --         $35,605
                                                  =======         ======         =====         =======
LIABILITIES
     Accounts payable........................     $ 2,410         $  129         $  --         $ 2,539
     Payroll and benefit-related
       liabilities...........................       1,724             46            --           1,770
     Postretirement and postemployment
       benefit liabilities...................         184             --            --             184
     Debt maturing within one year...........       3,185             --            --           3,185
     Other current liabilities...............       4,059            282            --           4,341
                                                  -------         ------         -----         -------
          Total current liabilities..........      11,562            457            --          12,019
     Postretirement and postemployment
       benefit liabilities...................       6,471             --            --           6,471
     Long-term debt..........................       3,716             --            --           3,716
     Other liabilities.......................       2,040             10            --           2,050
                                                  -------         ------         -----         -------
          Total liabilities..................     $23,789         $  467         $  --         $24,256
Commitments and contingencies
SHAREOWNERS' EQUITY
     Preferred stock.........................     $    --         $   --         $  --         $    --
     Common stock............................          27             --(b)          3(c)           30
     Additional paid-in capital..............       4,996          2,118            (3)(c)       7,111
     Guaranteed ESOP obligation..............         (34)            --            --             (34)
     Retained earnings.......................       4,384            180            --           4,564
     Accumulated other comprehensive income (loss)   (322)            --            --            (322)
                                                  -------         ------         -----         -------
          Total shareowners' equity..........     $ 9,051         $2,298         $  --         $11,349
                                                  -------         ------         -----         -------
 Total liabilities and shareowners' equity...     $32,840         $2,765         $  --         $35,605
                                                  =======         ======         =====         =======

          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME

                                                                                              PRO FORMA
                                                LUCENT          ASCEND                        COMBINED
                                              FOR THE SIX     FOR THE SIX                    FOR THE SIX
                                             MONTHS ENDED    MONTHS ENDED                   MONTHS ENDED
                                               MARCH 31,       MARCH 31,      PRO FORMA       MARCH 31,
                                                 1999            1999        ADJUSTMENTS        1999
                                             -------------   -------------   -----------    -------------
                                                   (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Revenues...................................  $    17,484      $       985       $  --       $      18,469
Costs......................................        8,725              375          --               9,100
                                             -------------    -----------       -----       -------------
Gross margin...............................        8,759              610          --               9,369
Operating expenses:
     Selling, general and administrative...        3,688              238          --               3,926
     Research and development..............        2,070              159          --               2,229
     Purchased in-process research and
       development.........................           39              243          --                 282
                                             -------------    -----------       -----       -------------
Total operating expenses...................  $     5,797      $       640       $  --       $       6,437
                                             -------------    -----------       -----       -------------
Operating income (loss)....................        2,962              (30)         --               2,932
Other income - net.........................           37               21          --                  58
Interest expense...........................          173               --          --                 173
                                             -------------    -----------       -----       -------------
Income (loss) before income tax............        2,826               (9)         --               2,817
Provision for income taxes.................          956               80          --               1,036
                                             -------------    -----------       -----       -------------
Income (loss) before cumulative effect of
  accounting change........................        1,870              (89)         --               1,781
Cumulative effect of accounting change.....        1,308               --          --               1,308
Net income (loss)..........................  $     3,178      $       (89)      $  --       $       3,089
                                             =============    ===========       =====       =============
Net income (loss) per common share - basic:
     Income (loss) before cumulative effect
       of accounting change................         0.70            (0.40)         --                0.59
     Cumulative effect of accounting
       change..............................         0.49               --          --                0.43
                                             -------------    -----------       -----       -------------
     Net income (loss).....................         1.19            (0.40)         --                1.02
Net income (loss) per common
  share - diluted:
     Income (loss) before cumulative effect
       of accounting change................         0.68            (0.40)         --                0.57
     Cumulative effect of accounting
       change..............................         0.48               --          --                0.42
                                             -------------    -----------       -----       -------------
     Net income (loss).....................         1.16            (0.40)         --                0.99
Weighted average number of common shares
  (in millions):
     Basic.................................      2,663.5            221.8       144.2(d)          3,029.5
     Diluted...............................      2,738.7            238.6       155.1(d)          3,132.4

          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME

                                                                                                 PRO FORMA
                                                  LUCENT           ASCEND                         COMBINED
                                              FOR THE TWELVE   FOR THE TWELVE                  FOR THE TWELVE
                                               MONTHS ENDED     MONTHS ENDED                    MONTHS ENDED
                                              SEPTEMBER 30,     DECEMBER 31,     PRO FORMA     SEPTEMBER 30,
                                                   1998             1998        ADJUSTMENTS         1998
                                              --------------   --------------   -----------    --------------
                                                      (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Revenues....................................  $      30,328        $1,479          $  --       $      31,807
Costs.......................................         16,171           544             --              16,715
                                              -------------        ------          -----       -------------
Gross margin................................         14,157           935             --              15,092

Operating expenses:
     Selling, general and administrative....          6,502           363             --               6,865
     Research and development...............          3,689           216             --               3,905
     Purchased in-process research and
       development..........................          1,416           267             --               1,683
                                              -------------        ------          -----       -------------
Total operating expenses....................  $      11,607        $  846             --       $      12,453
                                              -------------        ------          -----       -------------
Operating income............................          2,550            89             --               2,639
Other income - net..........................            100            28             --                 128
Interest expense............................            254            --             --                 254
                                              -------------        ------          -----       -------------
Income before income tax....................          2,396           117             --               2,513
Provision for income taxes..................          1,341           137             --               1,478
                                              -------------        ------          -----       -------------
Net income (loss)...........................  $       1,055        $  (20)            --       $       1,035
                                              =============        ======          =====       =============
Net income (loss) per common share:
     Basic..................................           0.40         (0.10)           N/A                0.35
     Diluted................................           0.39         (0.10)           N/A                0.34
Weighted average number of common shares (in
  millions):
     Basic..................................        2,635.0         199.3          129.5(d)          2,963.8
     Diluted................................        2,692.5         210.4          136.8(d)          3,039.7

          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME

                                                                                                 PRO FORMA
                                                  LUCENT           ASCEND                         COMBINED
                                              FOR THE TWELVE   FOR THE TWELVE                  FOR THE TWELVE
                                               MONTHS ENDED     MONTHS ENDED                    MONTHS ENDED
                                              SEPTEMBER 30,     DECEMBER 31,     PRO FORMA     SEPTEMBER 30,
                                                   1997             1997        ADJUSTMENTS         1997
                                              --------------   --------------   -----------    --------------
                                                      (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Revenues....................................      $26,444          $1,167        $      --        $27,611
Costs.......................................       14,905             413               --         15,318
                                                  -------          ------        ---------        -------

Gross margin................................       11,539             754               --         12,293

Operating expenses:
  Selling, general and administrative.......        5,820             435               --          6,255
  Research and development..................        3,029             156               --          3,185
  Purchased in-process research and
     development............................        1,024             231               --          1,255
                                                  -------          ------        ---------        -------
Total operating expenses....................      $ 9,873          $  822        $      --        $10,695
                                                  -------          ------        ---------        -------

Operating income (loss).....................        1,666             (68)              --          1,598

Other income - net..........................           75              23               --             98
Interest expense............................          238              --               --            238
                                                  -------          ------        ---------        -------
Income (loss) before income tax.............        1,503             (45)              --          1,458

Provision for income taxes..................          929              79               --          1,008
                                                  -------          ------        ---------        -------

Net income (loss)...........................      $   574          $ (124)       $      --        $   450
                                                  =======          ======        =========        =======
Net income (loss) per common share:
  Basic.....................................         0.22           (0.66)             N/A           0.16
  Diluted...................................         0.22           (0.66)             N/A           0.15

Weighted average number of common shares (in
  millions):
  Basic.....................................      2,582.6           189.1            122.9(d)     2,894.6
  Diluted...................................      2,602.7           199.8            129.8(d)     2,932.3

          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME

                                                                                              PRO FORMA
                                                 LUCENT          ASCEND                       COMBINED
                                              FOR THE NINE    FOR THE NINE                  FOR THE NINE
                                              MONTHS ENDED    MONTHS ENDED                  MONTHS ENDED
                                              SEPTEMBER 30,   DECEMBER 31,    PRO FORMA     SEPTEMBER 30,
                                                  1996          1996(E)      ADJUSTMENTS        1996
                                              -------------   ------------   -----------    -------------
                                                    (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Revenues....................................     $15,897         $  742       $      --        $16,639
Costs.......................................       9,295            259              --          9,554
                                                 -------         ------       ---------        -------

Gross margin................................       6,602            483              --          7,085

Operating expenses:
  Selling, general and administrative.......       4,264            165              --          4,429
  Research and development..................       1,843             78              --          1,921
  Purchased in-process research and
     development............................          --             --              --             --
                                                 -------         ------       ---------        -------
Total operating expenses....................     $ 6,107         $  243       $      --        $ 6,350
                                                 -------         ------       ---------        -------

Operating income............................         495            240              --            735

Other income - net..........................          55             13              --             68
Interest expense............................         175             --              --            175
                                                 -------         ------       ---------        -------
Income before income tax....................         375            253                            628

Provision for income taxes..................         146             99              --            245
                                                 -------         ------       ---------        -------

Net income..................................     $   229         $  154       $      --        $   383
                                                 =======         ======       =========        =======
Net income per common share:
     Basic..................................        0.10           0.86             N/A           0.14
     Diluted................................        0.10           0.78             N/A           0.14

Weighted average number of common shares (in
  millions):
     Basic..................................     2,408.8          179.7           116.9(d)     2,705.4
     Diluted................................     2,409.2          197.3           128.2(d)     2,734.7

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

(a) The combined financial information for Lucent and Ascend for the fiscal year ending September 30, 1999 will reflect a one-time adjustment to beginning retained earnings to adjust for the net loss of $197 reported by Ascend for the quarter ended December 31, 1998.

(b) As of March 31, 1999, there were outstanding 222,656,000 shares of Ascend common stock, par value $0.001 per share, and the aggregate par value of the outstanding Ascend common stock was $0.2.

(c) This adjustment reflects the difference in par value between Lucent common stock and Ascend common stock.

(d) Under the merger agreement, each outstanding share of Ascend common stock will be converted into the right to receive 1.65 shares of Lucent common stock. The 1.65 exchange ratio was used in computing share and per share amounts in the unaudited pro forma combined condensed financial statements. The number of shares of Lucent common stock to be issued in the merger will be based upon the actual number of shares of Ascend common stock outstanding at the effective time of the merger.

(e) Information for the nine-month period ended December 31, 1996 was calculated by subtracting the March 31, 1996 three-month period from the financial statements for the year ended December 31, 1996.

N/A - Not applicable

                 PRO FORMA CAPITALIZATION OF LUCENT AND ASCEND

     The following table presents the pro forma capitalization of Lucent and Ascend at March 31, 1999, and on a combined basis as of March 31, 1999 after giving pro forma effect to the merger and related transactions as if they had occurred on March 31, 1999.

     THE FINANCIAL INFORMATION IN THIS SECTION SHOULD BE READ ALONG WITH LUCENT'S RESTATED CONSOLIDATED AND ASCEND'S HISTORICAL AND LUCENT AND ASCEND'S UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS AND ACCOMPANYING NOTES, EITHER INCORPORATED BY REFERENCE OR INCLUDED IN THIS PROXY STATEMENT/PROSPECTUS. SEE "UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS" ON PAGE 48 AND "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 63.

                                              LUCENT           ASCEND                     PRO FORMA COMBINED
                                              AS OF            AS OF         PRO FORMA          AS OF
                                          MARCH 31, 1999   MARCH 31, 1999   ADJUSTMENTS     MARCH 31, 1999
                                          --------------   --------------   -----------   ------------------
                                                   (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Debt maturing within one year...........     $ 3,185           $   --         $   --           $ 3,185
                                             -------           ------         ------           -------
Long-term debt..........................     $ 3,716           $   --         $   --           $ 3,716
                                             -------           ------         ------           -------

Shareowners' equity:
  Lucent preferred stock................          --                              --                --
  Ascend preferred stock................                           --             --                --
  Lucent common stock
     Authorized shares: 6,000,000,000
     Issued and outstanding shares:
       2,672,362,415....................          27                               3(a)             30
  Ascend common stock
     Authorized shares: 400,000,000
     Issued and outstanding shares:
       222,656,000......................                           --(b)          --                --(b)
  Additional paid-in capital............       4,996            2,118             (3)(a)         7,111
  Guaranteed ESOP obligation............         (34)              --             --               (34)
  Retained earnings.....................       4,384              180             --             4,564
  Accumulated other comprehensive income
     (loss).............................        (322)              --             --              (322)
Total shareowners' equity...............       9,051            2,298             --            11,349
                                             -------           ------         ------           -------

Total capitalization....................     $15,952           $2,298         $   --           $18,250
                                             =======           ======         ======           =======

---------------
(a) This adjustment reflects the difference in par value between Lucent common stock and Ascend common stock.

(b) As of March 31, 1999, there were outstanding 222,656,000 shares of Ascend common stock, par value $0.001 per share, and the aggregate par value of the outstanding Ascend common stock was $0.2.

                      DESCRIPTION OF LUCENT CAPITAL STOCK

     The following summary of the capital stock of Lucent is subject in all respects to applicable Delaware law, Lucent's certificate of incorporation and by-laws and Lucent's rights agreement. See "Comparison of Rights of Common Stockholders of Lucent and Ascend" and "Where You Can Find More Information."

     The total authorized shares of capital stock of Lucent consist of (1) 6 billion shares of common stock, $.01 par value per share, and (2) 250 million shares of preferred stock, $1.00 par value per share. At the close of business on April 27, 1999, approximately 2.7 billion shares of Lucent common stock were issued and outstanding and no shares of Lucent preferred stock were issued and outstanding.

     The Lucent board of directors is authorized to provide for the issuance from time to time of Lucent preferred stock in series and, as to each series, to fix the designation, the dividend rate and the preferences, if any, which dividends on such series will have compared to any other class or series of capital stock of Lucent, the voting rights, if any, the voluntary and involuntary liquidation prices, the conversion or exchange privileges, if any, applicable to such series and the redemption price or prices and the other terms of redemption, if any, applicable to such series. Cumulative dividends, dividend preferences and conversion, exchange and redemption provisions, to the extent that some or all of these features may be present when shares of Lucent preferred stock are issued, could have an adverse effect on the availability of earnings for distribution to the holders of Lucent common stock or for other corporate purposes.

     For a description of the rights to acquire Lucent junior preferred stock that are attached to shares of Lucent common stock, see "Comparison of Rights of Common Stockholders of Lucent and Ascend -- Rights Plan."

                  COMPARISON OF RIGHTS OF COMMON STOCKHOLDERS
                              OF LUCENT AND ASCEND

     The rights of Lucent stockholders are currently governed by the Delaware General Corporation Law, Lucent's certificate of incorporation and Lucent's by-laws. The rights of Ascend stockholders are currently governed by the Delaware General Corporation Law, Ascend's certificate of incorporation and Ascend's by-laws. Upon completion of the merger, the rights of Ascend stockholders who become stockholders of Lucent in the merger will be governed by the Delaware General Corporation Law, Lucent's certificate of incorporation and Lucent's by-laws.

     The following description summarizes the material differences which may affect the rights of stockholders of Lucent and Ascend but does not purport to be a complete statement of all such differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. Stockholders should read carefully the relevant provisions of the Delaware General Corporation Law, Lucent's certificate of incorporation, Lucent's by-laws, Ascend's certificate of incorporation and Ascend's by-laws.

CAPITALIZATION

     LUCENT. Lucent's authorized capital stock is described above under "Description of Lucent Capital Stock."

     ASCEND.  The total authorized shares of capital stock of Ascend consist of
(1) 400 million shares of common stock, $.001 par value per share, and (2) 2 million shares of preferred stock, $.001 par value per share. At the close of business on April 27, 1999, there were approximately 223 million shares of Ascend common stock outstanding and no shares of Ascend preferred stock outstanding.

     The Ascend board of directors is authorized to issue preferred stock from time to time in series, and to determine, alter or eliminate any or all of the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred shares, and to fix, increase or decrease the number of shares comprising any such series and the designation of any such series, or any of them, and to provide for the rights and terms of redemption or conversion of the shares of any such series. The Ascend board of directors, without stockholder approval, can issue Ascend preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of Ascend common stock. Ascend preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of Ascend or make removal of management more difficult. Additionally, issuing Ascend preferred stock may cause the market price of Ascend common stock to decrease.

VOTING RIGHTS

     LUCENT. Each holder of Lucent common stock is entitled to one vote for each share held of record and may not cumulate votes for the election of directors.

     ASCEND. Each holder of Ascend common stock is entitled to one vote for each share held of record and may not cumulate votes for the election of directors.

NUMBER, ELECTION, VACANCY AND REMOVAL OF DIRECTORS

     LUCENT. Lucent's board of directors has nine members. Lucent's certificate of incorporation provides that the Lucent board of directors will consist of at least three directors and that the number of directors may be changed from time to time by a resolution adopted by a majority of the total number of directors which Lucent would have if there were no vacancies. Lucent's certificate of incorporation also provides that the Lucent board of directors consists of three classes of directors. The directors in each class serve on the Lucent board of directors for approximately three years each.

     Lucent's certificate of incorporation provides that if there is a vacancy on the Lucent board of directors or if the number of directors is increased, such vacancies will be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum, and not by the stockholders. A director elected to fill a vacancy or newly created directorship will serve for the remainder of the full term of the class of directors in which the vacancy occurred or the new directorship was created and until such director's successor will have been duly elected and qualified. No decrease in the number of directors will shorten the term of any incumbent director.

     Under Lucent's certificate of incorporation, any director may be removed from office only for cause by the affirmative vote of the holders of at least a majority of the voting power of all shares of Lucent common stock entitled to vote generally in the election of directors then outstanding, voting together as a single class.

     ASCEND. Ascend's board of directors has eight members. Ascend's certificate of incorporation provides that the number of directors may be changed from time to time by a resolution adopted by a majority of the total number of directors Ascend would have if there were no vacancies. Neither

Ascend's certificate of incorporation nor Ascend's by-laws provides for a staggered board of directors.

     Under Ascend's certificate of incorporation, vacancies on the Ascend board of directors and newly created directorships resulting from any increase in the authorized number of directors may be filled by the remaining directors. Ascend's certificate of incorporation and by-laws provide that vacancies on the Ascend board of directors and newly created directorships resulting from any increase in the authorized number of directors may be filled only by a majority vote of the directors then in office, even though less than a quorum, except that vacancies on the Ascend board of directors resulting from the removal of a director by the stockholders of Ascend may be filled at a special meeting of the Ascend stockholders held for that purpose.

     Ascend's certificate of incorporation provides that any director or the entire Ascend board of directors may be removed at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

AMENDMENTS TO CERTIFICATES OF INCORPORATION

     LUCENT. Lucent's certificate of incorporation provides that the affirmative vote of the holders of at least 80% of the voting stock then outstanding, voting together as a single class, will be required to alter, amend, adopt any provision inconsistent with or repeal Articles V, VII and VIII of Lucent's certificate of incorporation, which relate to stockholder action, the Lucent board of directors and Lucent's by-laws, respectively.

     ASCEND. Ascend's certificate of incorporation requires two-thirds of the voting power of all of the outstanding shares of capital stock entitled to vote generally in the election of directors to amend or repeal Articles V, VI, VII, VIII and IX of Ascend's certificate of incorporation, which relate to the Ascend board of directors, stockholder actions, Ascend's by-laws, director liability and amending Ascend's certificate of incorporation, respectively.

AMENDMENTS TO BY-LAWS

     LUCENT. Lucent's certificate of incorporation and by-laws provide that Lucent's by-laws may be altered or repealed and new by-laws may be adopted:

     - at any annual or special meeting of stockholders, by the affirmative vote of the holders of a majority of the voting power of the stock issued and outstanding and entitled to vote at such meeting, provided that any proposed alteration or repeal of, or the adoption of, any by-law inconsistent with Section 2.2, 2.7 or 2.10 of Article II of Lucent's by-laws, which relate to special meetings of stockholders, notice of stockholder business and nominations and actions by written consent of stockholders, respectively, or with Section 3.2, 3.9 or 3.11 of Article III of Lucent's by-laws, which relate to the number and tenure of the directors, vacancies on the Lucent board of directors and removal of directors, respectively, by the stockholders requires the affirmative vote of the holders of at least 80% of the voting stock then outstanding, voting together as a single class

     - by a majority of the total number of directors Lucent would have if there were no vacancies.

     ASCEND. Ascend's certificate of incorporation gives the Ascend board of directors the power to adopt, amend or repeal Ascend's by-laws by a vote of a majority of the total number of directors Ascend would have if there were no vacancies. Ascend's certificate of incorporation also provides that Ascend's by-laws may be adopted, amended or repealed by the affirmative vote of at least two-thirds of the voting power of all of the then outstanding shares of the capital stock of Ascend entitled to vote generally in the election of directors, voting together as a single class.

STOCKHOLDER ACTION

     LUCENT. Lucent's certificate of incorporation provides that any action required or permitted to be taken by the Lucent stockholders must be effected at a duly called annual or special meeting and may not be effected by written consent.

     ASCEND. Ascend's certificate of incorporation provides that any action required or permitted to be taken by the Ascend stockholders must be effected at a duly called annual or special meeting and may not be effected by written consent.

NOTICE OF CERTAIN STOCKHOLDER ACTIONS

     LUCENT. Lucent's certificate of incorporation provides that a stockholder must give advance written notice of nominations for election of directors and to properly bring business before an annual meeting of stockholders. Under Lucent's by-laws, a stockholder's written notice must generally be delivered to the Secretary of Lucent not later than 45 days nor earlier than the 75 days prior to the first anniversary of the record date for determining stockholders entitled to vote at the preceding year's annual meeting.

     In the event that Lucent calls a special meeting of stockholders for the purpose of electing one or more directors to the Lucent board of directors, any stockholder may nominate a director or directors, provided that written notice must be delivered not earlier than 120 days prior to such special meeting and not later than (1) 90 days prior to such special meeting or (2) 10 days following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Lucent board of directors to be elected at such meeting.

     ASCEND. Ascend's by-laws provide that for business to be properly brought before any meeting of stockholders, a stockholder must deliver notice, and such notice must be received by the Secretary of Ascend not less than 120 days in advance of the date that Ascend's proxy statement was released to stockholders in connection with the previous year's annual meeting, provided that if the date of the annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year's proxy statement, or in the event of a special meeting, notice must be received not later than the close of business on the tenth day following the day notice of the meeting is provided.

SPECIAL STOCKHOLDER MEETINGS

     LUCENT. Lucent's certificate of incorporation and by-laws provide that a special meeting of Lucent's stockholders may be called only by the Lucent board of directors by a resolution stating the purposes of the special meeting and approved by a majority of the total number of directors Lucent would have if there were no vacancies or by the chairman of the Lucent board of directors. Any power of the stockholders to call a special meeting is specifically denied in Lucent's certificate of incorporation.

     ASCEND. Ascend's certificate of incorporation and by-laws provide that special meetings of the stockholders may be called by either a resolution adopted by a majority of the authorized directors of the Ascend board of directors or by the holders of not less than 10% of all shares entitled to cast votes at the special meeting.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS

     The Delaware General Corporation Law provides that a corporation's certificate of incorporation may include a provision limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, no such provision can eliminate or limit the liability of a director for:

     - any breach of the director's duty of loyalty to the corporation or its stockholders

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law

     - violation of Section 174 of the Delaware General Corporation Law regarding unlawful payment of dividends or unlawful stock purchases or redemptions

     - any transaction from which the director derived an improper personal benefit

     - any act or omission prior to the adoption of such a provision in the certificate of incorporation.

     LUCENT. Lucent's certificate of incorporation provides that no director will be personally liable to Lucent or to its stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by law, for liability:

     - for any breach of the director's duty of loyalty to Lucent or its stockholders

     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law

     - under Section 174 of the Delaware General Corporation Law

     - for any transaction from which the director derived an improper personal benefit.

     ASCEND. Ascend's certificate of incorporation authorizes Ascend to eliminate or limit the liability of directors to the maximum extent legally permissible.

DIVIDENDS

     LUCENT. Lucent's by-laws provide that the Lucent board of directors may from time to time declare, and Lucent may pay, dividends on its outstanding shares in the manner and upon the terms and conditions provided by law and in Lucent's certificate of incorporation.

     ASCEND. Ascend's by-laws provide that the Ascend board of directors may from time to time declare dividends on its outstanding shares in accordance with law.

CONVERSION

     LUCENT. Holders of Lucent common stock have no rights to convert their shares into any other securities.

     ASCEND. Holders of Ascend common stock have no rights to convert their shares into any other securities.

RIGHTS PLAN

     Ascend does not have a stockholders' rights plan. Lucent has a rights agreement with The Bank of New York as rights agent. The following description of the rights agreement is qualified in its entirety by reference to the terms and conditions of the rights agreement. Stockholders should read carefully the rights agreement. See "Where You Can Find More Information" on page 63.

     Under the rights agreement, rights attach to each share of Lucent common stock outstanding and, when exercisable, entitle the registered holder to purchase from Lucent one four-hundredth of a share of junior preferred stock, par value $1.00 per share, at a purchase price of $22.50 per one four-hundredth of a share, subject to customary anti-dilution adjustments.

     The rights will not be exercisable until the earlier of:

     - 10 days following a public announcement that a person or group has acquired beneficial ownership of 10% or more of the outstanding shares of Lucent common stock

     - 10 business days, or such later date as may be determined by the Lucent board of directors, following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in a person or group acquiring beneficial ownership of 10% or more of the outstanding shares of Lucent common stock.

The rights will expire on March 31, 2006, unless such date is extended or unless the rights are earlier redeemed or exchanged by Lucent, in each case as summarized below.

     In the event that a person or group acquires beneficial ownership of 10% or more of the outstanding shares of Lucent common stock, each holder of a right, other than rights beneficially owned by such person or group, which become void, will have the right to receive upon exercise that number of shares of Lucent common stock having a market value of two times the purchase price provided for in the right. In the event that Lucent is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group acquires beneficial ownership of 10% or more of the outstanding shares of Lucent common stock, each holder of a right will have the right to receive upon exercise that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the purchase price provided for in the right.

     At any time after a person or group acquires beneficial ownership of 10% or more of the outstanding shares of Lucent common stock and prior to the acquisition by such person or group of 50% or more of the then outstanding shares of Lucent common stock, the Lucent board of directors may exchange the rights, other than rights owned by such person or group which have become void, in whole or in part, for Lucent common stock or junior preferred stock.

     At any time prior to a person or group acquiring beneficial ownership of 10% or more of the outstanding shares of Lucent common stock, the Lucent board of directors may redeem the rights in whole, but not in part, at a redemption price of $0.0025 per right, subject to customary anti-dilution provisions, or amend the terms of the rights, in each case without the consent of the holders of the rights, at such time, on such basis and with such conditions as the Lucent board of directors may establish.

     Junior preferred shares purchasable upon exercise of the rights will not be redeemable. The junior preferred shares have dividend, voting and liquidation rights that are intended to result in the value of the one four-hundredth interest in a junior preferred share purchasable upon exercise of each right approximating the value of one share of Lucent common stock.

     The rights may have antitakeover effects. The rights will cause substantial dilution to a person or group of persons that attempts to acquire Lucent on terms not approved by the Lucent board of directors. The rights should not interfere with any merger or other business combination approved by the Lucent board of directors prior to the time that a person or group has acquired such 10% beneficial ownership since the rights may be redeemed or amended by Lucent until such time.

                                 LEGAL MATTERS

     The legality of Lucent common stock offered by this proxy statement/prospectus will be passed upon for Lucent by Pamela F. Craven, Vice President -- Law and Secretary, of Lucent. As of May 21, 1999, Pamela F. Craven owned 1,096 shares of Lucent common stock and options and stock units for 316,668 shares of Lucent common stock. Cravath, Swaine & Moore, New York, New York from time to time acts as counsel for Lucent and its subsidiaries.

     Certain United States federal income tax consequences of the merger will be passed upon for Ascend by its special counsel Skadden, Arps, Slate, Meagher & Flom LLP.

                                    EXPERTS

     The consolidated balance sheets of Lucent as of September 30, 1998 and 1997 and the related consolidated statements of income, changes in shareowners' equity and cash flows for each of the two years in the period ended September 30, 1998 and for the nine-month period ended September 30, 1996, included in Lucent's Current Report on Form 8-K/A #1 have been incorporated by reference in this proxy statement/prospectus in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The consolidated financial statements of Ascend at December 31, 1998, and December 31, 1997, and for each of the three years in the period ended December 31, 1998, incorporated in this proxy statement/prospectus from Ascend's Annual Report on Form 10-K for the year ended December 31, 1998, as amended by Amendment No. 1 thereto filed on Form 10-K/A on May 19, 1999 and Amendment No. 2 thereto filed on Form 10-K/A on May 21, 1999, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report which is incorporated by reference which, as to the year ended December 31, 1996, is based in part on the report of PricewaterhouseCoopers LLP, independent accountants, and have been so incorporated in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     Representatives of Ernst & Young LLP are not expected to be present at the special meeting.

                             STOCKHOLDER PROPOSALS

     Ascend will hold a 1999 Annual Meeting of Ascend stockholders only if the merger is not completed before the time of such meeting. The deadline for submission of stockholder proposals for inclusion in Ascend's proxy materials for the 1999 Ascend annual meeting has passed.

     If the merger is not completed, Ascend stockholders may present proper proposals for consideration at the next annual meeting of Ascend stockholders by submitting their proposal in writing to the Secretary of Ascend in a timely manner.

     Ascend's by-laws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in Ascend's proxy statement, to be brought before an annual meeting of stockholders. In general, nominations for the election of directors may be made by:

     - the Ascend board of directors

     - a proxy committee appointed by the Ascend board of directors

     - any stockholder entitled to vote in the election of directors generally who has delivered written notice to the Secretary of Ascend not less than 120 days in advance of the date that Ascend's proxy statement was released to stockholders in connection with the previous year's annual meeting, which notice must contain specified information concerning the nominees and concerning the stockholder proposing the nominations.

     For an election of directors to be held at a special meeting of Ascend stockholders, nominations may be made by any Ascend stockholder entitled to vote who has delivered written notice to the Secretary of Ascend by the close of business on the 10th day following the date on which notice of the special meeting was mailed or such public disclosure was made.

     The only business that will be conducted at an annual meeting of Ascend stockholders is business that is brought before the meeting:

     - by or at the direction of the chairman of the meeting

     - by any stockholder entitled to vote who has delivered written notice to the Secretary of Ascend 120 days in advance of the annual meeting, which notice must contain specific information concerning the matters to be brought before the meeting and concerning the stockholder proposing those matters.

     If no annual meeting was held in the previous year or if the date of the annual meeting has been changed by more than 30 days, notice by the stockholder must be received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or public disclosure was made. A copy of the full text of the by-law provisions discussed above may be obtained by writing to the Secretary of Ascend.

                                 OTHER MATTERS

     As of the date of this proxy statement/prospectus, the Ascend board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement/prospectus.

                      WHERE YOU CAN FIND MORE INFORMATION

     Lucent and Ascend file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that Lucent and Ascend file with the Securities and Exchange Commission at the Securities and Exchange Commission's public reference rooms at the following locations:

 Public Reference Room   New York Regional Office  Chicago Regional Office
450 Fifth Street, N.W.     7 World Trade Center        Citicorp Center
       Room 1024                Suite 1300         500 West Madison Street
Washington, D.C. 20549      New York, NY 10048           Suite 1400
                                                   Chicago, IL 60661-2511

     Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. These Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the Securities and Exchange Commission at "http://www.sec.gov." Reports, proxy statements and other information concerning Lucent may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. Reports, proxy statements and other information pertaining to Ascend are also available for inspection at the offices of The Nasdaq Stock Market, which is located at 1735 K Street, N.W., Washington, D.C. 20006.

     Lucent filed a registration statement on Form S-4 on May 21, 1999 to register with the Securities and Exchange Commission the Lucent common stock to be issued to Ascend stockholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Lucent in addition to being a proxy statement of Ascend. As allowed by Securities and Exchange Commission rules, this proxy statement/prospectus does not contain all the information you can find in Lucent's registration statement or the exhibits to the registration statement.

     The Securities and Exchange Commission allows Lucent and Ascend to "incorporate by reference" information into this proxy statement/prospectus, which means that the companies can disclose important information to you by referring you to other documents filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus or in later filed documents incorporated by reference in this proxy statement/prospectus.

     This proxy statement/prospectus incorporates by reference the documents set forth below that Lucent and Ascend have previously filed with the Securities and Exchange Commission. These documents contain important business and financial information about Lucent and Ascend that is not included in or delivered with this proxy statement/prospectus.

             LUCENT FILINGS
          (FILE NO. 001-11639)                              PERIOD
          --------------------                              ------
Annual Report on Form 10-K                 Fiscal Year ended September 30, 1998, as
                                           amended by Amendment No. 1 thereto filed
                                           on Form 10-K/A on May 17, 1999
Quarterly Reports on Form 10-Q             Quarters ended December 31, 1998 and
                                           March 31, 1999
Current Reports on Form 8-K                Filed November 19, 1998, January 8, 1999,
                                           January 15, 1999 and March 5, 1999, as
                                           amended by Amendment No. 1 thereto filed
                                           on Form 8-K/A on May 18, 1999
Proxy Statement                            Filed December 22, 1998
The description of Lucent common stock     Filed under Section 12 of the Exchange
and Lucent rights to acquire junior        Act on February 26, 1996, as amended by
preferred stock set forth in the Lucent    Amendment No. 1 thereto filed on Form
Registration Statement on Form 10          10/A on March 12, 1996, Amendment No. 2
                                           thereto filed on Form 10/A on March 22,
                                           1996 and Amendment No. 3 thereto filed on
                                           Form 10/A on April 1, 1996

             ASCEND FILINGS
          (FILE NO. 000-23774)                              PERIOD
          --------------------                              ------
Annual Report on Form 10-K                 Fiscal Year ended December 31, 1998, as
                                           amended by Amendment No. 1 thereto filed
                                           on Form 10-K/A on May 19, 1999 and
                                           Amendment No. 2 thereto filed on Form 10-
                                           K/A on May 21, 1999

Quarterly Reports on Form 10-Q             Quarters ended June 30, 1998 and March
                                           31, 1999, as amended by Amendment No. 1
                                           thereto filed on Form 10-Q/A on May 19,
                                           1999 and May 21, 1999, respectively
Current Reports on Form 8-K                Filed July 2, 1998, August 14, 1998,
                                           October 15, 1998, October 23, 1998,
                                           November 3, 1998 and January 15, 1999
Proxy Statement                            Filed April 8, 1998
The description of Ascend common stock     Filed under Section 12 of the Exchange
  set forth in the Ascend Registration     Act on March 31, 1993
  Statement on Form 8-A

     Lucent and Ascend also incorporate by reference additional documents that may be filed with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the special meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     Lucent has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Lucent and Ascend has supplied all such information relating to Ascend.

     Ascend stockholders should not send in their Ascend certificates until they receive the transmittal materials from the exchange agent. Ascend stockholders of record who have further questions about their share certificates or the exchange of their Ascend common stock for Lucent common stock should call the exchange agent.

     If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through the companies, the Securities and Exchange Commission or the Securities and Exchange Commission's Internet web site as described above. Documents incorporated by reference are available from the companies without charge, excluding all exhibits, except that if the companies have specifically incorporated by reference an exhibit in this proxy statement/prospectus, the exhibit will also be provided without charge. Stockholders may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

         Lucent Technologies Inc.                 Ascend Communications, Inc.
         c/o The Bank of New York                       One Ascend Plaza
          Church Street Station                     1701 Harbor Bay Parkway
              P.O. Box 11009                     Alameda, California 94502-3002
      New York, New York 10286-1009          Attention: Kristina Graziano-Manager,
         Telephone: 1-888-LUCENT6                      Investor Relations
                                                   Telephone: (510) 769-6001

     You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/ prospectus is dated May 21, 1999. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/prospectus to stockholders nor the issuance of Lucent common stock in the merger creates any implication to the contrary.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This proxy statement/prospectus contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive positions, growth opportunities for existing products, plans and objectives of management, markets for stock of Lucent and Ascend and other matters. Statements in this proxy statement/prospectus that are not historical facts are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by
Section 21E of the Exchange Act and Section 27A of the Securities Act. Such forward-looking statements, including, without limitation, those relating to the future business prospects, revenues and income, in each case relating to Lucent and Ascend, wherever they occur in this proxy statement/prospectus, are necessarily estimates reflecting the best judgment of the senior management of Lucent and Ascend and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Such forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this proxy statement/prospectus. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include without limitation:

     - the ability to integrate the operations of Lucent and Ascend, including their respective product lines

     - the effects of vigorous competition in the markets in which Lucent and Ascend operate.

     Words such as "estimate," "project," "plan," "intend," "expect," "believe" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this proxy statement/prospectus and the other documents incorporated by reference, including, but not limited to, the Annual Report on Form 10-K for the year ended September 30, 1998 of Lucent, including any amendments, and the Annual Report on Form 10-K for the year ended December 31, 1998 of Ascend, including any amendments. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus. Neither Lucent nor Ascend undertakes any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

                                                                         ANNEX 1
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                         Dated as of January 12, 1999,

                               As amended by the

                          FIRST AMENDMENT TO AGREEMENT
                               AND PLAN OF MERGER

                           Dated as of May 16, 1999,

                                  By and Among

                           LUCENT TECHNOLOGIES INC.,

                               DASHER MERGER INC.

                                      And

                          ASCEND COMMUNICATIONS, INC.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                               PAGE
                                                                               ----
                                     ARTICLE I

                                    The Merger

SECTION 1.01.  The Merger..................................................     1-1
SECTION 1.02.  Closing.....................................................     1-1
SECTION 1.03.  Effective Time..............................................     1-2
SECTION 1.04.  Effects of the Merger.......................................     1-2
SECTION 1.05.  Certificate of Incorporation and By-laws....................     1-2
SECTION 1.06.  Board of Directors and Officers.............................     1-2

                                    ARTICLE II

                 Effect of the Merger on the Capital Stock of the
                Constituent Corporations; Exchange of Certificates

SECTION 2.01.  Effect on Capital Stock.....................................     1-2
               (a) Capital Stock of Sub....................................     1-2
               (b) Cancelation of Treasury Stock and Lucent-Owned Stock....     1-2
               (c) Conversion of Ascend Common Stock.......................     1-2
               (d) Anti-Dilution Provisions................................     1-3
SECTION 2.02.  Exchange of Certificates....................................     1-3
               (a) Exchange Agent..........................................     1-3
               (b) Exchange Procedures.....................................     1-3
               (c) Distributions with Respect to Unexchanged Shares........     1-4
               (d) No Further Ownership Rights in Ascend Common Stock......     1-4
               (e) No Fractional Shares....................................     1-4
               (f) Termination of Exchange Fund............................     1-5
               (g) No Liability............................................     1-5
               (h) Investment of Exchange Fund.............................     1-6
               (i)  Lost Certificates......................................     1-6

                                    ARTICLE III

                          Representations and Warranties

SECTION 3.01.  Representations and Warranties of Ascend....................     1-6
               (a) Organization, Standing and Corporate Power..............     1-6
               (b) Subsidiaries............................................     1-6
               (c) Capital Structure.......................................     1-7
               (d) Authority; Noncontravention.............................     1-8
               (e) SEC Documents; Undisclosed Liabilities..................     1-9
               (f) Information Supplied....................................    1-10
               (g) Absence of Certain Changes or Events....................    1-10
               (h) Litigation..............................................    1-10
               (i)  Compliance with Applicable Laws........................    1-11
               (j) Absence of Changes in Benefit Plans.....................    1-11

                                       1-i

                                                                               PAGE
                                                                               ----
               (k) ERISA Compliance........................................    1-11
               (l)  Taxes..................................................    1-13
               (m) Voting Requirements.....................................    1-14
               (n) State Takeover Statutes.................................    1-14
               (o) Accounting Matters......................................    1-14
               (p) Brokers.................................................    1-14
               (q) Opinion of Financial Advisor............................    1-14
               (r) Intellectual Property; Year 2000........................    1-14
               (s) Certain Contracts.......................................    1-15
SECTION 3.02.  Representations and Warranties of Lucent and Sub............    1-15
               (a) Organization, Standing and Corporate Power..............    1-15
               (b) Capital Structure.......................................    1-16
               (c) Authority; Noncontravention.............................    1-16
               (d) SEC Documents; Undisclosed Liabilities..................    1-17
               (e) Information Supplied....................................    1-18
               (f) Absence of Certain Changes or Events....................    1-18
               (g) Litigation..............................................    1-18
               (h) Compliance with Applicable Laws.........................    1-19
               (i)  Taxes..................................................    1-19
               (j) Voting Requirements.....................................    1-20
               (k) Accounting Matters......................................    1-20
               (l)  Brokers................................................    1-20
               (m) Opinion of Financial Advisor............................    1-20
               (n) Interim Operations of Sub...............................    1-20

                                    ARTICLE IV

                     Covenants Relating to Conduct of Business

SECTION 4.01.  Conduct of Business.........................................    1-20
               (a) Conduct of Business by Ascend...........................    1-20
               (b) Conduct of Business by Lucent...........................    1-23
               (c) Other Actions...........................................    1-23
               (d) Advice of Changes.......................................    1-23
SECTION 4.02.  No Solicitation by Ascend...................................    1-23

                                     ARTICLE V

                               Additional Agreements

SECTION 5.01.  Preparation of the Form S-4 and the Ascend Proxy Statement;
                 Ascend Stockholders Meeting...............................    1-25
SECTION 5.02.  Letters of Ascend's Accountants.............................    1-26
SECTION 5.03.  Letters of Lucent's Accountants.............................    1-26
SECTION 5.04.  Access to Information; Confidentiality......................    1-26
SECTION 5.05.  Commercially Reasonable Best Efforts........................    1-26
SECTION 5.06.  Stock Options...............................................    1-27
SECTION 5.07.  Ascend Stock Plans..........................................    1-28

                                      1-ii

                                                                               PAGE
                                                                               ----
SECTION 5.08.  Employee Benefit Plans; Existing Agreements.................    1-28
SECTION 5.09.  Indemnification, Exculpation and Insurance..................    1-29
SECTION 5.10.  Fees and Expenses...........................................    1-30
SECTION 5.11.  Public Announcements........................................    1-31
SECTION 5.12.  Affiliates..................................................    1-31
SECTION 5.13.  NYSE Listing................................................    1-31
SECTION 5.14.  Stockholder Litigation......................................    1-31
SECTION 5.15.  Tax Treatment...............................................    1-31
SECTION 5.16.  Pooling of Interests........................................    1-32

                                    ARTICLE VI

                               Conditions Precedent

SECTION 6.01.  Conditions to Each Party's Obligation To Effect the
                 Merger....................................................    1-32
               (a) Ascend Stockholder Approval.............................    1-32
               (b) HSR Act.................................................    1-32
               (c) No Litigation...........................................    1-32
               (d) Form S-4................................................    1-32
               (e) NYSE Listing............................................    1-32
               (f) Pooling Letters.........................................    1-32
SECTION 6.02.  Conditions to Obligations of Lucent and Sub.................    1-33
               (a) Representations and Warranties..........................    1-33
               (b) Performance of Obligations of Ascend....................    1-33
               (c) Tax Opinions............................................    1-33
SECTION 6.03.  Conditions to Obligations of Ascend.........................    1-33
               (a) Representations and Warranties..........................    1-33
               (b) Performance of Obligations of Lucent and Sub............    1-33
               (c) Tax Opinions............................................    1-33
SECTION 6.04.  Frustration of Closing Conditions...........................    1-33

                                    ARTICLE VII

                         Termination, Amendment and Waiver

SECTION 7.01.  Termination.................................................    1-34
SECTION 7.02.  Effect of Termination.......................................    1-34
SECTION 7.03.  Amendment...................................................    1-35
SECTION 7.04.  Extension; Waiver...........................................    1-35
SECTION 7.05.  Procedure for Termination, Amendment, Extension or Waiver...    1-35

                                   ARTICLE VIII

                                General Provisions

SECTION 8.01.  Nonsurvival of Representations and Warranties...............    1-35
SECTION 8.02.  Notices.....................................................    1-35
SECTION 8.03.  Definitions.................................................    1-36
SECTION 8.04.  Interpretation..............................................    1-37

                                      1-iii

                                                                               PAGE
                                                                               ----
SECTION 8.05.  Counterparts................................................    1-37
SECTION 8.06.  Entire Agreement; No Third-Party Beneficiaries..............    1-37
SECTION 8.07.  Governing Law...............................................    1-38
SECTION 8.08.  Assignment..................................................    1-38
SECTION 8.09.  Enforcement.................................................    1-38
SECTION 8.10.  Headings....................................................    1-38
SECTION 8.11.  Severability................................................    1-38

Annex I        Index of Defined Terms

Exhibit A      Certificate of Incorporation of Surviving Corporation

Exhibit B      Form of Affiliate Letter

                                      1-iv

                 AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of January 12, 1999, as amended by the FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER dated as of May 16, 1999, among LUCENT TECHNOLOGIES INC., a Delaware corporation ("Lucent"), DASHER MERGER INC., a Delaware corporation and a wholly owned subsidiary of Lucent ("Sub"), and ASCEND COMMUNICATIONS, INC., a Delaware corporation ("Ascend").

        WHEREAS the respective Boards of Directors of Lucent, Sub and Ascend have approved and declared advisable this Agreement and the merger of Sub with and into Ascend (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $.001 per share, of Ascend ("Ascend Common Stock"), other than shares owned by Lucent, Sub or Ascend, will be converted into the right to receive the Merger Consideration (as defined in Section 2.01(c));

        WHEREAS the respective Boards of Directors of Lucent, Sub and Ascend have each determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals;

        WHEREAS Lucent, Sub and Ascend desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

        WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and that this Agreement constitutes a plan of reorganization;

        WHEREAS, for financial accounting purposes, it is intended that the Merger will be accounted for as a pooling of interests transaction; and

        WHEREAS, immediately following the execution and delivery of this Agreement, Ascend and Lucent will enter into a stock option agreement (the "Option Agreement"), pursuant to which Ascend will grant Lucent the option to purchase shares of Ascend Common Stock, upon the terms and subject to the conditions set forth therein.

        NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                   ARTICLE I

                                   The Merger

        SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Sub shall be merged with and into Ascend at the Effective Time (as defined in Section 1.03). Following the Effective Time, Ascend shall be the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.

        SECTION 1.02. Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), unless another time or date is agreed to by the parties

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

hereto. The Closing will be held at such location in the City of New York as is agreed to by the parties hereto.

        SECTION 1.03. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such subsequent date or time as Lucent and Ascend shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

        SECTION 1.04. Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

        SECTION 1.05. Certificate of Incorporation and By-laws. (a) The certificate of incorporation of Ascend, as in effect immediately prior to the Effective Time, shall be amended as set forth in Exhibit A hereto, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

        (b) The by-laws of Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

        SECTION 1.06. Board of Directors and Officers. (a) The directors of Sub immediately prior to the Effective Time shall be directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

        (b) The officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE II

                Effect of the Merger on the Capital Stock of the
               Constituent Corporations; Exchange of Certificates

        SECTION 2.01. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Ascend Common Stock or any shares of capital stock of Sub:

            (a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into one share of common stock of the Surviving Corporation.

            (b) Cancelation of Treasury Stock and Lucent-Owned Stock. Each share of Ascend Common Stock that is owned by Ascend, Sub or Lucent shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

            (c) Conversion of Ascend Common Stock. Subject to Section 2.02(e), each issued and outstanding share of Ascend Common Stock (other than shares to be canceled in accordance with Section 2.01(b)) shall be converted into the right to receive 0.825 (the

                                       1-2

     "Exchange Ratio") fully paid and nonassessable shares of common stock, par value $.01 per share, of Lucent ("Lucent Common Stock") (the "Merger Consideration"). As of the Effective Time, all such shares of Ascend Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Ascend Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of Lucent Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.02, without interest.

            (d) Anti-Dilution Provisions. In the event Lucent changes (or establishes a record date for changing) the number of shares of Lucent Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction with respect to the outstanding Lucent Common Stock and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted to reflect such stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares of similar transaction.

        SECTION 2.02. Exchange of Certificates. (a) Exchange Agent. As of the Effective Time, Lucent shall enter into an agreement with such bank or trust company as may be designated by Lucent (the "Exchange Agent"), which shall provide that Lucent shall deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of shares of Ascend Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of Lucent Common Stock (such shares of Lucent Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, any Excess Shares (as defined in Section 2.02(e)) and any cash (including cash proceeds from the sale of the Excess Shares) payable in lieu of any fractional shares of Lucent Common Stock being hereinafter referred to as the "Exchange Fund") issuable pursuant to
Section 2.01 in exchange for outstanding shares of Ascend Common Stock.

        (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Ascend Common Stock (the "Certificates") whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.01, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Lucent and Ascend may reasonably specify) and (ii) instructions for use in surrendering the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancelation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall receive in exchange therefor a certificate representing that number of whole shares of Lucent Common Stock which such holder has the right to receive pursuant to the provisions of this Article II, certain dividends or other distributions in accordance with
Section 2.02(c) and cash in lieu of any fractional share of Lucent Common Stock in accordance with Section 2.02(e), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Ascend Common Stock which is not registered in the transfer records of Ascend, a certificate representing the proper number of shares of Lucent Common Stock may be issued to a person (as defined in Section 8.03) other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the

                                       1-3
person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of Lucent Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of Lucent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration and any cash in lieu of fractional shares of Lucent Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with this Section 2.02. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

        (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Lucent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Lucent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.02(e), and all such dividends, other distributions and cash in lieu of fractional shares of Lucent Common Stock shall be paid by Lucent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable escheat or similar laws, following surrender of any such Certificate there shall be paid to the holder of the certificate representing whole shares of Lucent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Lucent Common Stock, and the amount of any cash payable in lieu of a fractional share of Lucent Common Stock to which such holder is entitled pursuant to Section 2.02(e) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Lucent Common Stock.

        (d) No Further Ownership Rights in Ascend Common Stock. All shares of Lucent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any cash paid pursuant to this Article II) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Ascend Common Stock theretofore represented by such Certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Ascend on such shares of Ascend Common Stock which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Ascend Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II, except as otherwise provided by law.

        (e) No Fractional Shares. (i) No certificates or scrip representing fractional shares of Lucent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of Lucent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Lucent.

        (ii) As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (A) the number of whole shares of Lucent Common Stock delivered to the Exchange Agent by Lucent pursuant to
Section 2.02(a) over (B) the aggregate number of whole

                                       1-4
shares of Lucent Common Stock to be distributed to former holders of Ascend Common Stock pursuant to Section 2.02(b) (such excess being herein called the "Excess Shares"). Following the Effective Time, the Exchange Agent shall, on behalf of former stockholders of Ascend, sell the Excess Shares at then-prevailing prices on the New York Stock Exchange, Inc. (the "NYSE"), all in the manner provided in Section 2.02(e)(iii).

        (iii) The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. The Exchange Agent shall use reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as, in the Exchange Agent's sole judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to the holders of Certificates formerly representing Ascend Common Stock, the Exchange Agent shall hold such proceeds in trust for such holders (the "Common Shares Trust"). Ascend shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of the Excess Shares. The Exchange Agent shall determine the portion of the Common Shares Trust to which each former holder of Ascend Common Stock is entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such former holder of Ascend Common Stock is entitled (after taking into account all shares of Ascend Common Stock held at the Effective Time by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all former holders of Ascend Common Stock are entitled.

        (iv) Notwithstanding the provisions of Section 2.02(e)(ii) and (iii), Lucent may elect at its option, exercised prior to the Effective Time, in lieu of the issuance and sale of Excess Shares and the making of the payments hereinabove contemplated, to pay each former holder of Ascend Common Stock an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such former holder (after taking into account all shares of Ascend Common Stock held at the Effective Time by such holder) would otherwise be entitled by (B) the closing price for a share of Lucent Common Stock as reported on the NYSE Composite Transaction Tape (as reported in The Wall Street Journal, or, if not reported thereby, any other authoritative source) on the Closing Date, and, in such case, all references herein to the cash proceeds of the sale of the Excess Shares and similar references shall be deemed to mean and refer to the payments calculated as set forth in this Section 2.02(e)(iv).

        (v) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates formerly representing Ascend Common Stock with respect to any fractional share interests, the Exchange Agent shall make available such amounts to such holders of Certificates formerly representing Ascend Common Stock subject to and in accordance with the terms of
Section 2.02(c).

        (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for twelve months after the Effective Time shall be delivered to Lucent, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Lucent for payment of their claim for Merger Consideration, any dividends or distributions with respect to Lucent Common Stock and any cash in lieu of fractional shares of Lucent Common Stock.

        (g) No Liability. None of Lucent, Sub, Ascend or the Exchange Agent shall be liable to any person in respect of any shares of Lucent Common Stock, any dividends or distributions with

                                       1-5
respect thereto, any cash in lieu of fractional shares of Lucent Common Stock or any cash from the Exchange Fund, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

        (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Lucent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Lucent.

        (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Lucent, the posting by such person of a bond in such reasonable amount as Lucent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and, if applicable, any unpaid dividends and distributions on shares of Lucent Common Stock deliverable in respect thereof and any cash in lieu of fractional shares, in each case pursuant to this Agreement.

                                  ARTICLE III

                         Representations and Warranties

        SECTION 3.01. Representations and Warranties of Ascend. Except as disclosed in the Ascend Filed SEC Documents (as defined in Section 3.01(g)) or as set forth on the Disclosure Schedule delivered by Ascend to Lucent prior to the execution of this Agreement (the "Ascend Disclosure Schedule") and making reference to the particular subsection of this Agreement to which exception is being taken, Ascend represents and warrants to Lucent and Sub as follows:

            (a) Organization, Standing and Corporate Power. Each of Ascend and its subsidiaries (as defined in Section 8.03) is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except for those jurisdictions where the failure to be so organized, existing or in good standing individually or in the aggregate is not reasonably likely to have a material adverse effect (as defined in Section 8.03) on Ascend. Each of Ascend and its subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate is not reasonably likely to have a material adverse effect on Ascend. Ascend has made available to Lucent prior to the execution of this Agreement complete and correct copies of its certificate of incorporation and by-laws, as amended to date.

            (b) Subsidiaries. Exhibit 21 to Ascend's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 includes all the subsidiaries of Ascend which as of the date of this Agreement are Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the "SEC")). All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Ascend, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens") and free of any restriction on the right to

                                       1-6
     vote, sell or otherwise dispose of such capital stock or other ownership interests except restrictions under applicable law.

            (c) Capital Structure. The authorized capital stock of Ascend consists of 400,000,000 shares of Ascend Common Stock and 2,000,000 shares of preferred stock, par value $.001 per share, of Ascend ("Ascend Authorized Preferred Stock"). At the close of business on January 4, 1999,
     (i) 220,265,072 shares of Ascend Common Stock were issued and outstanding;
     (ii) 800 shares of Ascend Common Stock were held by Ascend in its treasury;
     (iii) no shares of Ascend Authorized Preferred Stock were issued and outstanding; and (iv) 73,872,241 shares of Ascend Common Stock were reserved for issuance pursuant to the Ascend Communications, Inc. 1998 Stock Incentive Plan, the Ascend Communications, Inc. 1996 Restricted Stock Plan, the Ascend Communications, Inc. 1994 Outside Directors Stock Option Plan, the Ascend Communications, Inc. 1994 Stock Purchase Plan, the Ascend Communications, Inc. Amended and Restated 1989 Stock Option Plan, the Cascade Communications Corp. Amended and Restated 1991 Stock Plan, the Cascade Communications Corp. 1994 Non-Employee Director Stock Option Plan, the Stratus Computer, Inc. Amended and Restated Employee Stock Purchase Plan, the Stratus Computer, Inc. Amended and Restated 1983 Stock Option Plan, the Stratus Computer, Inc. Restricted Non-Qualified Stock Option Plan, the Stratus Computer, Inc. Stock Option Plan (January 1993), the Stratus Computer, Inc. 1997 Non-Qualified Stock Option Plan, the Stoneybrook, Inc. 1992 Stock Incentive Plan, the Whitetree, Inc. 1993 Incentive Plan, the NetStar, Inc. Stock Option Incentive Plan (1992), the Morning Star Technologies, Inc. Plan, the Concert Communications Corporation 1995 Stock Option Plan and the Sahara Networks, Inc. 1995 Stock Plan (such plans, collectively, the "Ascend Stock Plans") (of which 39,171,557 are subject to outstanding Ascend Stock Options (as defined below)). Except as set forth above, at the close of business on January 4, 1999, no shares of capital stock or other voting securities of Ascend were issued, reserved for issuance or outstanding. There are no outstanding stock appreciation rights ("SARs") or rights (other than the Ascend Stock Options) to receive shares of Ascend Common Stock on a deferred basis granted under the Ascend Stock Plans or otherwise. Ascend has delivered to Lucent a complete and correct list, as of January 4, 1999, of the number of shares of Ascend Common Stock subject to outstanding stock options or other rights to purchase or receive Ascend Common Stock granted under the Ascend Stock Plans (collectively, "Ascend Stock Options") and the exercise prices thereof. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of Ascend having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Ascend may vote are issued or outstanding. All outstanding shares of capital stock of Ascend are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this Section 3.01(c) and except for changes since January 4, 1999 resulting from the issuance of shares of Ascend Common Stock pursuant to the Ascend Stock Options outstanding as of January 4, 1999, and pursuant to the Ascend Stock Options issued after the date hereof as expressly permitted by the terms of this Agreement, (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of Ascend, (B) any securities of Ascend convertible into or exchangeable or exercisable for shares of capital stock or voting securities of Ascend, (C) any warrants, calls, options or other rights to acquire from Ascend or any Ascend subsidiary, and no obligation of Ascend or any Ascend subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of Ascend and (y) as of the close of business on January 4, 1999, there are not any outstanding

                                       1-7
     obligations of Ascend or any Ascend subsidiary to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Ascend is not a party to any voting agreement with respect to the voting of any such securities. There are no outstanding (A) securities of Ascend or any Ascend subsidiary convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any Ascend subsidiary, (B) warrants, calls, options or other rights to acquire from Ascend or any Ascend subsidiary, and no obligation of Ascend or any Ascend subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any Ascend subsidiary or (C) obligations of Ascend or any Ascend subsidiary to repurchase, redeem or otherwise acquire any such outstanding securities of Ascend subsidiaries or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Other than the Ascend subsidiaries, Ascend does not directly or indirectly beneficially own any securities or other beneficial ownership interests in any other entity.

            (d) Authority; Noncontravention. Ascend has all requisite corporate power and authority to enter into this Agreement and, subject to the Ascend Stockholder Approval (as defined in Section 3.01(m)), to consummate the transactions contemplated by this Agreement. Ascend has all requisite corporate power and authority to enter into the Option Agreement and to consummate the transactions contemplated thereby. The execution and delivery of this Agreement and the Option Agreement by Ascend and the consummation by Ascend of the transactions contemplated by this Agreement and the Option Agreement have been duly authorized by all necessary corporate action on the part of Ascend, subject, in the case of the Merger, to the Ascend Stockholder Approval. This Agreement and the Option Agreement have been duly executed and delivered by Ascend and, assuming the due authorization, execution and delivery by each of the other parties thereto, constitute legal, valid and binding obligations of Ascend, enforceable against Ascend in accordance with their terms. The execution and delivery of this Agreement and the Option Agreement do not, and the consummation of the transactions contemplated by this Agreement and the Option Agreement and compliance with the provisions of this Agreement and the Option Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Ascend or any of its subsidiaries under, (i) the certificate of incorporation or by-laws of Ascend or the comparable organizational documents of any of its subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization applicable to Ascend or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Ascend or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate are not (x) reasonably likely to have a material adverse effect on Ascend or (y) reasonably likely to impair the ability of Ascend to perform its obligations under this Agreement or the Option Agreement. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority (each a "Governmental Entity") is required by or with respect to Ascend or any of its subsidiaries in connection with the

                                       1-8
     execution and delivery of this Agreement or the Option Agreement by Ascend or the consummation by Ascend of the transactions contemplated by this Agreement or the Option Agreement, except for (1) the filing of a premerger notification and report form by Ascend under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and any applicable filings and approvals under similar foreign antitrust laws and regulations; (2) the filing with the SEC of (A) a proxy statement relating to the Ascend Stockholders Meeting (as defined in Section 5.01(b)) (such proxy statement, as amended or supplemented from time to time, the "Ascend Proxy Statement"), and (B) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement, the Option Agreement and the transactions contemplated by this Agreement and the Option Agreement; (3) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Ascend is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws; (4) such filings with and approvals of The Nasdaq National Market ("Nasdaq") to permit the shares of Ascend Common Stock that are to be issued pursuant to the Option Agreement to be listed on Nasdaq; and (5) such consents, approvals, orders or authorizations the failure of which to be made or obtained individually or in the aggregate is not reasonably likely to have a material adverse effect on Ascend.

            (e) SEC Documents; Undisclosed Liabilities. Ascend has filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC since January 1, 1997 (the "Ascend SEC Documents"). As of their respective dates, the Ascend SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Ascend SEC Documents, and none of the Ascend SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Ascend SEC Document has been revised or superseded by a later filed Ascend SEC Document, none of the Ascend SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Ascend included in the Ascend SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Ascend and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments). Except (i) as reflected in such financial statements or in the notes thereto or (ii) for liabilities incurred in connection with this Agreement or the Option Agreement or the transactions contemplated hereby or thereby, neither Ascend nor any of its subsidiaries has any liabilities or obligations of any nature which, individually or in the aggregate, are reasonably likely to have a material adverse effect on Ascend.

                                       1-9

            (f) Information Supplied. None of the information supplied or to be supplied by Ascend specifically for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Lucent in connection with the issuance of Lucent Common Stock in the Merger (the "Form S-4") will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Ascend Proxy Statement will, at the date it is first mailed to Ascend's stockholders or at the time of the Ascend Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Ascend Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Ascend with respect to statements made or incorporated by reference therein based on information supplied by Lucent specifically for inclusion or incorporation by reference in the Ascend Proxy Statement.

            (g) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the Option Agreement or the transactions contemplated hereby or thereby and except as disclosed in the Ascend SEC Documents filed and publicly available prior to the date of this Agreement (as amended to the date of this Agreement, the "Ascend Filed SEC Documents"), since September 30, 1998, Ascend and its subsidiaries have conducted their business only in the ordinary course, and there has not been (1) any material adverse change (as defined in Section 8.03) in Ascend, (2) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Ascend's capital stock, (3) any split, combination or reclassification of any of Ascend's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Ascend's capital stock, except for issuances of Ascend Common Stock upon the exercise of Ascend Stock Options under the Ascend Stock Plans, in each case awarded prior to the date hereof in accordance with their present terms, (4) (A) any granting by Ascend or any of its subsidiaries to any current or former director, executive officer or other key employee of Ascend or its subsidiaries of any increase in compensation, bonus or other benefits, except for normal increases in cash compensation in the ordinary course of business consistent with past practice or as was required under any employment agreements in effect as of the date of the most recent audited financial statements included in the Ascend Filed SEC Documents, (B) any granting by Ascend or any of its subsidiaries to any such current or former director, executive officer or key employee of any increase in severance or termination pay, except in the ordinary course of business consistent with past practice, (C) any entry by Ascend or any of its subsidiaries into, or any amendments of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, executive officer or key employee, or (D) any amendment to, or modification of, any Ascend Stock Option, (5) except insofar as may have been required by a change in generally accepted accounting principles, any change in accounting methods, principles or practices by Ascend materially affecting its assets, liabilities or business or (6) any tax election that individually or in the aggregate is reasonably likely to have a material adverse effect on Ascend or any of its tax attributes or any settlement or compromise of any material income tax liability.

            (h) Litigation. There is no suit, action or proceeding pending or, to the knowledge of Ascend, threatened against or affecting Ascend or any of its subsidiaries that, individually or

                                      1-10
     in the aggregate, is reasonably likely to have a material adverse effect on Ascend nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Ascend or any of its subsidiaries having, or which is reasonably likely to have, individually or in the aggregate, a material adverse effect on Ascend; provided that for purposes of this paragraph (h) any such suit, action, proceeding, judgment, decree, injunction, rule or order arising after the date hereof shall not be deemed to have a material adverse effect on Ascend if and to the extent such suit, action, proceeding, judgment, decree, injunction, rule or order (or any relevant part thereof) is based on this Agreement, the Option Agreement or the transactions contemplated hereby or thereby.

            (i) Compliance with Applicable Laws. Ascend, its subsidiaries and employees hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities which are required for the operation of the businesses of Ascend and its subsidiaries (the "Ascend Permits"), except where the failure to have any such Ascend Permits individually or in the aggregate is not reasonably likely to have a material adverse effect on Ascend. Ascend and its subsidiaries are in compliance with the terms of the Ascend Permits and all applicable statutes, laws, ordinances, rules and regulations, except where the failure so to comply individually or in the aggregate is not reasonably likely to have a material adverse effect on Ascend. No action, demand, requirement or investigation by any Governmental Entity and no suit, action or proceeding by any person, in each case with respect to Ascend or any of its subsidiaries or any of their respective properties, is pending or, to the knowledge (as defined in Section 8.03) of Ascend, threatened, other than, in each case, those the outcome of which individually or in the aggregate are not (i) reasonably likely to have a material adverse effect on Ascend or (ii) reasonably likely to impair the ability of Ascend to perform its obligations under this Agreement or the Option Agreement or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement or the Option Agreement; provided that for purposes of this paragraph (i) any such action, demand, requirement or investigation or any such suit, action or proceeding arising after the date hereof shall not be deemed to have a material adverse effect on Ascend if and to the extent such action, demand, requirement or investigation or such suit, action or proceeding (or any relevant part thereof) is based on this Agreement, the Option Agreement or the transactions contemplated hereby or thereby.

            (j) Absence of Changes in Benefit Plans. Since the date of the most recent audited financial statements included in the Ascend Filed SEC Documents, there has not been any adoption or amendment in any material respect by Ascend or any of its subsidiaries of any collective bargaining agreement or any material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical, welfare benefit or other plan, arrangement or understanding providing benefits to any current or former employee, officer or director of Ascend or any of its wholly owned subsidiaries (collectively, the "Ascend Benefit Plans"), or any material change in any actuarial or other assumption used to calculate funding obligations with respect to any Ascend pension plans, or any change in the manner in which contributions to any Ascend pension plans are made or the basis on which such contributions are determined.

            (k) ERISA Compliance. (i) With respect to the Ascend Benefit Plans, no event has occurred and, to the knowledge of Ascend, there exists no condition or set of circumstances, in connection with which Ascend or any of its subsidiaries could be subject to any liability that individually or in the aggregate is reasonably likely to have a material adverse

                                      1-11
     effect on Ascend under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code or any other applicable law.

            (ii) Each Ascend Benefit Plan has been administered in accordance with its terms, except for any failures so to administer any Ascend Benefit Plan that individually or in the aggregate are not reasonably likely to have a material adverse effect on Ascend. Ascend, its subsidiaries and all the Ascend Benefit Plans are in compliance with the applicable provisions of ERISA, the Code and all other applicable laws and the terms of all applicable collective bargaining agreements, except for any failures to be in such compliance that individually or in the aggregate are not reasonably likely to have a material adverse effect on Ascend. Each Ascend Benefit Plan that is intended to be qualified under Section 401(a) or 401(k) of the Code has received a favorable determination letter from the IRS that it is so qualified and each trust established in connection with any Ascend Benefit Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that such trust is so exempt. To the knowledge of Ascend, no fact or event has occurred since that date of any determination letter from the IRS which is reasonably likely to affect adversely the qualified status of any such Ascend Benefit Plan or the exempt status of any such trust. There are no pending or, to the knowledge of Ascend, threatened lawsuits, claims, grievances, investigations or audits of any Ascend Benefit Plan that, individually or in the aggregate, are reasonably likely to have a material adverse effect on Ascend.

            (iii) Neither Ascend nor any of its subsidiaries has incurred any liability under Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course). No Ascend Benefit Plan has incurred an "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code) whether or not waived. To the knowledge of Ascend, there are not any facts or circumstances that are reasonably likely to materially change the funded status of any Ascend Benefit Plan that is a "defined benefit" plan (as defined in Section 3(35) of ERISA) since the date of the most recent actuarial report for such plan. No Ascend Benefit Plan is a "multiemployer plan" within the meaning of Section 3(37) of ERISA.

            (iv) Ascend and its subsidiaries are in compliance with all federal, state and local requirements regarding employment, except for any failures to comply that individually or in the aggregate are not reasonably likely to have a material adverse effect on Ascend. Neither Ascend nor any of its subsidiaries is a party to any collective bargaining or other labor union contract applicable to persons employed by Ascend or any of its subsidiaries and no collective bargaining agreement is being negotiated by Ascend or any of its subsidiaries. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against Ascend or any of its subsidiaries pending or, to the knowledge of Ascend, threatened which may interfere with the respective business activities of Ascend or any of its subsidiaries, except where such dispute, strike or work stoppage individually or in the aggregate is not reasonably likely to have a material adverse effect on Ascend. As of the date of this Agreement, to the knowledge of Ascend, none of Ascend, any of its subsidiaries or any of their respective representatives or employees has committed any unfair labor practice in connection with the operation of the respective business of Ascend or any of its subsidiaries, and there is no charge or complaint against Ascend or any of its subsidiaries by the National Labor Relations Board or any comparable governmental agency pending or threatened in writing, in each case except where such actions, charges or complaints, individually or in the aggregate, are not reasonably likely to have a material adverse effect on Ascend.

                                      1-12

            (v) No employee of Ascend will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Ascend Benefit Plan as a result of the transactions contemplated by this Agreement or the Option Agreement. No amount payable, or economic benefit provided, by Ascend or its subsidiaries (including any acceleration of the time of payment or vesting of any benefit) could be considered an "excess parachute payment" under Section 280G of the Code. No person is entitled to receive any additional payment from Ascend or its subsidiaries or any other person (a "Parachute Gross-Up Payment") in the event that the excise tax of Section 4999 of the Code is imposed on such person. The Board of Directors of Ascend or any of its subsidiaries has not granted to any person any right to receive any Parachute Gross-Up Payment.

            (l) Taxes. (i) Each of Ascend and its subsidiaries has filed all material tax returns and reports required to be filed by it and all such returns and reports are complete and correct in all material respects, or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file, to be complete or correct or to have extensions granted that remain in effect individually or in the aggregate are not reasonably likely to have a material adverse effect on Ascend. Ascend and each of its subsidiaries has paid (or Ascend has paid on its behalf) all taxes (as defined in Section 3.01(l)(vi)) shown as due on such returns, and the most recent financial statements contained in the Ascend Filed SEC Documents reflect an adequate reserve for all taxes payable by Ascend and its subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

            (ii) No deficiencies for any taxes have been proposed, asserted or assessed against Ascend or any of its subsidiaries that are not adequately reserved for, except for deficiencies that individually or in the aggregate are not reasonably likely to have a material adverse effect on Ascend. The federal income tax returns of Ascend and each of its subsidiaries consolidated in such returns have closed by virtue of the applicable statute of limitations.

            (iii) Neither Ascend nor any of its subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

            (iv) The Ascend Benefit Plans and other Ascend employee compensation arrangements in effect as of the date of this Agreement have been designed so that the disallowance of a material deduction under Section 162(m) of the Code for employee remuneration will not apply to any amounts paid or payable by Ascend or any of its subsidiaries under any such plan or arrangement and, to the knowledge of Ascend, no fact or circumstance exists that is reasonably likely to cause such disallowance to apply to any such amounts.

            (v) Neither Ascend nor any of its subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

            (vi) As used in this Agreement, "taxes" shall include all (x) federal, state, local or foreign income, property, sales, excise and other taxes or similar governmental charges, including any interest, penalties or additions with respect thereto, (y) liability for the payment of any amounts of the type described in (x) as a result of being a member of an affiliated, consolidated, combined or unitary group, and (z) liability for the payment of any amounts as a

                                      1-13
     result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (x) or (y).

            (m) Voting Requirements. The affirmative vote of the holders of a majority of the voting power of all outstanding shares of Ascend Common Stock at the Ascend Stockholders Meeting to adopt this Agreement (the "Ascend Stockholder Approval") is the only vote of the holders of any class or series of Ascend's capital stock necessary to approve and adopt this Agreement, the Option Agreement and the transactions contemplated hereby and thereby.

            (n) State Takeover Statutes. The Board of Directors of Ascend (including the disinterested directors thereof) has unanimously approved the terms of this Agreement and the Option Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement and the Option Agreement and such approval constitutes approval of the Merger and the other transactions contemplated by this Agreement and the Option Agreement by the Ascend Board of Directors under the provisions of Section 203 of the DGCL and represents all the action necessary to ensure that such
     Section 203 does not apply to Lucent in connection with the Merger and the other transactions contemplated by this Agreement and by the Option Agreement. To the knowledge of Ascend, no other state takeover statute is applicable to the Merger or the other transactions contemplated hereby and by the Option Agreement.

            (o) Accounting Matters. Neither Ascend nor any of its affiliates (as defined in Section 8.03) has taken or agreed to take any action that would prevent the business combination to be effected by the Merger to be accounted for as a pooling of interests.

            (p) Brokers. No broker, investment banker, financial advisor or other person, other than Credit Suisse First Boston Corporation, the fees and expenses of which will be paid by Ascend, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement and the Option Agreement based upon arrangements made by or on behalf of Ascend. Ascend has furnished to Lucent true and complete copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable.

            (q) Opinion of Financial Advisor. Ascend has received the opinion of Credit Suisse First Boston Corporation, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair from a financial point of view to holders of shares of Ascend Common Stock (other than Lucent and its affiliates), a signed copy of which opinion has been or will promptly be delivered to Lucent.

            (r) Intellectual Property; Year 2000. (i) Ascend and its subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent rights, trademarks, trade secrets, trade names, service marks, copyrights and other proprietary intellectual property rights and computer programs (the "Intellectual Property Rights") which are material to the conduct of the business of Ascend and its subsidiaries.

            (ii) To the knowledge of Ascend, neither Ascend nor any of its subsidiaries has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property Rights or other proprietary information of any other person, except for any such interference, infringement, misappropriation or other conflict which is not, individually or in the aggregate, reasonably likely to have a material adverse effect on Ascend. Neither

                                      1-14

     Ascend nor any of its subsidiaries has received any written charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or other conflict (including any claim that Ascend or any such subsidiary must license or refrain from using any Intellectual Property Rights or other proprietary information of any other person) which has not been settled or otherwise fully resolved. To Ascend's knowledge, no other person has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property Rights of Ascend or any of its subsidiaries, except for any such interference, infringement, misappropriation or other conflict which is not, individually or in the aggregate, reasonably likely to have a material adverse effect on Ascend.

            (iii) As the business of Ascend and its subsidiaries is presently conducted and without giving effect to any changes with respect thereto that may be made by Lucent, to Ascend's knowledge, Lucent's use of the Intellectual Property Rights which are material to the conduct of the business of Ascend and its subsidiaries taken as a whole will not interfere with, infringe upon, misappropriate or otherwise come into conflict with the Intellectual Property Rights of any other person.

            (iv) Ascend has implemented a program directed at ensuring that its and its subsidiaries' products (including prior and current products and technology and products and technology currently under development) will, when used in accordance with associated documentation on a specified platform or platforms, be capable upon installation of (i) operating in the same manner on dates in both the Twentieth and Twenty-First centuries and
     (ii) accurately processing, providing and receiving date data from, into and between the Twentieth and Twenty-First centuries, including the years 1999 and 2000, and making leap-year calculations, provided that all non-Ascend products (e.g., hardware, software and firmware) material to the conduct of the business of Ascend and used in or in combination with Ascend's products, exchange data with Ascend's products in the same manner on dates in both the Twentieth and Twenty-First centuries. Ascend has taken the steps as set forth in Section 3.01(r) of the Ascend Disclosure Schedule to assure that the year 2000 date change will not adversely affect the systems and facilities that support the operations of Ascend and its subsidiaries, except as is not reasonably likely to have a material adverse effect on Ascend.

            (s) Certain Contracts. Neither Ascend nor any of its subsidiaries is a party to or bound by any non-competition agreement or any other similar agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, all or any material portion of the business of Ascend and its subsidiaries, taken as a whole, is conducted.

        SECTION 3.02. Representations and Warranties of Lucent and Sub. Except as disclosed in the Lucent Filed SEC Documents (as defined in Section 3.02(f)) or as set forth on the Disclosure Schedule delivered by Lucent to Ascend prior to the execution of this Agreement (the "Lucent Disclosure Schedule") and making reference to the particular subsection of this Agreement to which exception is being taken, Lucent and Sub represent and warrant to Ascend as follows:

            (a) Organization, Standing and Corporate Power. Each of Lucent, Sub and their subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except for those jurisdictions where the failure to be so organized, existing or in good standing individually or in

                                      1-15
     the aggregate is not reasonably likely to have a material adverse effect on Lucent. Each of Lucent and its subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate is not reasonably likely to have a material adverse effect on Lucent. Lucent has made available to Ascend prior to the execution of this Agreement complete and correct copies of its certificate of incorporation and by-laws and the certificate of incorporation and by-laws of Sub, in each case as amended to date.

            (b) Capital Structure. The authorized capital stock of Lucent consists of 3,000,000,000 shares of Lucent Common Stock and 250,000,000 shares of preferred stock, par value $1.00 per share, of Lucent ("Lucent Authorized Preferred Stock"), of which 7,500,000 shares have been designated Series A Junior Participating Preferred Stock (the "Lucent Junior Preferred Stock"). At the close of business on November 30, 1998,
     (i) 1,318,615,011 shares of Lucent Common Stock were issued and outstanding, (ii) approximately 105,351,000 shares of Lucent Common Stock were reserved for issuance pursuant to outstanding stock options or other rights to purchase or receive Lucent Common Stock granted under the 1996 Long Term Incentive Program, the 1997 Long Term Incentive Plan, the Global Founders Grant, the 1998 Global Ownership Grant and various plans of companies acquired by Lucent (such plans, collectively, the "Lucent Stock Plans"), (iii) no shares of Lucent Junior Preferred Stock were issued and outstanding and (iv) other than the Lucent Junior Preferred Stock, no other shares of Lucent Authorized Preferred Stock have been designated or issued. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of Lucent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Lucent may vote are issued or outstanding. All outstanding shares of capital stock of Lucent are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Lucent has made available to Ascend a complete and correct copy of the Rights Agreement dated as of April 4, 1996, as amended (the "Lucent Rights Agreement") between Lucent and The Bank of New York, as Rights Agent, relating to rights ("Lucent Rights") to purchase Lucent Junior Preferred Stock.

            (c) Authority; Noncontravention. Each of Lucent and Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. Lucent has all requisite corporate power and authority to enter into the Option Agreement and to consummate the transactions contemplated thereby. The execution and delivery of this Agreement by Lucent and Sub, and the execution and delivery of the Option Agreement by Lucent, and the consummation by Lucent and Sub of the transactions contemplated by this Agreement and the consummation by Lucent of the transactions contemplated by the Option Agreement have been duly authorized by all necessary corporate action on the part of Lucent and Sub, as applicable. This Agreement has been duly executed and delivered by Lucent and Sub and, assuming the due authorization, execution and delivery by each of the other parties thereto, constitutes a legal, valid and binding obligation of Lucent and Sub, enforceable against each of them in accordance with its terms. The Option Agreement has been duly executed and delivered by Lucent, and, assuming the due authorization, execution and delivery by each of the other parties thereto, constitutes a legal, valid and binding obligation of Lucent, enforceable against Lucent in accordance with its terms. The

                                      1-16
     execution and delivery of this Agreement and the Option Agreement do not, and the consummation of the transactions contemplated by this Agreement and the Option Agreement and compliance with the provisions of this Agreement and the Option Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Lucent or Sub or any of Lucent's other subsidiaries under, (i) the certificate of incorporation or by-laws of Lucent or Sub or the comparable organizational documents of any of Lucent's other subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization applicable to Lucent or Sub or any of Lucent's other subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Lucent or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate are not (x) reasonably likely to have a material adverse effect on Lucent or
     (y) reasonably likely to impair the ability of Lucent or Sub to perform its obligations under this Agreement or, in the case of Lucent, to perform its obligations under the Option Agreement. No consent, approval, order or authorization of, action by, or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Lucent or Sub or any of Lucent's other subsidiaries in connection with the execution and delivery of this Agreement by Lucent and Sub or the execution and delivery of the Option Agreement by Lucent or the consummation by Lucent and Sub of the transactions contemplated by this Agreement or the consummation by Lucent of the transactions contemplated by the Option Agreement, except for (1) the filing of a premerger notification and report form by Lucent under the HSR Act and any applicable filings and approvals under similar foreign antitrust laws and regulations; (2) the filing with the SEC of (A) the Form S-4 and (B) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act as may be required in connection with this Agreement and the Option Agreement and the transactions contemplated by this Agreement and the Option Agreement; (3) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Lucent is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws; (4) such filings with and approvals of the NYSE to permit the shares of Lucent Common Stock that are to be issued in the Merger to be listed on the NYSE; and (5) such consents, approvals, orders or authorizations the failure of which to be made or obtained individually or in the aggregate is not reasonably likely to have a material adverse effect on Lucent.

            (d) SEC Documents; Undisclosed Liabilities. Lucent has filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC since October 1, 1997 (the "Lucent SEC Documents"). As of their respective dates, the Lucent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Lucent SEC Documents, and none of the Lucent SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any

                                      1-17

     Lucent SEC Document has been revised or superseded by a later filed Lucent SEC Document, none of the Lucent SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Lucent included in the Lucent SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Lucent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments). Except (i) as reflected in such financial statements or in the notes thereto or (ii) for liabilities incurred in connection with this Agreement or the Option Agreement or the transactions contemplated hereby or thereby, neither Lucent nor any of its subsidiaries has any liabilities or obligations of any nature which, individually or in the aggregate, are reasonably likely to have a material adverse effect on Lucent.

            (e) Information Supplied. None of the information supplied or to be supplied by Lucent specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Ascend Proxy Statement will, at the date it is first mailed to Ascend's stockholders or at the time of the Ascend Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Lucent with respect to statements made or incorporated by reference therein based on information supplied by Ascend specifically for inclusion or incorporation by reference in the Form S-4.

            (f) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the Option Agreement or the transactions contemplated hereby or thereby and except as disclosed in the Lucent SEC Documents filed and publicly available prior to the date of this Agreement (the "Lucent Filed SEC Documents"), since September 30, 1998, Lucent and its subsidiaries have conducted their business only in the ordinary course, and there has not been (1) any material adverse change in Lucent, (2) except insofar as may have been or required by a change in generally accepted accounting principles, any change in accounting methods, principles or practices by Lucent materially affecting its assets, liabilities or business or (3) any tax election that individually or in the aggregate is reasonably likely to have a material adverse effect on Lucent or any of its tax attributes or any settlement or compromise of any material income tax liability.

            (g) Litigation. There is no suit, action or proceeding pending or, to the knowledge of Lucent, threatened against or affecting Lucent or any of its subsidiaries that, individually or in the aggregate, is reasonably likely to have a material adverse effect on Lucent nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator

                                      1-18
     outstanding against Lucent or any of its subsidiaries having, or which is reasonably likely to have, individually or in the aggregate, a material adverse effect on Lucent; provided that, for purposes of this paragraph
     (g), any such suit, action, proceeding, judgment, decree, injunction, rule or order arising after the date hereof shall not be deemed to have a material adverse effect on Lucent if and to the extent such suit, action, proceeding, judgment, decree, injunction, rule or order (or any relevant part thereof) is based on this Agreement, the Option Agreement or the transactions contemplated hereby or thereby.

            (h) Compliance with Applicable Laws. Lucent, its subsidiaries and employees hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities which are required for the operation of the businesses of Lucent and its subsidiaries (the "Lucent Permits") except where the failure to have any such Lucent Permits individually or in the aggregate is not reasonably likely to have a material adverse effect on Lucent. Lucent and its subsidiaries are in compliance with the terms of the Lucent Permits and all applicable statutes, laws, ordinances, rules and regulations, except where the failure so to comply individually or in the aggregate is not reasonably likely to have a material adverse effect on Lucent. No action, demand, requirement or investigation by any Governmental Entity and no suit, action or proceeding by any person, in each case with respect to Lucent or any of its subsidiaries or any of their respective properties, is pending or, to the knowledge of Lucent, threatened, other than, in each case, those the outcome of which individually or in the aggregate are not (i) reasonably likely to have a material adverse effect on Lucent or (ii) reasonably likely to impair the ability of Lucent to perform its obligations under this Agreement or the Option Agreement or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement or the Option Agreement; provided that for purposes of this paragraph (h) any such action, demand, requirement or investigation or any such suit, action or proceeding arising after the date hereof shall not be deemed to have a material adverse effect on Lucent if and to the extent such action, demand, requirement or investigation or such suit, action or proceeding (or any relevant part thereof) is based on this Agreement, the Option Agreement or the transactions contemplated hereby or thereby.

            (i) Taxes. (i) Each of Lucent and its subsidiaries has filed all material tax returns and reports required to be filed by it and all such returns and reports are complete and correct in all material respects, or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file, to be complete or correct or to have extensions granted that remain in effect individually or in the aggregate are not reasonably likely to have a material adverse effect on Lucent. Lucent and each of its subsidiaries has paid (or Lucent has paid on its behalf) all taxes shown as due on such returns, and the most recent financial statements contained in the Lucent Filed SEC Documents reflect an adequate reserve for all taxes payable by Lucent and its subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

            (ii) No deficiencies for any taxes have been proposed, asserted or assessed against Lucent or any of its subsidiaries that are not adequately reserved for, except for deficiencies that individually or in the aggregate are not reasonably likely to have a material adverse effect on Lucent. The federal income tax returns of Lucent and each of its subsidiaries consolidated in such returns have closed by virtue of the applicable statute of limitations.

            (iii) Neither Lucent nor any of its subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

                                      1-19

            (iv) Neither Lucent nor any of its subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

            (j) Voting Requirements. No vote of the holders of shares of Lucent Common Stock or any other class or series of capital stock of Lucent is necessary to approve and adopt this Agreement and the Option Agreement and the transactions contemplated hereby and thereby.

            (k) Accounting Matters. Neither Lucent nor any of its affiliates has taken or agreed to take any action that would prevent the business combination to be effected by the Merger to be accounted for as a pooling of interests.

            (l) Brokers. No broker, investment banker, financial advisor or other person, other than Goldman, Sachs & Co., the fees and expenses of which will be paid by Lucent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement and the Option Agreement based upon arrangements made by or on behalf of Lucent.

            (m) Opinion of Financial Advisor. Lucent has received the opinion of Goldman, Sachs & Co., dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair to Lucent and, accordingly, to Lucent's stockholders from a financial point of view, a signed copy of which opinion has been or promptly will be delivered to Ascend.

            (n) Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

                                   ARTICLE IV

                   Covenants Relating to Conduct of Business

        SECTION 4.01.  Conduct of Business.  (a) Conduct of Business by
Ascend. Except as set forth in Section 4.01(a) of the Ascend Disclosure Schedule, as otherwise expressly contemplated by this Agreement or the Option Agreement or as consented to by Lucent, such consent not to be unreasonably withheld or delayed, during the period from the date of this Agreement to the Effective Time, Ascend shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, use reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with those persons having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing (but subject to the above exceptions and subject to actions taken consistent with the Stratus Computer, Inc. divestiture plan referred to in clause (v) below), during the period from

                                      1-20
the date of this Agreement to the Effective Time, Ascend shall not, and shall not permit any of its subsidiaries to:

            (i) other than dividends and distributions (including liquidating distributions) by a direct or indirect wholly owned subsidiary of Ascend to its parent, (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for issuances of Ascend Common Stock pursuant to the exercise of Ascend Stock Options outstanding as of the date hereof in accordance with their present terms or
     (z) purchase, redeem or otherwise acquire any shares of capital stock of Ascend or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

            (ii) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than (w) the issuance of Ascend Stock Options granted consistent with past practice to new or promoted employees (other than executive officers) of Ascend representing in the aggregate not more than 5.3 million shares of Ascend Common Stock (provided that the vesting of such Ascend Stock Options shall not be accelerated as a result of the Merger) and provided further, that any such options issued after May 3, 1999 shall be issued to new employees only, (x) the issuance of Ascend Common Stock upon the exercise of Ascend Stock Options outstanding as of the date hereof in accordance with their present terms, or upon the exercise of the Ascend Stock Options referred to in clause (w) in accordance with their terms, (y) the issuance of Ascend Common Stock pursuant to the Option Agreement or (z) subject to Section 5.06(e), the issuance of Ascend Common Stock in accordance with past practice pursuant to the terms of the 1994 Stock Purchase Plan as in effect on the date of this Agreement);

            (iii) amend Ascend's certificate of incorporation, by-laws or other comparable organizational documents;

            (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing assets of, or by any other manner, any business or any person, other than (A) purchases of raw materials or supplies in the ordinary course of business consistent with past practice or (B) acquisitions for cash plus assumption of debt with a purchase price (together with the amount of assumed debt) not in excess of $100 million individually or $250 million in the aggregate, provided that Ascend shall have reasonably consulted with Lucent prior to entering into a definitive agreement with respect to any such acquisition and shall not consummate any acquisition that, to the knowledge of Ascend in its good faith judgment, will result in a significant overlap with Lucent's businesses;

            (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (including securitizations), other than sales or licenses of finished goods in the ordinary course of business consistent with past practice (provided that Ascend shall use reasonable efforts to consummate the previously announced plan to divest portions of Stratus Computer, Inc. and Stratus Computer Limited, as such plan has previously been described to Lucent);

            (vi) (x) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Ascend or any of its subsidiaries, guarantee any debt securities of

                                      1-21
     another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business (or to refund existing or maturing indebtedness) consistent with past practice and except for intercompany indebtedness between Ascend and any of its subsidiaries or between such subsidiaries, or (y) make any loans, advances or capital contributions to, or investments in, any other person;

            (vii) make or agree to make any new capital expenditure or expenditures, or enter into any agreement or agreements providing for payments which, individually, are in excess of $5 million or, in the aggregate, are in excess of $25 million;

            (viii) make any tax election that, individually or in the aggregate, is reasonably likely to have a material adverse effect on the tax liability of Ascend or settle or compromise any material income tax liability;

            (ix) pay, discharge, settle or satisfy any material claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities recognized or disclosed in the most recent consolidated financial statements (or the notes thereto) of Ascend included in the Ascend Filed SEC Documents or incurred since the date of such financial statements, or waive the benefits of, or agree to modify in any manner, any standstill or similar agreement to which Ascend or any of its subsidiaries is a party;

            (x) except as required by law or contemplated hereby and except for labor agreements negotiated in the ordinary course, enter into, adopt or amend in any material respect or terminate any Ascend Benefit Plan or any other agreement, plan or policy involving Ascend or its subsidiaries, and one or more of its directors, officers or employees, or materially change any actuarial or other assumption used to calculate funding obligations with respect to any pension plan, or change the manner in which contributions to any pension plan are made or the basis on which such contributions are determined;

            (xi) except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not materially increase benefits or compensation expenses of Ascend or its subsidiaries, or as contemplated hereby or by the terms of any employment agreement in existence on the date hereof, increase the cash compensation of any director, executive officer or other key employee or pay any benefit or amount not required by a plan or arrangement as in effect on the date of this Agreement to any such person; provided, however, that nothing contained herein shall prohibit Ascend from paying 1998 bonuses that have been earned under its incentive bonus plans in accordance with the terms of such plans as in effect on the date hereof consistent with past practice;

            (xii) transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Intellectual Property Rights of Ascend and its subsidiaries other than in the ordinary course of business consistent with past practices or on a non-exclusive basis not materially different from past practices;

            (xiii) enter into or amend in any material respect any material OEM agreement or any agreements pursuant to which any person is granted exclusive marketing, manufacturing or other rights with respect to any Ascend product, process or technology;

                                      1-22

            (xiv) take any action that would cause the representations and warranties set forth in Section 3.01(g) to no longer be true and correct; or

            (xv) authorize, or commit or agree to take, any of the foregoing actions.

        (b) Conduct of Business by Lucent. During the period from the date of this Agreement to the Effective Time, Lucent shall not make any acquisition of assets or businesses which, in its good faith judgment, would cause a material delay of the Merger.

        (c) Other Actions. Except as required by law, Ascend and Lucent shall not, and shall not permit any of their respective subsidiaries to, voluntarily take any action that would, or that could reasonably be expected to, result in
(i) any of the representations and warranties of such party set forth in this Agreement or the Option Agreement that are qualified as to materiality becoming untrue at the Effective Time, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect at the Effective Time, or (iii) any of the conditions to the Merger set forth in
Article VI not being satisfied.

        (d) Advice of Changes. Ascend and Lucent shall promptly advise the other party orally and in writing to the extent it has knowledge of (i) any representation or warranty made by it (and, in the case of Lucent, made by Sub) contained in this Agreement or the Option Agreement becoming untrue or inaccurate in any respect where the failure of such representation to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein), individually or in the aggregate, has had or is reasonably likely to have a material adverse effect on it, (ii) the failure by it (and, in the case of Lucent, by Sub) to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or the Option Agreement and (iii) any change or event having, or which is reasonably likely to have, a material adverse effect on such party or on the truth of their respective representations and warranties or the ability of the conditions set forth in Article VI to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement or the Option Agreement.

        SECTION 4.02. No Solicitation by Ascend. (a) Ascend shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes a Takeover Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding any Takeover Proposal; provided, however, that if, at any time prior to the date of the Ascend Stockholders Meeting (the "Applicable Period"), the Board of Directors of Ascend determines in good faith, after consultation with outside counsel, that it is legally advisable to do so in order to comply with its fiduciary duties to Ascend's stockholders under applicable law, Ascend may, in response to a Superior Proposal (as defined in Section 4.02(b)) which was not solicited by it or which did not otherwise result from a breach of this Section 4.02(a), and subject to providing prior written notice of its decision to take such action to Lucent (a "Section 4.02 Notice") and compliance with Section 4.02(c), (x) furnish information with respect to Ascend and its subsidiaries to any person making an Superior Proposal pursuant to a customary confidentiality agreement (as determined by Ascend after consultation with its outside counsel) and (y) participate in discussions or negotiations regarding such Superior Proposal. For purposes of this Agreement, "Takeover Proposal"

                                      1-23
means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or the assets of Ascend and its subsidiaries, taken as a whole, or 15% or more of any class of equity securities of Ascend or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of Ascend or any of its subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Ascend or any of its subsidiaries, other than the transactions contemplated by this Agreement.

        (b) Except as expressly permitted by this Section 4.02, neither the Board of Directors of Ascend nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Lucent, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal, or (iii) cause Ascend to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Takeover Proposal, other than any such agreement entered into concurrently with a termination pursuant to the next sentence in order to facilitate such action. Notwithstanding the foregoing, during the Applicable Period, in response to a Superior Proposal which was not solicited by Ascend and which did not otherwise result from a breach of Section 4.02(a), the Board of Directors of Ascend may (subject to this and the following sentences) terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause Ascend to enter into any Acquisition Agreement with respect to any Superior Proposal), but only at a time that is during the Applicable Period and is after the fifth business day following Lucent's receipt of written notice advising Lucent that the Board of Directors of Ascend is prepared to accept a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. For purposes of this Agreement, a "Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Ascend Common Stock then outstanding or all or substantially all the assets of Ascend and otherwise on terms which the Board of Directors of Ascend determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to Ascend's stockholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of Ascend, is reasonably capable of being obtained by such third party.

        (c) In addition to the obligations of Ascend set forth in paragraphs (a) and (b) of this Section 4.02, Ascend shall immediately advise Lucent orally and in writing of any request for information or of any Takeover Proposal, the material terms and conditions of such request or Takeover Proposal and the identity of the person making such request or Takeover Proposal. Ascend will keep Lucent informed of the status and details (including amendments or proposed amendments) of any such request or Takeover Proposal.

        (d) Nothing contained in this Section 4.02 shall prohibit Ascend from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to Ascend's stockholders if, in the good faith judgment of the Board of Directors of Ascend, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law; provided, however, that neither Ascend nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose

                                      1-24
publicly to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, a Takeover Proposal.

                                   ARTICLE V

                             Additional Agreements

        SECTION 5.01. Preparation of the Form S-4 and the Ascend Proxy Statement; Ascend Stockholders Meeting. (a) As soon as practicable following the date of this Agreement, Ascend shall prepare and file with the SEC the Ascend Proxy Statement and Lucent shall prepare and file with the SEC the Form S-4, in which the Ascend Proxy Statement will be included as a prospectus. Each of Ascend and Lucent shall use reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Ascend will use all reasonable efforts to cause the Ascend Proxy Statement to be mailed to Ascend's stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Lucent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of Lucent Common Stock in the Merger and Ascend shall furnish all information concerning Ascend and the holders of Ascend Common Stock as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Form S-4 will be made by Lucent, or the Ascend Proxy Statement will be made by Ascend, without providing the other party the opportunity to review and comment thereon. Lucent will advise Ascend, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Lucent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information. Ascend will inform Lucent, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Ascend Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to Ascend or Lucent, or any of their respective affiliates, officers or directors, should be discovered by Ascend or Lucent which should be set forth in an amendment or supplement to any of the Form S-4 or the Ascend Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of Ascend.

        (b) Ascend shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the "Ascend Stockholders Meeting") for the purpose of obtaining the Ascend Stockholder Approval and shall, through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby. Without limiting the generality of the foregoing but subject to its rights to terminate this Agreement pursuant to Section 4.02(b), Ascend agrees that its obligations pursuant to the first sentence of this Section 5.01(b) shall not be affected by the commencement, public proposal, public disclosure or communication to Ascend of any Takeover Proposal.

                                      1-25

        SECTION 5.02. Letters of Ascend's Accountants. (a) Ascend shall use reasonable efforts to cause to be delivered to Lucent two letters from Ascend's independent accountants, one dated a date within two business days before the date on which the Form S-4 shall become effective and one dated a date within two business days before the Closing Date, each addressed to Lucent, in form and substance reasonably satisfactory to Lucent and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

        (b) Ascend shall provide reasonable cooperation to each of Lucent's independent accountants and Ascend's independent accountants to enable them to issue the letters referred to in Section 6.01(f) and shall use reasonable efforts to cause them to do so.

        SECTION 5.03. Letters of Lucent's Accountants. (a) Lucent shall use reasonable efforts to cause to be delivered to Ascend two letters from Lucent's independent accountants, one dated a date within two business days before the date on which the Form S-4 shall become effective and one dated a date within two business days before the Closing Date, each addressed to Ascend, in form and substance reasonably satisfactory to Ascend and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

        (b) Lucent shall provide reasonable cooperation to each of Lucent's independent accountants and Ascend's independent accountants to enable them to issue the letters referred to in Section 6.01(f) and shall use reasonable efforts to cause them to do so.

        SECTION 5.04. Access to Information; Confidentiality. Subject to the Nondisclosure Agreement dated September 17, 1998, as amended as of December 10, 1998, between Lucent and Ascend (the "Confidentiality Agreement"), each of Lucent and Ascend shall, and shall cause each of its respective subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of Ascend and Lucent shall, and shall cause each of its respective subsidiaries to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Neither Lucent nor Ascend shall be required to provide access to or disclose information where such access or disclosure would contravene any law, rule, regulation, order or decree. No review pursuant to this Section 5.04 shall have an effect for the purpose of determining the accuracy of any representation or warranty given by either party hereto to the other party hereto. Each of Ascend and Lucent will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement.

        SECTION 5.05. Commercially Reasonable Best Efforts. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement and the Option Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may

                                      1-26
be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the Option Agreement or the consummation of the transactions contemplated by this Agreement or the Option Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the Option Agreement.

        (b) In connection with and without limiting the foregoing, Ascend and Lucent shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement, the Option Agreement or any of the other transactions contemplated by this Agreement or the Option Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Merger, this Agreement, the Option Agreement or any other transaction contemplated by this Agreement or the Option Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement and the Option Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Option Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement and the Option Agreement.

        SECTION 5.06. Stock Options. (a) As soon as practicable following the date of this Agreement, the Board of Directors of Ascend (or, if appropriate, any committee administering the Ascend Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the following:

            (i) adjust the terms of all outstanding Ascend Stock Options granted under Ascend Stock Plans, whether vested or unvested, as necessary to provide that, at the Effective Time, each Ascend Stock Option outstanding immediately prior to the Effective Time shall be amended and converted into an option to acquire, on the same terms and conditions as were applicable under such Ascend Stock Option (as modified by the terms of an agreement (referred to in Section 3.01(k) of the Ascend Disclosure Schedule) in effect on the date hereof between Ascend and the holder of such Ascend Stock Option as disclosed to Lucent prior to the date hereof), the same number of shares of Lucent Common Stock (rounded down to the nearest whole share) as the holder of such Ascend Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such Ascend Stock Option in full immediately prior to the Effective Time, at a price per share of Lucent Common Stock (rounded up to the nearest whole cent) equal to (A) the aggregate exercise price for the shares of Ascend Common Stock otherwise purchasable pursuant to such Ascend Stock Option divided by
     (B) the aggregate number of shares of Lucent Common Stock deemed purchasable pursuant to such Ascend Stock Option (each, as so adjusted, an "Adjusted Option"); and

            (ii) make such other changes to the Ascend Stock Plans as Ascend and Lucent may agree are appropriate to give effect to the Merger, including as provided in Section 5.07.

        (b) As soon as practicable after the Effective Time, Lucent shall deliver to the holders of Ascend Stock Options appropriate notices setting forth such holders' rights pursuant to the respective Ascend Stock Plans and the agreements evidencing the grants of such Ascend Stock Options and that such Ascend Stock Options and agreements shall be assumed by Lucent and shall

                                      1-27
continue in effect on the same terms and conditions (subject to the adjustments required by this Section 5.06 after giving effect to the Merger).

        (c) A holder of an Adjusted Option may exercise such Adjusted Option in whole or in part in accordance with its terms by delivering a properly executed notice of exercise to Lucent, together with the consideration therefor and the federal withholding tax information, if any, required in accordance with the related Ascend Stock Plan.

        (d) Except as otherwise contemplated by this Section 5.06 and except to the extent required under the respective terms of the Ascend Stock Options or any agreement (referred to in Section 3.01(k) of the Ascend Disclosure Schedule) in effect on the date hereof between Ascend and a holder of Ascend Stock Options (as disclosed to Lucent prior to the date hereof), all restrictions or limitations on transfer and vesting with respect to Ascend Stock Options awarded under the Ascend Stock Plans or any other plan, program or arrangement of Ascend or any of its subsidiaries, to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to such options after giving effect to the Merger and the assumption by Lucent as set forth above.

        (e) Effective as of January 31, 1999, Ascend shall amend the 1994 Stock Purchase Plan to terminate all future offering periods.

        SECTION 5.07. Ascend Stock Plans. At the Effective Time, by virtue of the Merger, the Ascend Stock Plans shall be assumed by Lucent, with the result that all obligations of Ascend under the Ascend Stock Plans, including with respect to awards outstanding at the Effective Time under each Ascend Stock Plan, shall be obligations of Lucent following the Effective Time. Prior to the Effective Time, Lucent shall take all necessary actions (including, if required to comply with Section 162(m) of the Code (and the regulations thereunder) or applicable law or rule of the NYSE, obtaining the approval of its stockholders at the next regularly scheduled annual meeting of Lucent following the Effective
Time) for the assumption of the Ascend Stock Plans, including the reservation, issuance and listing of Lucent Common Stock in a number at least equal to the number of shares of Lucent Common Stock that will be subject to Adjusted Options. As soon as practicable following the Effective Time, Lucent shall prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering a number of shares of Lucent Common Stock determined in accordance with the preceding sentence. Such registration statement shall be kept effective (and the current status of the prospectus or prospectuses required thereby shall be maintained) at least for so long as Adjusted Options or any unsettled awards granted under the Ascend Stock Plans after the Effective Time remain outstanding.

        SECTION 5.08. Employee Benefit Plans; Existing Agreements. (a) From the Effective Time to the second anniversary of the Effective Time (the "Continuation Period"), Lucent shall provide, or cause to be provided, employee benefit plans, programs and arrangements (other than stock options) to employees of Ascend that are substantially equivalent in the aggregate to those employee benefit plans, programs and arrangements of Ascend provided to employees of Ascend as of the date hereof; provided, however, that during the Continuation Period, employees of Ascend shall be eligible for grants of stock options under Lucent's stock option plans to the same extent as similarly situated employees of Lucent; and, provided further that the substitution of Lucent stock for Ascend stock under any employee benefit plan, program or arrangement shall be disregarded for purposes of this sentence. Notwithstanding the foregoing, for a period of no less than one year after the Effective Time, Lucent shall provide severance benefits to employees of Ascend that are no less favorable than those provided to such employees as of the date hereof.

                                      1-28

        (b) With respect to each benefit plan, program practice, policy or arrangement maintained by Lucent in which employees of Ascend subsequently participate (the "Lucent Plans"), for purposes of determining eligibility to participate, vesting, and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of pension benefits), service with Ascend (or predecessor employers to the extent Ascend provides past service credit) shall be treated as service with Lucent; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations. Each Lucent Plan shall waive pre-existing condition limitations to the same extent waived under the applicable Ascend Benefit Plan. Ascend Employees shall be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Lucent Plan.

        (c) As of the Effective Time, Lucent shall cause the appropriate subsidiaries of Lucent to assume and to honor in accordance with their terms all employment, severance and other compensation agreements and arrangements existing prior to the execution of this Agreement which are between Ascend or any of its subsidiaries and any director, officer or employee thereof. The provisions of this Section 5.08(c) are intended to be for the benefit of, and shall be enforceable by, each such director, officer or employee.

        (d) Ascend and Lucent hereby agree that Ascend or Lucent (as appropriate) shall take all such actions as are necessary to carry out the matters described in Section 5.08(d) of the Ascend Disclosure Schedule.

        SECTION 5.09. Indemnification, Exculpation and Insurance. (a) Lucent agrees that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of Ascend and its subsidiaries as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents) and any indemnification agreements of Ascend, the existence of which does not constitute a breach of this Agreement, shall be assumed by the Surviving Corporation in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms, and Lucent shall cause the Surviving Corporation to honor all such rights.

        (b) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, Lucent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.09.

        (c) For six years after the Effective Time, Lucent shall maintain in effect Ascend's current directors' and officers' liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by Ascend's directors' and officers' liability insurance policy on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date hereof; provided that Lucent may substitute therefor policies of Lucent or its subsidiaries containing terms with respect to coverage and amount

                                      1-29
no less favorable to such directors or officers; provided further, that if the existing or substituted directors' and officers' liability insurance expires, is terminated or canceled during such six-year period, Lucent will obtain as much directors' and officers' liability insurance as can be obtained for the remainder of such period for a premium not in excess of 200% of the aggregate premiums paid by Ascend in 1998 on an annualized basis for such purpose and that in no event shall Lucent be required to pay aggregate premiums for insurance under this Section 5.09(c) in excess of 200% of amount of aggregate premiums paid by Ascend in 1998 on an annualized basis for such purpose.

        (d) The provisions of this Section 5.09 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

        SECTION 5.10.  Fees and Expenses.  (a) Except as provided in this
Section 5.10, all fees and expenses incurred in connection with the Merger, this Agreement, the Option Agreement and the transactions contemplated by this Agreement and the Option Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of Lucent and Ascend shall bear and pay one-half of (1) the costs and expenses incurred in connection with the filing, printing and mailing of the Form S-4 and the Ascend Proxy Statement (including SEC filing fees) and (2) the filing fees for the premerger notification and report forms under the HSR Act. Lucent shall file any return with respect to, and shall pay, any state or local taxes (including any penalties or interest with respect thereto), if any, which are attributable to the transfer of the beneficial ownership of Ascend's real property (collectively, the "Real Estate Transfer Taxes") as a result of the Merger (other than any such taxes that are solely the obligations of a stockholder of Ascend, in which case Ascend shall pay any such taxes). Ascend shall cooperate with Lucent in the filing of such returns including, in the case of Ascend, supplying in a timely manner a complete list of all real property interests held by Ascend and any information with respect to such property that is reasonably necessary to complete such returns. The fair market value of any real property of Ascend subject to the Real Estate Transfer Taxes shall be as agreed to between Lucent and Ascend.

        (b) In the event that (1) a bona fide Takeover Proposal shall have been made directly to the stockholders of Ascend generally or shall have otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal and thereafter this Agreement is terminated by either Lucent or Ascend pursuant to Section 7.01(b)(i) or (ii) or (2) this Agreement is terminated (x) by Ascend pursuant to
Section 7.01(f) or (y) by Lucent pursuant to Section 7.01(d), then Ascend shall promptly, but in no event later than the date of such termination, pay Lucent a fee equal to $525 million (the "Termination Fee"), payable by wire transfer of same day funds; provided, however, that no Termination Fee shall be payable to Lucent pursuant to clause (1) of this paragraph (b) or pursuant to a termination by Lucent pursuant to Section 7.01(d) unless and until within 7 months of such termination Ascend or any of its subsidiaries enters into any definitive agreement with respect to, or consummates, any Takeover Proposal (for the purposes of the foregoing proviso the term "Takeover Proposal" shall have the meaning assigned to such term in Section 4.02 except that the references to "15%" in the definition of "Takeover Proposal" in Section 4.02(a) shall be deemed to be references to "50%" and "Takeover Proposal" shall only be deemed to refer to a transaction involving Ascend, or with respect to assets (including the shares of any subsidiary), Ascend and its subsidiaries, taken as a whole, and not any of its subsidiaries alone), in which event the Termination Fee shall be payable upon the first to occur of such events. Notwithstanding the foregoing, if a Takeover Proposal shall have been made as described in clause
(1) of this paragraph (b) and shall

                                      1-30
thereafter have been publicly unconditionally withdrawn by the maker thereof prior to the event giving rise to the termination of this Agreement referred to in clause (1) of this paragraph (b), no Termination Fee shall be payable by Ascend to Lucent unless Ascend or any of its subsidiaries enters into any definitive agreement with respect to, or consummates, any Takeover Proposal with the same maker or any of its affiliates within the period of time set forth in the proviso to the immediately preceding sentence. Ascend acknowledges that the agreements contained in this Section 5.10(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Lucent would not enter into this Agreement; accordingly, if Ascend fails promptly to pay the amount due pursuant to this Section 5.10(b), and, in order to obtain such payment, Lucent commences a suit which results in a judgment against Ascend for the fee set forth in this Section 5.10(b), Ascend shall pay to Lucent its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

        SECTION 5.11. Public Announcements. Lucent and Ascend will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger and the Option Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national trading system. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement and the Option Agreement shall be in the form heretofore agreed to by the parties.

        SECTION 5.12. Affiliates. As soon as practicable after the date hereof, Ascend shall deliver to Lucent a letter identifying all persons who are, at the time this Agreement is submitted for adoption by the stockholders of Ascend, "affiliates" of Ascend for purposes of Rule 145 under the Securities Act or for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations. Ascend shall use reasonable efforts to cause each such person to deliver to Lucent as of the Closing Date, a written agreement substantially in the form attached as Exhibit B hereto. Lucent shall use reasonable efforts to cause all persons who are "affiliates" of Lucent for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations to comply with the fourth paragraph of Exhibit B hereto.

        SECTION 5.13. NYSE Listing. Lucent shall use reasonable efforts to cause the Lucent Common Stock issuable in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, as promptly as practicable after the date hereof, and in any event prior to the Closing Date. Ascend shall use reasonable efforts to cause the shares of Ascend Common Stock to be issued pursuant to the Option Agreement to be approved for listing on Nasdaq, subject to official notice of issuance, as promptly as practicable after the date hereof, and in any event prior to the Closing Date.

        SECTION 5.14. Stockholder Litigation. Ascend shall give Lucent the opportunity to participate in the defense of any stockholder litigation against Ascend and/or its directors relating to the transactions contemplated by this Agreement and the Option Agreement.

        SECTION 5.15. Tax Treatment. Each of Lucent and Ascend shall use reasonable efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368 of the

                                      1-31

Code and to obtain the opinions of counsel referred to in Sections 6.02(c) and 6.03(c), including the execution of the letters of representation referred to therein.

        SECTION 5.16. Pooling of Interests. Each of Ascend and Lucent shall use reasonable efforts to cause the transactions contemplated by this Agreement, including the Merger, and the Option Agreement to be accounted for as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, and Lucent's and Ascend's managements' conclusion that such accounting treatment is appropriate for the Merger to be concurred with by each of Ascend's and Lucent's auditors and by the SEC, respectively, and each of Ascend and Lucent agrees that it shall voluntarily take no action that would cause such accounting treatment not to be obtained.

                                   ARTICLE VI

                              Conditions Precedent

        SECTION 6.01. Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

            (a) Ascend Stockholder Approval. The Ascend Stockholder Approval shall have been obtained.

            (b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

            (c) No Litigation. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect, and there shall not be pending any suit, action or proceeding by any Governmental Entity (i) preventing the consummation of the Merger or
     (ii) which otherwise is reasonably likely to have a material adverse effect on Ascend or Lucent, as applicable; provided, however, that each of the parties shall have used its reasonable efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

            (d) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

            (e) NYSE Listing. The shares of Lucent Common Stock issuable to Ascend's stockholders as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

            (f) Pooling Letters. Each of Lucent and Ascend shall have received letters, dated as of the Closing Date, in each case addressed to Lucent and Ascend, from Ernst & Young LLP and PricewaterhouseCoopers LLP stating in substance that pooling of interests accounting is appropriate for the Merger under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations.

                                      1-32

        SECTION 6.02. Conditions to Obligations of Lucent and Sub. The obligation of Lucent and Sub to effect the Merger is further subject to satisfaction or waiver of the following conditions:

            (a) Representations and Warranties. The representations and warranties of Ascend set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) does not have, and is not reasonably likely to have, individually or in the aggregate, a material adverse effect on Ascend.

            (b) Performance of Obligations of Ascend. Ascend shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

            (c) Tax Opinions. Lucent shall have received from Cravath, Swaine & Moore, counsel to Lucent, on the date on which the Form S-4 is declared effective by the SEC and on the Closing Date, an opinion, in each case dated as of such respective date and stating that the Merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. The issuance of such opinion shall be conditioned upon the receipt by such tax counsel of customary representation letters from each of Lucent, Sub and Ascend, in each case, in form and substance reasonably satisfactory to such tax counsel.

        SECTION 6.03. Conditions to Obligations of Ascend. The obligation of Ascend to effect the Merger is further subject to satisfaction or waiver of the following conditions:

            (a) Representations and Warranties. The representations and warranties of Lucent and Sub set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) does not have, and is not reasonably likely to have, individually or in the aggregate, a material adverse effect on Lucent.

            (b) Performance of Obligations of Lucent and Sub. Lucent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

            (c) Tax Opinions. Ascend shall have received from Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Ascend, on the date on which the Form S-4 is declared effective by the SEC and on the Closing Date, an opinion, in each case dated as of such respective date and stating that the Merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. The issuance of such opinion shall be conditioned upon the receipt by such tax counsel of customary representation letters from each of Ascend, Sub and Lucent, in each case, in form and substance reasonably satisfactory to such tax counsel.

        SECTION 6.04. Frustration of Closing Conditions. Neither Lucent, Sub nor Ascend may rely on the failure of any condition set forth in Section 6.01,
6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party's failure to use reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement and the Option Agreement, as required by and subject to Section 5.05.

                                      1-33

                                  ARTICLE VII

                       Termination, Amendment and Waiver

        SECTION 7.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Ascend Stockholder
Approval:

            (a) by mutual written consent of Lucent, Sub and Ascend;

            (b) by either Lucent or Ascend:

                 (i) if the Merger shall not have been consummated by September 30, 1999; provided, however, that the right to terminate this Agreement pursuant to this Section 7.01(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

                 (ii) if the Ascend Stockholder Approval shall not have been obtained at a Ascend Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; or

                 (iii) if any Restraint having any of the effects set forth in
        Section 6.01(c) shall be in effect and shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.01(b)(iii) shall have used reasonable efforts to prevent the entry of and to remove such Restraint;

            (c) by Lucent, if Ascend shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in
     Section 6.02(a) or (b), and (B) is incapable of being cured by Ascend within thirty calendar days;

            (d) by Lucent, if Ascend or any of its directors or officers shall participate in discussions or negotiations in breach (other than an immaterial breach) of Section 4.02;

            (e) by Ascend, if Lucent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in
     Section 6.03(a) or (b), and (B) is incapable of being cured by Lucent within thirty calendar days; or

            (f) by Ascend in accordance with Section 4.02(b); provided that, in order for the termination of this Agreement pursuant to this paragraph (f) to be deemed effective, Ascend shall have complied with all provisions of
     Section 4.02, including the notice provisions therein, and with applicable requirements, including the payment of the Termination Fee, of Section 5.10.

        SECTION 7.02. Effect of Termination. In the event of termination of this Agreement by either Ascend or Lucent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Lucent or Ascend, other than the provisions of
Section 3.01(p), Section 3.02(l), the last sentence of Section 5.04, Section 5.10, this Section 7.02 and Article VIII, which provisions survive such termination, and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

        SECTION 7.03. Amendment. This Agreement may be amended by the parties at any time before or after the Ascend Stockholder Approval; provided, however, that after any such approval, there shall not be made any amendment that by law requires further approval by the

                                      1-34
stockholders of Ascend or the approval of the stockholders of Lucent without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

        SECTION 7.04. Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.03, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

        SECTION 7.05. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.01, an amendment of this Agreement pursuant to Section 7.03 or an extension or waiver pursuant to
Section 7.04 shall, in order to be effective, require, in the case of Lucent or Ascend, action by its Board of Directors or, with respect to any amendment to this Agreement, the duly authorized committee of its Board of Directors to the extent permitted by law.

                                  ARTICLE VIII

                               General Provisions

        SECTION 8.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This
Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

        SECTION 8.02. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a) if to Lucent or Sub, to

            Lucent Technologies Inc.
            600 Mountain Avenue
            Room 6A 311
            Murray Hill, NJ 07974

            Telecopy No.: Separately supplied

            Attention: Pamela F. Craven
                         Vice President-Law

                                      1-35
            with a copy to:

            Cravath, Swaine & Moore
            Worldwide Plaza
            825 Eighth Avenue
            New York, NY 10019

            Telecopy No.: Separately supplied

            Attention: Robert A. Kindler
                         Robert I. Townsend, III; and

        (b) if to Ascend, to

            Ascend Communications, Inc.
            One Ascend Plaza
            1701 Harbor Bay Parkway
            Alameda, CA 94502

            Telecopy No.: Separately supplied

            Attention: Frances M. Jewels
                         Vice President and General Counsel

            with a copy to:

            Skadden, Arps, Slate, Meagher & Flom LLP
            One Beacon Street
            Boston, MA 02108

            Telecopy No.: Separately supplied

            Attention: Margaret A. Brown

        SECTION 8.03.  Definitions.  For purposes of this Agreement:

            (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise;

            (b) "material adverse change" or "material adverse effect" means, when used in connection with Ascend or Lucent, any change, effect, event, occurrence or state of facts that is, or is reasonably likely to be, materially adverse to the business, financial condition or results of operations of such party and its subsidiaries taken as a whole, other than any change, effect, event, occurrence, state of facts or development (i) relating to the economy in general, (ii) relating to the industries in which such party operates in general, (iii) arising out of or resulting from actions contemplated by the parties in connection with, or which is attributable to, the announcement of this Agreement and the transactions contemplated hereby (including loss of personnel, customers or suppliers or the delay or cancelation of orders for products) or (iv) in the case of Ascend, litigation brought or threatened against Ascend or any member of its Board of Directors in respect of this Agreement; provided that the following in and of itself shall not be deemed to constitute a material adverse change or material adverse effect: with respect to Lucent, a failure by Lucent to meet the revenue or earnings predictions of equity analysis as reflected in the First Call consensus estimate, or any other revenue or earnings

                                      1-36
     predictions or expectations, for any period ending on or after the date of this Agreement, or, in the case of Ascend, a failure by Ascend to meet the revenue or earnings predictions of equity analysts as reflected in the First Call consensus estimate, or any other revenue or earnings predictions or expectations, for any period ending on or after the date of this Agreement (however, this proviso shall not exclude any underlying change, effect, event, occurrence, state of facts or developments which resulted in such failure to meet such estimates, predictions or expectations);

            (c) "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

            (d) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person;

            (e) "knowledge" of any person which is not an individual means, with respect to any specific matter, the knowledge of such person's executive officers and other officers having primary responsibility for such matter, in each case obtained in the conduct of their duties in the ordinary course without special inquiry; and

            (f) "business day" means any day other than Saturday, Sunday or any other day on which banks are legally permitted to be closed in New York.

        SECTION 8.04. Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

        SECTION 8.05. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

        SECTION 8.06. Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein), the Option Agreement and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements

                                      1-37
and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Article II, Section 5.06, Section 5.08(c), paragraph 2 of Section 5.08(d) of the Ascend Disclosure Schedule and Section 5.09, are not intended to confer upon any person other than the parties any rights or remedies.

        SECTION 8.07. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

        SECTION 8.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

        SECTION 8.09. Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of Delaware or a Delaware state court.

        SECTION 8.10. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        SECTION 8.11. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

                                      1-38

        IN WITNESS WHEREOF, Lucent, Sub and Ascend have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                         LUCENT TECHNOLOGIES INC.,

                                           by /s/    RICHARD A. MCGINN
                                            -----------------------------------
                                            Name:  Richard A. McGinn
                                            Title: Chief Executive Officer

                                         DASHER MERGER INC.,

                                           by /s/    PAMELA F. CRAVEN
                                            -----------------------------------
                                            Name:  Pamela F. Craven
                                            Title: Vice President and Secretary

                                         ASCEND COMMUNICATIONS, INC.,

                                           by /s/    MORY EJABAT
                                            -----------------------------------
                                            Name:  Mory Ejabat
                                            Title: President and Chief Executive
                                                   Officer

                                      1-39

                                                                         ANNEX I
                                                         TO THE MERGER AGREEMENT

                             Index of Defined Terms

                TERM                    PAGE
                ----                    ----
Acquisition Agreement...............    1-24
Adjusted Option.....................    1-27
affiliate...........................    1-36
Agreement...........................     1-1
Applicable Period...................    1-23
Ascend..............................     1-1
Ascend Authorized Preferred Stock...     1-7
Ascend Benefit Plans................    1-11
Ascend Common Stock.................     1-1
Ascend Disclosure Schedule..........     1-6
Ascend Filed SEC Documents..........    1-10
Ascend Permits......................    1-11
Ascend Proxy Statement..............     1-9
Ascend SEC Documents................     1-9
Ascend Stock Options................     1-7
Ascend Stock Plans..................     1-7
Ascend Stockholder Approval.........    1-14
Ascend Stockholders Meeting.........    1-25
Benefits Date.......................    1-28
business day........................    1-37
Certificate of Merger...............     1-2
Certificates........................     1-3
Closing.............................     1-1
Closing Date........................     1-1
Code................................     1-1
Common Shares Trust.................     1-5
Confidentiality Agreement...........    1-26
Continuation Period.................    1-28
control.............................    1-36
DGCL................................     1-1
Effective Time......................     1-2
ERISA...............................    1-12
Excess Shares.......................     1-5
Exchange Act........................     1-9
Exchange Agent......................     1-3
Exchange Fund.......................     1-3
Exchange Ratio......................     1-3
Form S-4............................    1-10
Governmental Entity.................     1-8
HSR Act.............................     1-9
Intellectual Property Rights........    1-14
knowledge...........................    1-37

                TERM                    PAGE
                ----                    ----
Liens...............................     1-6
Lucent..............................     1-1
Lucent Authorized Preferred Stock...    1-16
Lucent Common Stock.................     1-3
Lucent Disclosure Schedule..........    1-15
Lucent Filed SEC Documents..........    1-18
Lucent Junior Preferred Stock.......    1-16
Lucent Permits......................    1-19
Lucent Plans........................    1-29
Lucent Rights.......................    1-16
Lucent Rights Agreement.............    1-16
Lucent SEC Documents................    1-17
Lucent Stock Plans..................    1-16
material adverse change.............    1-36
material adverse effect.............    1-36
Merger..............................     1-1
Merger Consideration................     1-3
Nasdaq..............................     1-9
NYSE................................     1-5
Option Agreement....................     1-1
Parachute Gross-Up Payment..........    1-13
person..............................    1-37
Real Estate Transfer Taxes..........    1-30
Restraints..........................    1-32
SARs................................     1-7
SEC.................................     1-6
Section 4.02 Notice.................    1-23
Securities Act......................     1-9
Sub.................................     1-1
subsidiary..........................    1-37
Superior Proposal...................    1-24
Surviving Corporation...............     1-1
Takeover Proposal...................    1-23
taxes...............................    1-13
Termination Fee.....................    1-30

                                      1-40

                                                                       EXHIBIT A
                                                         TO THE MERGER AGREEMENT

             Certificate of Incorporation of Surviving Corporation

                                    RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                          ASCEND COMMUNICATIONS, INC.

        FIRST: The name of the corporation (hereinafter called the "corporation") is Ascend Communications, Inc.

        SECOND: The address, including street, number, city, and county, of the registered office of the corporation in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle; and the name of the registered agent of the corporation in the State of Delaware at such address is The Corporation Trust Company.

        THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

        FOURTH: The total number of shares of stock which the corporation shall have authority to issue is one thousand, with a par value of $.01 per share. All such shares are of one class and are shares of Common Stock.

        FIFTH:  The corporation is to have perpetual existence.

        SIXTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of sec.291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of sec.279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

        SEVENTH: For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation, and regulation of the powers of the corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

            1. The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws. The phrase "whole Board" and the phrase "total number of directors" shall be deemed to have the same meaning, to wit, the total number of directors which the corporation would have if there were no vacancies. No election of directors need be by written ballot.

            2. After the original or other Bylaws of the corporation have been adopted, amended, or repealed, as the case may be, in accordance with the provisions of sec.109 of the General Corporation Law of the State of Delaware, and, after the corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the Bylaws of the corporation may be exercised by the Board of Directors of the corporation; provided, however, that any provision for the classification of directors of the corporation for staggered terms pursuant to the provisions of subsection (d) of sec.141 of the General Corporation Law of the State of Delaware shall be set forth in an initial Bylaw or in a Bylaw adopted by the stockholders entitled to vote of the corporation unless provisions for such classification shall be set forth in this certificate of incorporation.

            3. Whenever the corporation shall be authorized to issue only one class of stock, each outstanding share shall entitle the holder thereof to notice of, and the right to vote at, any meeting of stockholders. Whenever the corporation shall be authorized to issue more than one class of stock, no outstanding share of any class of stock which is denied voting power under the provisions of the certificate of incorporation shall entitle the holder thereof to the right to vote at any meeting of stockholders except as the provisions of paragraph (2) of subsection (b) of sec.242 of the General Corporation Law of the State of Delaware shall otherwise require; provided, that no share of any such class which is otherwise denied voting power shall entitle the holder thereof to vote upon the increase or decrease in the number of authorized shares of said class.

        EIGHTH: The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph
(7) of subsection (b) of sec.102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

        NINTH: The corporation shall, to the fullest extent permitted by the provisions of sec.145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

        TENTH: From time to time any of the provisions of this certificate of incorporation may be amended, altered, or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the corporation by this certificate of incorporation are granted subject to the provisions of this Article TENTH.

                                                                       EXHIBIT B
                                                         TO THE MERGER AGREEMENT

                            Form of Affiliate Letter

Dear Sirs:

        The undersigned, a holder of shares of common stock, par value $.001 per share ("Ascend Common Stock"), of Ascend Communications, Inc., a Delaware corporation ("Ascend"), is entitled to receive in connection with the merger (the "Merger") of a subsidiary of Lucent Technologies Inc., a Delaware corporation ("Lucent"), with and into Ascend, securities of Lucent, as the parent of the surviving corporation in the Merger (the "Parent Securities"). The undersigned acknowledges that the undersigned may be deemed an "affiliate" of Ascend within the meaning of Rule 145 ("Rule 145") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), by the Securities and Exchange Commission (the "SEC") and may be deemed an "affiliate" of Ascend for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, although nothing contained herein should be construed as an admission of either such fact.

        If in fact the undersigned were an affiliate under the Securities Act, the undersigned's ability to sell, assign or transfer the Parent Securities received by the undersigned in exchange for any shares of Ascend Common Stock in connection with the Merger may be restricted unless such transaction is registered under the Securities Act or an exemption from such registration is available. The undersigned understands that such exemptions are limited and the undersigned has obtained or will obtain advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Securities Act. The undersigned understands that Lucent will not be required to maintain the effectiveness of any registration statement under the Securities Act for the purposes of resale of Parent Securities by the undersigned.

        The undersigned hereby represents to and covenants with Lucent that the undersigned will not sell, assign or transfer any of the Parent Securities received by the undersigned in exchange for shares of Ascend Common Stock in connection with the Merger except (i) pursuant to an effective registration statement under the Securities Act, (ii) in conformity with the volume and other limitations of Rule 145 or (iii) in a transaction which, in the opinion of counsel to Lucent or as described in a "no-action" or interpretive letter from the Staff of the SEC specifically issued with respect to a transaction to be engaged in by the undersigned, is not required to be registered under the Securities Act; provided, however, that in any such case, such sale, assignment or transfer shall only be permitted if, in the opinion of counsel of Lucent, such transaction would not have, directly or indirectly, any adverse consequences for Lucent with respect to the treatment of the Merger for tax purposes.

        The undersigned hereby further represents to and covenants with Lucent that the undersigned has not, within the preceding 30 days, sold, transferred or otherwise disposed of any shares of Ascend Common Stock held by the undersigned and that the undersigned will not sell, transfer or otherwise dispose of any Parent Securities received by the undersigned in connection with the Merger until after such time as results covering at least 30 days of post-Merger combined operations of Ascend and Lucent have been published by Lucent, in the form of a quarterly earnings report, an effective registration statement filed with the SEC, a report to the SEC on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes such combined results of operations, except as would not otherwise reasonably be expected to adversely affect the qualification of the Merger as a pooling-of-interests.

        In the event of a sale or other disposition by the undersigned of Parent Securities pursuant to Rule 145, the undersigned will supply Lucent with evidence of compliance with such Rule, in the form of a letter in the form of Annex I hereto and the opinion of counsel or no-action letter referred to above. The undersigned understands that Lucent may instruct its transfer agent to withhold the transfer of any Parent Securities disposed of by the undersigned, but that (provided such transfer is not prohibited by any other provision of this letter agreement) upon receipt of such evidence of compliance, Lucent shall cause the transfer agent to effectuate the transfer of the Parent Securities sold as indicated in such letter.

        Lucent covenants that it will take all such actions as may be reasonably available to it to permit the sale or other disposition of Parent Securities by the undersigned under Rule 145 in accordance with the terms thereof.

        The undersigned acknowledges and agrees that the legends set forth below will be placed on certificates representing Parent Securities received by the undersigned in connection with the Merger or held by a transferee thereof, which legends will be removed by delivery of substitute certificates upon receipt of an opinion in form and substance reasonably satisfactory to Lucent from independent counsel reasonably satisfactory to Lucent to the effect that such legends are no longer required for purposes of the Securities Act.

        There will be placed on the certificates for Parent Securities issued to the undersigned, or any substitutions therefor, a legend stating in substance:

            "The shares represented by this certificate were issued pursuant to a business combination which is being accounted for as a pooling of interests, in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares have not been acquired by the holder with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933. The shares may not be sold, pledged or otherwise transferred (i) until such time as Lucent Technologies Inc. shall have published financial results covering at least 30 days of combined operations after the Effective Time and (ii) except in accordance with an exemption from the registration requirements of the Securities Act of 1933."

        The undersigned acknowledges that (i) the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of Parent Securities and (ii) the receipt by Lucent of this letter is an inducement to Lucent's obligations to consummate the Merger.

                                          Very truly yours,

Dated:

                                                                         ANNEX I
                                                                    TO EXHIBIT B

[Name]                                                                    [Date]

        On                 , the undersigned sold the securities of Lucent
Technologies Inc., a Delaware corporation ("Lucent"), described below in the space provided for that purpose (the "Securities"). The Securities were received by the undersigned in connection with the merger of a subsidiary of Lucent with and into Ascend Communications, Inc., a Delaware corporation.

        Based upon the most recent report or statement filed by Lucent with the Securities and Exchange Commission, the Securities sold by the undersigned were within the prescribed limitations set forth in paragraph (e) of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act").

        The undersigned hereby represents that the Securities were sold in "brokers' transactions" within the meaning of Section 4(4) of the Securities Act or in transactions directly with a "market maker" as that term is defined in
Section 3(a)(38) of the Securities Exchange Act of 1934, as amended. The undersigned further represents that the undersigned has not solicited or arranged for the solicitation of orders to buy the Securities, and that the undersigned has not made any payment in connection with the offer or sale of the Securities to any person other than to the broker who executed the order in respect of such sale.

                                          Very truly yours,

           [Space to be provided for description of the Securities.]

                                                                         ANNEX 2

                 STOCK OPTION AGREEMENT dated as of January 12, 1999 (the "Agreement"), by and between ASCEND COMMUNICATIONS, INC., a Delaware corporation ("Issuer"), and LUCENT TECHNOLOGIES INC., a Delaware corporation ("Grantee").

                                    RECITALS

        A. Grantee, Dasher Merger Inc., a wholly owned subsidiary of Grantee ("Sub"), and Issuer have entered into an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement"; defined terms used but not defined herein have the meanings set forth in the Merger Agreement), providing for, among other things, the merger of Sub with and into Issuer, with Issuer as the surviving corporation in the Merger and becoming a wholly owned subsidiary of Grantee; and

        B. As a condition and inducement to Grantee's willingness to enter into the Merger Agreement, Grantee has requested that Issuer agree, and Issuer has agreed, to grant Grantee the Option (as defined below).

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, Issuer and Grantee agree as follows:

            1. Grant of Option. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase up to 43,832,749 (as adjusted as set forth herein) shares (the "Option Shares") of Common Stock, par value $.001 per share ("Issuer Common Stock"), of Issuer at a purchase price of $89.00 (as adjusted as set forth herein) per Option Share (the "Purchase Price").

            2. Exercise of Option. (a) Grantee may exercise the Option, with respect to any or all of the Option Shares at any time or times, subject to the provisions of Section 2(c), after the occurrence of any event as a result of which the Grantee is unconditionally entitled to receive the Termination Fee pursuant to Section 5.10(b) of the Merger Agreement (a "Purchase Event"); provided, however, that (i) except as provided in the last sentence of this Section 2(a), the Option will terminate and be of no further force and effect upon the earliest to occur of (A) the Effective Time, (B) 15 business days after the first occurrence of a Purchase Event, and (C) termination of the Merger Agreement in accordance with its terms prior to the occurrence of a Purchase Event, unless, in the case of clause
     (C), Grantee has the right to receive a Termination Fee following such termination upon the occurrence of certain events, in which case the Option will not terminate until the later of (x) 15 business days following the time such Termination Fee becomes unconditionally payable and (y) the expiration of the period in which the Grantee has such right to receive a Termination Fee, and (ii) any purchase of Option Shares upon exercise of the Option will be subject to compliance with the HSR Act and the obtaining or making of any consents, approvals, orders, notifications, filings or authorizations, the failure of which to have obtained or made would have the effect of making the issuance of Option Shares to Grantee illegal (the "Regulatory Approvals"). Notwithstanding the termination of the Option, Grantee will be entitled to purchase the Option Shares if it has exercised the Option in accordance with the terms hereof prior to the termination of the Option and the termination of the Option will not affect any

                                       2-1
     rights hereunder which by their terms do not terminate or expire prior to or as of such termination.

            (b) In the event that Grantee is entitled to and wishes to exercise the Option, it will send to Issuer a written notice (an "Exercise Notice"; the date of which being herein referred to as the "Notice Date") to that effect which Exercise Notice also specifies the number of Option Shares, if any, Grantee wishes to purchase pursuant to this Section 2(b), the number of Option Shares, if any, with respect to which Grantee wishes to exercise its Cash-Out Right (as defined herein) pursuant to Section 6(c), the denominations of the certificate or certificates evidencing the Option Shares which Grantee wishes to purchase pursuant to this Section 2(b) and a date (an "Option Closing Date"), subject to the following sentence, not earlier than seven business days nor later than 20 business days from the Notice Date for the closing of such purchase (an "Option Closing"). Any Option Closing will be at an agreed location and time in New York, New York on the applicable Option Closing Date or at such later date as may be necessary so as to comply with the first sentence of Section 2(a).

            (c) Notwithstanding anything to the contrary contained herein, any exercise of the Option and purchase of Option Shares shall be subject to compliance with applicable laws and regulations, which may prohibit the purchase of all the Option Shares specified in the Exercise Notice without first obtaining or making certain Regulatory Approvals. In such event, if the Option is otherwise exercisable and Grantee wishes to exercise the Option, the Option may be exercised in accordance with Section 2(b) and Grantee shall acquire the maximum number of Option Shares specified in the Exercise Notice that Grantee is then permitted to acquire under the applicable laws and regulations, and if Grantee thereafter obtains the Regulatory Approvals to acquire the remaining balance of the Option Shares specified in the Exercise Notice, then Grantee shall be entitled to acquire such remaining balance. Issuer agrees to use its reasonable efforts to assist Grantee in seeking the Regulatory Approvals.

            In the event (i) Grantee receives official notice that a Regulatory Approval required for the purchase of any Option Shares will not be issued or granted or (ii) such Regulatory Approval has not been issued or granted within six months of the date of the Exercise Notice, Grantee shall have the right to exercise its Cash-Out Right pursuant to Section 6(c) with respect to the Option Shares for which such Regulatory Approval will not be issued or granted or has not been issued or granted.

            3. Payment and Delivery of Certificates. (a) At any Option Closing, Grantee will pay to Issuer in immediately available funds by wire transfer to a bank account designated in writing by Issuer an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased at such Option Closing plus the amount of any transfer, stamp or other similar taxes or charges imposed in connection therewith.

            (b) At any Option Closing, simultaneously with the delivery of immediately available funds as provided in Section 3(a), Issuer will deliver to Grantee a certificate or certificates representing the Option Shares to be purchased at such Option Closing, which Option Shares will be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever. If at the time of issuance of Option Shares pursuant to an exercise of the Option hereunder, Issuer shall have issued any securities similar to rights under a stockholder rights plan, then each Option Share issued pursuant to such exercise will also represent such a corresponding right with terms substantially the same as and at least as favorable to Grantee as are provided under any such stockholder rights plan then in effect.

                                       2-2

            (c) Certificates for the Option Shares delivered at an Option Closing will have typed or printed thereon a restrictive legend which will read substantially as follows:

        "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT DATED AS OF JANUARY 12, 1999, A COPY OF WHICH MAY BE OBTAINED FROM THE SECRETARY OF ASCEND COMMUNICATIONS, INC. AT ITS PRINCIPAL EXECUTIVE OFFICES."

     It is understood and agreed that (i) the reference to restrictions arising under the Securities Act in the above legend will be removed by delivery of substitute certificate(s) without such reference if such Option Shares have been registered pursuant to the Securities Act, such Option Shares have been sold in reliance on and in accordance with Rule 144 under the Securities Act or Grantee has delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act and (ii) the reference to restrictions pursuant to this Agreement in the above legend will be removed by delivery of substitute certificate(s) without such reference if the Option Shares evidenced by certificate(s) containing such reference have been sold or transferred in compliance with the provisions of this Agreement under circumstances that do not require the retention of such reference.

            4. Representations and Warranties of Issuer. Issuer hereby represents and warrants to Grantee as follows:

                 Authorized Stock. Issuer has taken all necessary corporate and other action to authorize and reserve and, subject to the expiration or termination of any required waiting period under the HSR Act, to permit it to issue, and, at all times from the date hereof until the obligation to deliver Option Shares upon the exercise of the Option terminates, shall have reserved for issuance, upon exercise of the Option, shares of Issuer Common Stock necessary for Grantee to exercise the Option, and Issuer will take all necessary corporate action to authorize and reserve for issuance all additional shares of Issuer Common Stock or other securities which may be issued pursuant to Section 6 upon exercise of the Option. The shares of Issuer Common Stock to be issued upon due exercise of the Option, including all additional shares of Issuer Common Stock or other securities which may be issuable upon exercise of the Option or any other securities which may be issued pursuant to Section 6, upon issuance pursuant hereto, will be duly and validly issued, fully paid and nonassessable, and will be delivered free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever, including without limitation any preemptive rights of any stockholder of Issuer.

            5. Representations and Warranties of Grantee. Grantee hereby represents and warrants to Issuer that:

                 Purchase Not for Distribution. Any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be transferred or otherwise disposed of except in a transaction registered, or exempt from registration, under the Securities Act.

                                       2-3

            6. Adjustment upon Changes in Capitalization, Etc. (a) In the event of any change in Issuer Common Stock by reason of a stock dividend, split-up, merger, recapitalization, combination, exchange of shares, or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase Price thereof, will be adjusted appropriately, and proper provision will be made in the agreements governing such transaction, so that Grantee will receive upon exercise of the Option the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such event or the record date therefor, as applicable. Subject to Section 1, and without limiting the parties' relative rights and obligations under the Merger Agreement, if any additional shares of Issuer Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 6(a)), the number of shares of Issuer Common Stock subject to the Option will be adjusted so that, after such issuance, it equals 19.9% of the number of shares of Issuer Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option.

            (b) Without limiting the parties' relative rights and obligations under the Merger Agreement, in the event that Issuer enters into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its subsidiaries, and Issuer will not be the continuing or surviving corporation in such consolidation or merger, (ii) to permit any person, other than Grantee or one of its subsidiaries, to merge into Issuer and Issuer will be the continuing or surviving corporation, but in connection with such merger, the shares of Issuer Common Stock outstanding immediately prior to the consummation of such merger will be changed into or exchanged for stock or other securities of Issuer or any other person or cash or any other property, or the shares of Issuer Common Stock outstanding immediately prior to the consummation of such merger will, after such merger, represent less than 50% of the outstanding voting securities of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its subsidiaries, then, and in each such case, the agreement governing such transaction will make proper provision so that the Option will, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option with identical terms appropriately adjusted to acquire the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such consolidation, merger, sale, or transfer, or the record date therefor, as applicable and make any other necessary adjustments.

            (c) If, at any time during the period commencing on a Purchase Event and ending on the termination of the Option in accordance with Section 2, Grantee sends to Issuer an Exercise Notice indicating Grantee's election to exercise its right (the "Cash-Out Right") pursuant to this Section 6(c), then Issuer shall pay to Grantee, on the Option Closing Date, in exchange for the cancellation of the Option with respect to such number of Option Shares as Grantee specifies in the Exercise Notice, an amount in cash equal to such number of Option Shares multiplied by the difference between (i) the average closing price, for the 10 trading days commencing on the 12th trading day immediately preceding the Option Closing Date, per share of Issuer Common Stock as reported on The Nasdaq National Market (or, if not listed on The Nasdaq National Market, as reported on any other national securities exchange or national securities quotation system on which the Issuer Common Stock is listed or quoted, as reported in The Wall Street Journal (Northeast edition), or, if not reported thereby, any other authoritative source) (the "Closing Price") and (ii) the Purchase Price. Notwithstanding the

                                       2-4
     termination of the Option, Grantee will be entitled to exercise its rights under this Section 6(c) if it has exercised such rights in accordance with the terms hereof prior to the termination of the Option.

            (d) (i) Notwithstanding any other provision of this Agreement, in no event shall Grantee's Total Profit (as hereinafter defined) plus any Termination Fee paid to Grantee pursuant to Section 5.10(b) of the Merger Agreement exceed in the aggregate $625 million and, if the total amount that otherwise would be received by Grantee would exceed such amount, Grantee, at its election, shall either (a) reduce the number of shares of Issuer Common Stock subject to the Option, (b) deliver to Issuer for cancellation shares of Issuer Common Stock previously purchased by Grantee,
     (c) pay cash to Issuer or (d) take any action representing any combination of the preceding clauses (a), (b) and (c), so that Grantee's actually realized Total Profit, when aggregated with such Termination Fee so paid to Grantee, shall not exceed $625 million after taking into account the foregoing actions.

            (ii) Notwithstanding any other provision of this Agreement, the Option may not be exercised for a number of Option Shares as would, as of the date of exercise, result in a Notional Total Profit (as defined below) which, together with any Termination Fee theretofore paid to Grantee, would exceed $625 million; provided, that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date.

            (iii) As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (A) the amount received by Grantee pursuant to Issuer's repurchase of the Option (or any portion thereof) pursuant to the exercise of the Cash-Out Right under Section 6(c) and (B)(x) the net cash amounts or the fair market value of any property received by Grantee pursuant to the sale of Option Shares (or other securities).

            (iv) As used herein, the term "Notional Total Profit" with respect to any number of Option Shares as to which Grantee may propose to exercise the Option shall be the Total Profit determined as of the date of such proposal assuming for such purpose that the Option was exercised on such date for such number of Option Shares and assuming that such Option Shares, together with all other Option Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price on The Nasdaq National Market (or, if shares of Issuer Common Stock are not then listed or traded on The Nasdaq National Market, on any other national securities exchange or national quotation system on which shares of Issuer Common Stock are so listed or traded) for shares of Issuer Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

            7. Registration Rights. Issuer will, if requested by Grantee at any time and from time to time within two years of the exercise of the Option, as expeditiously as possible prepare and file up to three registration statements under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all shares of securities that have been acquired by or are issuable to Grantee upon exercise of the Option in accordance with the intended method of sale or other disposition stated by Grantee, including a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and Issuer will use its best efforts to qualify such shares or other securities under any applicable state securities laws. Grantee agrees to cause, and to cause any underwriters of any sale or other disposition to cause, any sale or other disposition pursuant to such registration statement to be effected on a widely distributed basis so that upon consummation thereof no purchaser or transferee will own beneficially more than 3.0% of the then-outstanding voting power of Issuer. Issuer will use reasonable efforts to cause each such registration statement to become

                                       2-5
     effective, to obtain all consents or waivers of other parties which are required therefor, and to keep such registration statement effective for such period not in excess of 120 calendar days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. The obligations of Issuer hereunder to file a registration statement and to maintain its effectiveness may be suspended for up to 120 calendar days in the aggregate if the Board of Directors of Issuer shall have determined that the filing of such registration statement or the maintenance of its effectiveness would require premature disclosure of material nonpublic information that would materially and adversely affect Issuer or otherwise interfere with or adversely affect any pending or proposed offering of securities of Issuer or any other material transaction involving Issuer. Any registration statement prepared and filed under this Section 7, and any sale covered thereby, will be at Issuer's expense except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto. Grantee will provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If, during the time periods referred to in the first sentence of this Section 7, Issuer effects a registration under the Securities Act of Issuer Common Stock for its own account or for any other stockholders of Issuer (other than on Form S-4 or Form S-8, or any successor form), it will allow Grantee the right to participate in such registration, and such participation will not affect the obligation of Issuer to effect demand registration statements for Grantee under this Section 7; provided that, if the managing underwriters of such offering advise Issuer in writing that in their opinion the number of shares of Issuer Common Stock requested to be included in such registration exceeds the number which can be sold in such offering, Issuer will include the shares requested to be included therein by Grantee pro rata with the shares intended to be included therein by Issuer. In connection with any registration pursuant to this Section 7, Issuer and Grantee will provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification, and contribution in connection with such registration.

            If a requested registration pursuant to this Section 7 involves an underwritten offering, the underwriter or underwriters thereof shall be a nationally recognized firm or firms selected by Issuer. Notwithstanding anything else contained in this Section 7, each requested registration shall be for a number of shares of Issuer Common Stock which represent at least one-fourth of the total of number of shares of Issuer Common Stock purchased by Grantee hereunder.

            8. Transfers. The Option Shares may not be sold, assigned, transferred, or otherwise disposed of except (i) in an underwritten public offering as provided in Section 7 or (ii) to any purchaser or transferee who would not, to the knowledge of Grantee after reasonable inquiry (which shall include obtaining a representation from the purchaser or transferee), immediately following such sale, assignment, transfer or disposal, beneficially own more than 3.0% of the then-outstanding voting power of the Issuer; provided, however, that Grantee shall be permitted to sell any Option Shares if such sale is made pursuant to a tender or exchange offer that has been approved or recommended by a majority of the members of the Board of Directors of Issuer (which majority shall include a majority of directors who were directors as of the date hereof).

            9. Listing. If Issuer Common Stock or any other securities to be acquired upon exercise of the Option are then listed on The Nasdaq National Market (or any other national securities exchange or national securities quotation system), Issuer, upon the request of Grantee, will promptly file an application to list the shares of Issuer Common Stock or other

                                       2-6
     securities to be acquired upon exercise of the Option on The Nasdaq National Market (and any such other national securities exchange or national securities quotation system) and will use reasonable efforts to obtain approval of such listing as promptly as practicable.

            10. Loss or Mutilation. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered will constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed, or mutilated shall at any time be enforceable by anyone.

            11. Miscellaneous. (a) Expenses. Each of the parties hereto will bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants, and counsel.

            (b) Amendment. This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties.

            (c) Extension; Waiver. Any agreement on the part of a party to waive any provision of this Agreement, or to extend the time for performance, will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

            (d) Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Merger Agreement (including the documents and instruments attached thereto as exhibits or schedules or delivered in connection therewith) and the Confidentiality Agreement (i) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, and (ii) except as provided in Section 8.06 of the Merger Agreement, are not intended to confer upon any person other than the parties any rights or remedies.

            (e) Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

            (f) Notices. All notices, requests, claims, demands, and other communications under this Agreement shall be sent in the manner and to the addresses set forth in the Merger Agreement.

            (g) Assignment. Neither this Agreement, the Option nor any of the rights, interests, or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by Issuer or Grantee without the prior written consent of the other. Any assignment or delegation in violation of the preceding sentence will be void. Subject to the first and second sentences of this Section 11(g), this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

            (h) Further Assurances. In the event of any exercise of the Option by Grantee, Issuer and Grantee will execute and deliver all other documents and instruments and take all

                                       2-7
     other actions that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

            (i) Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in Delaware state court, the foregoing being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal court sitting in the State of Delaware or a Delaware state court.

            (j) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

        IN WITNESS WHEREOF, Issuer and Grantee have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first written above.

                                         ASCEND COMMUNICATIONS, INC.,

                                           by /s/ MORY EJABAT
                                            -----------------------------------
                                            Name:  Mory Ejabat
                                            Title: President and Chief Executive
                                                   Officer

                                         LUCENT TECHNOLOGIES INC.,

                                           by /s/ RICHARD A. MCGINN
                                            -----------------------------------
                                            Name:  Richard A. McGinn
                                            Title: Chief Executive Officer

                                       2-8

                                                                         ANNEX 3

                                      LOGO

January 12, 1999

Board of Directors
Ascend Communications, Inc.
One Ascend Plaza
1701 Harbor Bay Parkway
Alameda, California 94502

Dear Sirs:

        You have asked us to advise you with respect to the fairness to the stockholders of Ascend Communications, Inc. (the "Company"), other than Lucent Technologies Inc. (the "Parent") and its affiliates, from a financial point of view of the Exchange Ratio, as defined below and as established pursuant to the terms of the Agreement and Plan of Merger, dated as of January 13, 1999 (the "Merger Agreement"), among the Company, the Parent and Dasher Merger Inc. (the "Sub"). The Merger Agreement provides for the merger (the "Merger") of the Sub with and into the Company pursuant to which the Company will become a wholly-owned subsidiary of the Parent and each outstanding share of common stock, par value $.001 per share, of the Company will be converted into the right to receive 0.825 of a share of common stock, par value $.01 per share (the "Parent Common Stock") of the Parent (the "Exchange Ratio").

        In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to the Company and the Parent, as well as the Merger Agreement. We have also reviewed certain other information provided to us by the Company as well as estimates of the Company's and Parent's future performance made by market analysts.

        We have had discussions with the management of the Company to discuss the business prospects of the Company, its projected performance, the strategic importance of the Merger to the Parent, and the strategic and operational benefits expected to be achieved through the combination of the operations of the Company and the Parent. We have also had discussions with the management of the Parent to discuss the business and operations of the Parent.

        We have also considered certain financial and stock market data of the Company and the Parent, and we have compared that data with similar data for other publicly held companies in businesses similar to those of the Company and the Parent and we have considered the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

        In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. We have assumed that any estimates or forecasts used in our analysis have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of the Company. In addition, we have not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or the Parent, nor have we been furnished with any such evaluations or

                                       3-1

Board of Directors
Ascend Communications, Inc.
January 12, 1999
Page  2

appraisals. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof.

        We are not expressing any opinion as to what the value of the Parent Common Stock actually will be when issued to the Company's stockholders pursuant to the Merger or the prices at which such Parent Common Stock will trade subsequent to the Merger. We were not requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company.

        We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee for rendering this opinion. In the past, we have performed certain investment banking services for the Company and the Parent and have received customary fees for such services.

        In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of both the Company and the Parent for our own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

        It is understood that this letter is for the information of the Board of Directors in connection with its consideration of the Merger, does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Merger and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the stockholders of the Company, other than the Parent and its affiliates, from a financial point of view.

Very truly yours,

CREDIT SUISSE FIRST BOSTON CORPORATION

By: /s/ GEORGE F. BOUTROS
    ---------------------------------------------------------
    George F. Boutros
    Managing Director

                                       3-2

                                                                      4050-PS-99

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The registrant's Certificate of Incorporation provides that a director of the registrant shall not be personally liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by the Delaware General Corporation Law, for liability (1) for any breach of the director's duty of loyalty to the registrant or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law, which concerns unlawful payments of dividends, stock purchases or redemptions or (4) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of such provision shall eliminate or reduce the effect of such provision in respect of any matter occurring, or any cause of action, suit or claim that, but for such provision, would accrue or arise prior to such amendment or repeal.

     While the registrant's Certificate of Incorporation provides directors with protection from awards for monetary damages for breach of their duty of care, it does not eliminate such duty. Accordingly, the registrant's Certificate of Incorporation will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care.

     The registrant's Certificate of Incorporation provides that each person who was or is made a party to or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the registrant or is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the registrant to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the registrant to provide broader indemnification rights than said law permitted the registrant to provide prior to such amendment), against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith. Such right to indemnification includes the right to have the registrant pay the expenses incurred in defending any such proceeding in advance of its final disposition, subject to the provisions of the Delaware General Corporation Law. Such rights are not exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the registrant's Certificate of Incorporation or By-Laws, agreement, vote of stockholders or disinterested directors or otherwise. No repeal or modification of such provision will in any way diminish or adversely affect the rights of any director, officer, employee or agent of the registrant thereunder in respect of any occurrence or matter arising prior to any such repeal or modification.

     The registrant's Certificate of Incorporation also specifically authorizes the registrant to maintain insurance and to grant similar indemnification rights to employees or agents of the registrant. The directors and officers of the registrant are covered by insurance policies indemnifying them against certain liabilities, including certain liabilities arising under the Securities Act of 1933, which might be incurred by them in such capacities.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) See Exhibit Index.

     (b) Not applicable.

     (c) Opinion of Credit Suisse First Boston Corporation, attached as Annex 3 to the proxy statement/ prospectus which is a part of this registration statement on Form S-4.

ITEM 22.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF MURRAY HILL, STATE OF NEW JERSEY, ON MAY 21, 1999.

                                          LUCENT TECHNOLOGIES INC.
                                          (Registrant)

                                          By: /s/ JAMES S. LUSK

                                            ------------------------------------
                                            Name: James S. Lusk
                                            Title:  Vice President and
                                              Controller

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

Principal Executive Officer:
Richard A. McGinn          Chairman of the Board
                            and Chief Executive
                                  Officer
Principal Financial Officer:
Donald K. Peterson        Executive Vice President
                            and Chief Financial
                                  Officer
Principal Accounting Officer:
James S. Lusk                Vice President and
                                 Controller
Directors:
  Paul A. Allaire
  Carla A. Hills
  Drew Lewis
  Richard A. McGinn
  Paul H. O'Neill
  Donald S. Perkins
  Henry B. Schacht
  Franklin A. Thomas
  John A. Young

                                             By: /s/ JAMES S. LUSK
                                               ---------------------------------
                                               (James S. Lusk
                                               attorney-in-fact)*
                                             *by power of attorney

                                             Date: May 21, 1999

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                           DESCRIPTION                           PAGE
-------                          -----------                           ----
   2.1** Agreement and Plan of Merger dated as of January 12, 1999, by and among the registrant, Dasher Merger Inc. and Ascend
         (included as Annex 1 to the proxy statement/prospectus which is a part of this Registration Statement on Form S-4).
   2.2   Stock Option Agreement dated as of January 12, 1999, by and between Ascend, as issuer, and the registrant, as grantee
         (included as Annex 2 to the proxy statement/prospectus which is a part of this Registration Statement on Form S-4).
   3.1*  Certificate of Incorporation of the registrant, as amended effective February 17, 1999 (incorporated by reference to
         Exhibit (3)(i) to the registrant's Quarterly Report on Form
         10-Q for the quarter ended March 31, 1999).
   3.2*  By-Laws of the registrant, as amended effective February 17,
         1999 (incorporated by reference to Exhibit (3)(ii) to the
         registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999).
   4.1*  Rights Agreement between the registrant and The Bank of New
         York (successor to First Chicago Trust Company of New York), as rights agent, dated as of April 4, 1996 (incorporated by reference to Exhibit 4.2 to Registration Statement (No.
         333-00703) on Form S-1).
   4.2*  Amendment to Rights Agreement between the registrant and The
         Bank of New York (successor to First Chicago Trust Company of New York), dated as of February 18, 1998 (incorporated by reference to Exhibit (10)(i)5 to the registrant's Annual
         Report on Form 10-K for the period ended September 30,
         1998).
   4.3*  Indenture dated as of April 1, 1996 between the registrant and The Bank of New York, as trustee (incorporated by
         reference to Exhibit 4A to Registration Statement (No.
         333-01223) on Form S-3).
   4.4   Other instruments in addition to Exhibit 4.3 which define
         the rights of holders of long term debt of the registrant
         and all of its consolidated subsidiaries are not filed
         herewith pursuant to Regulation S-K, Item 601(b)(4)(iii)(A).
         Pursuant to this regulation, the registrant hereby agrees to furnish a copy of any such instrument to the Commission upon request.
   5.1   Opinion of Pamela F. Craven, Vice President -- Law and
         Secretary of the registrant, as to the legality of the
         securities to be issued.
   8.1   Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to
         certain United States federal income tax consequences of the merger.
  10.1*  Separation and Distribution Agreement by and among the registrant, AT&T Corp. and NCR Corporation, dated as of
         February 1, 1996 and amended and restated as of March 29,
         1996 (incorporated by reference to Exhibit 10.1 to
         Registration Statement (No. 333-00703) on Form S-1).
  10.2*  Tax Sharing Agreement by and among the registrant, AT&T
         Corp. and NCR Corporation, dated as of February 1, 1996 and amended and restated as of March 29, 1996 (incorporated by reference to Exhibit 10.6 to Registration Statement (No.
         333-00703) on Form S-1).
  10.3*  Employee Benefits Agreement by and between AT&T and the registrant, dated as of February 1, 1996 and amended and
         restated as of March 29, 1996 (incorporated by reference to
         Exhibit 10.2 to Registration Statement (No. 333-00703) on
         Form S-1).

EXHIBIT
NUMBER                           DESCRIPTION                           PAGE
-------                          -----------                           ----
  10.4*  General Purchase Agreement by and between AT&T Corp. and the registrant, dated February 1, 1996 and amended and restated
         as of March 29, 1996 (incorporated by reference to Exhibit
         10.3 to Registration Statement (No. 333-00703) on Form S-1).
  10.5*  Interim Services and Systems Replication Agreement by and
         among AT&T, the registrant and NCR, dated as of February 1,
         1996 and amended and restated as of March 29, 1996
         (incorporated by reference to Exhibit 10.4 to Registration
         Statement (No. 333-00703) on Form S-1).
  10.6*  Brand License Agreement by and between the registrant and
         AT&T, dated as of February 1, 1996 (incorporated by
         reference to Exhibit 10.5 to Registration Statement (No.
         333-00703) on Form S-1).
  10.7*  Patent License Agreement among AT&T, NCR and the registrant, effective as of March 29, 1996 (incorporated by reference to
         Exhibit 10.7 to Registration Statement (No. 333-00703) on
         Form S-1).
  10.8*  Amended and Restated Technology License Agreement among
         AT&T, NCR and the registrant, effective as of March 29, 1996
         (incorporated by reference to Exhibit 10.8 to Registration
         Statement (No. 333-00703) on Form S-1).
  10.9*  Lucent Technologies Inc. Short Term Incentive Program
         (incorporated by reference to Exhibit (10)(iii)(A)2 to the registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998).
  10.10* Lucent Technologies Inc. 1996 Long Term Incentive Program
         (incorporated by reference to Exhibit (10)(iii)(A)1 to the registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998).
  10.11* Lucent Technologies Inc. Deferred Compensation Plan
         (incorporated by reference to Exhibit (10)(iii)(A)3 to the registrant's Annual Report on Form 10-K for the period ended
         September 30, 1998).
  10.12* Pension Plan for Non-Employee Directors of the registrant
         (incorporated by reference to Exhibit 10.11 to Registration
         Statement (No. 333-00703) on Form S-1) (this plan has been terminated).
  10.13* Lucent Technologies Inc. Stock Retainer Plan for
         Non-Employee Directors (incorporated by reference to Exhibit
         10(iii)(A)5 to the registrant's Annual Report on Form 10-K for the period ended September 30, 1998).
  10.14* Lucent Technologies Inc. Excess Benefit and Compensation
         Plan (incorporated by reference to Exhibit (10)(iii)(A)5 to the registrant's Annual Report on Form 10-K for Transition
         Period ended September 30, 1996).
  10.15* Lucent Technologies Inc. Mid-Career Pension Plan
         (incorporated by reference to Exhibit (10)(iii)(A)6 to the registrant's Annual Report on Form 10-K for Transition
         Period ended September 30, 1996).
  10.16* Lucent Technologies Inc. Non-Qualified Pension Plan
         (incorporated by reference to Exhibit (10)(iii)(A)7 to the registrant's Annual Report on Form 10-K for Transition
         Period ended September 30, 1996).
  10.17* Lucent Technologies Inc. Officer Long-Term Disability and
         Survivor Protection Plan (incorporated by reference to
         Exhibit (10)(iii)(A)8 to the registrant's Annual Report on
         Form 10-K for Transition Period ended September 30, 1996).
  10.18* Employment Agreement of Mr. Verwaayen dated June 12, 1997
         (incorporated by reference to Exhibit (10)(iii)(A)9 to the registrant's Annual Report on Form 10-K for the period ended
         September 30, 1997).

EXHIBIT
NUMBER                           DESCRIPTION                           PAGE
-------                          -----------                           ----
  10.19* Employment Agreement of Mr. Peterson dated August 8, 1995
         (incorporated by reference to Exhibit (10)(iii)(A)10 to the registrant's Annual Report on Form 10-K for the period ended
         September 30, 1997).
  10.20* Consulting Agreement of Mr. Schacht effective March 1, 1998
         (incorporated by reference to Exhibit (10)(iii)(A)5 to the registrant's Quarterly Report on Form 10-Q for the period
         ended March 31, 1998).
  10.21* Description of the Lucent Technologies Inc. Supplemental
         Pension Plan (incorporated by reference to Exhibit
         (10)(iii)(A)13 to the registrant's Annual Report on Form
         10-K for the period ended September 30, 1998).
  10.22* Lucent Technologies Inc. 1999 Stock Compensation Plan for
         Non-Employee Directors (incorporated by reference to Exhibit
         (10)(iii)(A)14 to the registrant's Annual Report on Form
         10-K for the period ended September 30, 1998).
  10.23* Lucent Technologies Inc. Voluntary Life Insurance Plan
         (incorporated by reference to Exhibit (10)(iii)(A)15 to the registrant's Annual Report on Form 10-K for the period ended
         September 30, 1998).
  21.1*  List of Subsidiaries of the registrant (incorporated by reference to Exhibit 21 to the registrant's Annual Report on
         Form 10-K for the period ended September 30, 1998).
  23.1   Consent of Pamela F. Craven, Vice President -- Law and
         Secretary of the registrant (included as part of Exhibit 5.1 to this registration statement).
  23.2   Consent of Independent Accountants.
  23.3   Consent of Ernst & Young LLP, Independent Auditors.
  23.4   Consent of Skadden, Arps, Slate, Meagher & Flom LLP
         (included as part of Exhibit 8.1 to this registration
         statement).
  23.5   Consent of Credit Suisse First Boston Corporation.
  23.6   Consent of Independent Accountants.
  24.1   Powers of Attorney.
  99.1   Form of Proxy to be mailed to holders of Ascend common
         stock.

---------------
 * Incorporated herein by reference.

** The registrant hereby agrees to furnish supplementally a copy of any omitted schedules to this agreement to the Securities and Exchange Commission upon its request.